UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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CISCO SYSTEMS, INC.

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CISCO SYSTEMS, INC.

September 24, 2014

DEAR CISCO SHAREHOLDER:

You are cordially invited to attend the Annual Meeting of Shareholders of Cisco Systems, Inc., which will be held on the Cisco campus in Building 9 located at 260 East Tasman Drive, San Jose, California on Thursday, November 20, 2014 at 9:00 a.m. Pacific Time. You will find a map with directions to the annual meeting on the final page of the Proxy Statement.

Details of the business to be conducted at the annual meeting are given in the Notice of Annual Meeting of Shareholders and the Proxy Statement.

We are using the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send these shareholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the annual meeting.

We look forward to seeing you at the annual meeting.

John T. Chambers

Chairman and Chief Executive Officer

San Jose, California

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the annual meeting, you may submit your proxy and voting instructions via the Internet or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement for a description of these voting methods. If your shares are held by a bank, brokerage firm or other holder of record (your record holder) and you have not given your record holder instructions to do so, your record holder will NOT be able to vote your shares with respect to any matter other than ratification of the appointment of Cisco’s independent registered public accounting firm. We strongly encourage you to vote.

CISCO SYSTEMS, INC.

170 West Tasman Drive

San Jose, California 95134-1706

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 20, 2014

The Annual Meeting of Shareholders of Cisco Systems, Inc. will be held on the Cisco campus in Building 9, which is located at 260 East Tasman Drive, San Jose, California, on Thursday, November 20, 2014 at 9:00 a.m. Pacific Time for the following purposes:

1. To elect ten members of Cisco’s Board of Directors;

2. To approve the amendment and restatement of the Cisco Systems, Inc. Employee Stock Purchase Plan;

3. To vote on a non-binding advisory resolution to approve executive compensation;

4. To ratify the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 25, 2015;

5. To vote upon three proposals submitted by shareholders, if properly presented at the annual meeting; and

6. To act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement. The record date for determining those shareholders who will be entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof is September 22, 2014. The stock transfer books will not be closed between the record date and the date of the annual meeting. A list of shareholders entitled to vote at the annual meeting will be available for inspection at Cisco’s principal executive offices at the address listed above.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement. You may revoke a previously delivered proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Mark Chandler

Secretary

San Jose, California

September 24, 2014

CISCO SYSTEMS, INC.

PROXY STATEMENT FOR 2014 ANNUAL MEETING OF SHAREHOLDERS

Directions to Building 9 on Cisco’s San Jose Campus	See final page

CISCO SYSTEMS, INC.

170 West Tasman Drive

San Jose, California 95134-1706

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of Cisco Systems, Inc., a California corporation, for the Annual Meeting of Shareholders to be held at 9:00 a.m. Pacific Time on Thursday, November 20, 2014, on the Cisco campus in Building 9, which is located at 260 East Tasman Drive, San Jose, California, and at any adjournments or postponements of the annual meeting. These proxy materials were first sent on or about September 30, 2014 to shareholders entitled to vote at the annual meeting.

PURPOSE OF MEETING

The annual meeting will be held for the following purposes:

•	To elect ten members of Cisco’s Board of Directors (Proposal No. 1);

•	To approve the amendment and restatement of the Cisco Systems, Inc. Employee Stock Purchase Plan (“Purchase Plan”) (Proposal No. 2);

•	To vote on a non-binding advisory resolution to approve executive compensation (Proposal No. 3);

•	To ratify the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 25, 2015 (Proposal No. 4);

•	To vote upon three proposals submitted by shareholders, if properly presented at the annual meeting (Proposal Nos. 5, 6 and 7); and

•	To act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

VOTING

Voting Rights

Only shareholders of record of Cisco common stock on September 22, 2014, the record date, will be entitled to vote at the annual meeting. Each holder of record will be entitled to one vote on each matter for each share of common stock held on the record date. On the record date, there were 5,120,122,592 shares of common stock outstanding.

A majority of the outstanding shares of common stock must be present or represented by proxy at the annual meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner submits a proxy for the annual meeting but does not vote on a particular proposal, except for Proposal No. 4, because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

In the election of directors, a nominee will be elected if the votes cast “for” the nominee constitute a majority of the shares of common stock present or represented by proxy and voting at the meeting and also constitute at least a majority of the required quorum. Shareholders may not cumulate votes in the election of directors. The other proposals require the approval of the affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum.

Abstentions and broker non-votes have no effect on the determination of whether a nominee or any of the proposals has received the vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting. However, abstentions and broker non-votes could prevent the approval of a proposal where the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the required quorum.

The inspector of elections appointed for the annual meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Admission to Meeting

You are entitled to attend the annual meeting if you were a shareholder of record or a beneficial owner of our common stock as of September 22, 2014, the record date, or you hold a valid legal proxy for the annual meeting. If you are a shareholder of record, you may be asked to present valid picture identification, such as a driver’s license or passport, for admission to the annual meeting.

If your shares are registered in the name of a bank, brokerage firm or other holder of record (your record holder), you may be asked to provide proof of beneficial ownership as of the record date, such as a brokerage account statement, a copy of the Notice of Internet Availability or voting instruction form provided by your record holder, or other similar evidence of ownership, as well as picture identification, for admission. If you wish to be able to vote in person at the annual meeting, you must obtain a legal proxy from your brokerage firm, bank or other holder of record and present it to the inspector of elections with your ballot at the annual meeting.

Registration will begin at 7:30 a.m. Pacific Time on the date of the annual meeting. If you do not provide picture identification and comply with the other procedures outlined above, you may not be admitted to the annual meeting. We recommend that you arrive early to ensure that you are seated by the commencement of the annual meeting.

Recommendations of the Board of Directors

Cisco’s Board of Directors recommends that you vote:

•	FOR each of the nominees of the Board of Directors (Proposal No. 1);

•	FOR the approval of the amendment and restatement of the Purchase Plan (Proposal No. 2);

•	FOR the non-binding advisory resolution to approve executive compensation (Proposal No. 3);

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 25, 2015 (Proposal No. 4); and

•	AGAINST each of the three proposals submitted by shareholders (Proposal Nos. 5, 6 and 7).

Voting via the Internet, by Telephone or by Mail

Holders of shares of Cisco common stock whose shares are registered in their own name with Cisco’s transfer agent, Computershare Investor Services, are record holders. As an alternative to voting in person at the annual meeting, record holders may vote via the Internet, by telephone or, for those shareholders who receive a paper proxy card in the mail, by mailing a completed proxy card.

For those record holders who receive a paper proxy card, instructions for voting via the Internet, telephone or by mail are set forth on the proxy card. If you are a shareholder who elects to vote by mail, you should sign and mail the proxy card in the addressed, postage paid envelope that was enclosed with the proxy materials, and your shares will be voted at the annual meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR the approval of the amendment and restatement of the Purchase Plan (Proposal No. 2), FOR the non-binding advisory resolution to approve executive compensation (Proposal No. 3), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 25, 2015 (Proposal No. 4), AGAINST each of the three proposals submitted by shareholders (Proposal Nos. 5, 6 and 7), and in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

Cisco shareholders whose shares are not registered in their own name with Computershare are beneficial holders of shares held in street name. Such shares may be held in an account at a bank or at a brokerage firm (your record holder). As the beneficial holder, you have the right to direct your record holder on how to vote your shares, and you will receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or by telephone. If Internet or telephone voting is unavailable from your record holder, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided. If your shares are held beneficially in street name and you have not given your record holder voting instructions, your record holder will not be able to vote your shares with respect to any matter other than ratification of the appointment of Cisco’s independent registered public accounting firm. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain a legal proxy from your record holder giving you the right to vote such shares in person at the annual meeting.

For those shareholders who receive a Notice of Internet Availability of Proxy Materials (described under “Internet Availability of Proxy Materials” below), the Notice of Internet Availability of Proxy Materials provides information on how to access your proxy on the Internet, which contains instructions on how to vote via the Internet or by telephone. If you received a Notice of Internet Availability, you can request a printed copy of your proxy materials by following the instructions contained in the notice.

Revocation of Proxies

You may revoke or change a previously delivered proxy at any time before the annual meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to Cisco’s Secretary at Cisco’s principal executive offices before the beginning of the annual meeting. You may also revoke your proxy by attending the annual meeting and voting in person, although attendance at the annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the annual meeting if you obtain a legal proxy as described under “Admission to Meeting” above.

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we are using the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send these shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

The names of persons who are nominees for director and their current positions and offices with Cisco are set forth in the table below. The proxy holders intend to vote all proxies received by them for the nominees listed below unless otherwise instructed. Each of the current directors has been nominated for election by the Board of Directors upon recommendation by the Nomination and Governance Committee and has decided to stand for election, with the exception of Marc Benioff, who has notified Cisco and its Board of his decision not to stand for re-election at the 2014 Annual Meeting of Shareholders. Mr. Benioff intends to serve on the Board of Directors through the date of the annual meeting. The authorized number of directors is presently eleven, and in connection with the election of directors at the annual meeting the authorized number of directors is being reduced to ten.

Nominees	Positions and Offices Held with Cisco
Carol A. Bartz	Lead Independent Director
M. Michele Burns	Director
Michael D. Capellas	Director
John T. Chambers	Chairman and Chief Executive Officer
Brian L. Halla	Director
Dr. John L. Hennessy	Director
Dr. Kristina M. Johnson	Director
Roderick C. McGeary	Director
Arun Sarin	Director
Steven M. West	Director

Vote Required

Cisco’s bylaws and Corporate Governance Policies provide for a majority voting standard in uncontested elections of directors. As such, in an election where the Board of Directors has determined that the number of nominees for director does not exceed the number of directors to be elected, a nominee for director will be elected to the Board of Directors to serve until the next annual meeting of shareholders, and until his or her successor has been duly elected and qualified, if the number of shares voted for the nominee exceeds the number of shares voted against the nominee and also represents the affirmative vote of a majority of the required quorum. The required quorum for a meeting of Cisco shareholders is a majority of the outstanding shares of common stock. The majority voting standard would not apply, however, if the Board of Directors determines that the number of nominees for director exceeds the number of directors to be elected. In that case, the nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting would be elected.

The majority voting standard will apply to the election taking place at the meeting. Consequently, in order to be elected, a nominee must receive more votes “for” than “against” and the number of votes “for” must be at least a majority of the required quorum. Proxies may not be voted for more than ten directors, and shareholders may not cumulate votes in the election of directors. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee, if any, who may be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director. If you hold shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote so that your vote can be counted on this proposal.

Should any of the nominees fail to receive the vote required to be elected in accordance with Cisco’s bylaws, the term of his or her service as a director will end on the date that is the earlier of 90 days after the date on which the voting results are determined pursuant to California law or the date on which the Board of Directors selects a person to fill the office held by that director, unless he or she has earlier resigned.

Business Experience and Qualifications of Nominees

Ms. Bartz, 66, has been a member of the Board of Directors since November 1996. Since November 2005, she has served as Lead Independent Director. Ms. Bartz served as Chief Executive Officer and as a member of the board of directors of Yahoo! Inc. from January 2009 to September 2011 and as President of Yahoo! from April 2009 to September 2011. From May 2006 to February 2009, she was Executive Chairman of the Board of Autodesk, Inc. From April 1992 to April 2006, she served as Chairman of the Board and Chief Executive Officer of Autodesk. Prior to that, Ms. Bartz was employed by Sun Microsystems, Inc. from 1983 to April 1992. Ms. Bartz previously served as a director of Intel Corporation and NetApp, Inc., each ending in 2009, and as a director of Yahoo! ending in 2011.

Ms. Bartz brings to the Board of Directors leadership experience, including service as the chief executive of two public technology companies. These roles have required technology industry expertise combined with operational and global management expertise. Ms. Bartz also has experience as a public company outside director.

Ms. Burns, 56, has been a member of the Board of Directors since November 2003. She has served as the Center Fellow and Strategic Advisor to the Stanford Center on Longevity at Stanford University since August 2012. She served as the Chief Executive Officer of the Retirement Policy Center sponsored by Marsh & McLennan Companies, Inc. from October 2011 to February 2014. From September 2006 to October 2011, Ms. Burns served as Chairman and Chief Executive Officer of Mercer LLC, a global leader for human resources and related financial advice and services. She assumed that role after joining Marsh & McLennan Companies, Inc. in March 2006 as Chief Financial Officer. From May 2004 to January 2006, Ms. Burns served as Chief Financial Officer and Chief Restructuring Officer of Mirant Corporation, where she successfully helped restructure and emerge Mirant from bankruptcy. In 1999, Ms. Burns joined Delta Air Lines, Inc. assuming the role of Chief Financial Officer in 2000 and holding that position through April 2004. Delta filed for protection under Chapter 11 of the U.S. Bankruptcy Code in September 2005. She began her career in 1981 at Arthur Andersen LLP and became a partner in 1991. Ms. Burns also currently serves on the boards of directors of Alexion Pharmaceuticals, Inc. and The Goldman Sachs Group, Inc. She previously served as a director of Wal-Mart Stores, Inc., ending in 2013.

Ms. Burns provides to the Board of Directors expertise in corporate finance, accounting and strategy, including experience gained as the chief financial officer of three public companies. Through her experience gained as chief executive officer of Mercer, she brings expertise in global and operational management, including a background in organizational leadership and human resources. Ms. Burns also has experience serving as a public company outside director.

Mr. Capellas, 60, has been a member of the Board of Directors since January 2006. He has served as founder and Chief Executive Officer of Capellas Strategic Partners since November 2012. He served as Chairman of the Board of VCE Company, LLC (“VCE”) from January 2011 until November 2012 and as Chief Executive Officer of VCE from May 2010 to September 2011. VCE is a joint venture between EMC Corporation and Cisco with investments from VMware, Inc. and Intel Corporation. Mr. Capellas was the Chairman and Chief Executive Officer of First Data Corporation from September 2007 to March 2010. From November 2002 to January 2006, he served as Chief Executive Officer of MCI, Inc. (“MCI”), previously WorldCom. From November 2002 to March 2004, he was also Chairman of the Board of WorldCom, and he continued to serve as a member of the board of directors of MCI until January 2006. Mr. Capellas left MCI as planned in early January 2006 upon its acquisition by Verizon Communications Inc. Previously, Mr. Capellas was President of Hewlett-Packard Company from May 2002 to November 2002. Before the merger of Hewlett-Packard and Compaq Computer Corporation in May 2002, Mr. Capellas was President and Chief Executive Officer of Compaq, a position he had held since July 1999, and Chairman of the Board of Compaq, a position he had held since September 2000. Mr. Capellas held earlier positions as Chief Information Officer and Chief Operating Officer of Compaq. Mr. Capellas also currently serves on the board of directors of Flextronics International Ltd.

Mr. Capellas brings to the Board of Directors experience in executive roles and a background of leading global organizations in the technology industry. Through this experience, he has developed expertise in several valued areas including strategic product development, business development, and finance.

Mr. Chambers, 65, has served as a member of the Board of Directors since November 1993 and as Chairman of the Board since November 2006. He joined Cisco as Senior Vice President in January 1991, was promoted to Executive Vice President in June 1994 and to Chief Executive Officer as of January 31, 1995. He also served as President from January 31, 1995 until November 2006. Before joining Cisco, he was employed by Wang Laboratories, Inc. for eight years, where, in his last role, he was the Senior Vice President of U.S. Operations.

Mr. Chambers has led Cisco for more than 19 years. Since his appointment as Chief Executive Officer, Cisco’s annual revenue has grown from $2.0 billion in fiscal 1995 to $47.1 billion in fiscal 2014. As Chairman and Chief Executive Officer, Mr. Chambers brings to the Board of Directors his thorough knowledge of Cisco’s business, strategy, people, operations, competition and financial position. Mr. Chambers provides recognized executive leadership and vision. In addition, he brings with him a global network of customer, industry and government relationships.

Mr. Halla, 68, has been a member of the Board of Directors since January 2007. He served as Chairman of the Board and Chief Executive Officer of National Semiconductor Corporation from May 1996 to November 2009, and continued to serve as Chairman of the Board of that company until May 2010. Additionally, he served as President of National Semiconductor Corporation from May 1996 to May 2005. Prior to May 1996, Mr. Halla served in several executive capacities at LSI Logic Corporation, where, in his last role, he was the Executive Vice President of LSI Logic Products. Prior to that, he held a variety of management positions at Intel Corporation.

Mr. Halla has leadership experience as the chief executive officer of a global technology company. His management and operational expertise is accompanied by a semiconductor industry background and technology acumen.

Dr. Hennessy, 62, has been a member of the Board of Directors since January 2002. He has been President of Stanford University since September 2000. He served as Provost of Stanford from June 1999 to August 2000, Dean of the Stanford University School of Engineering from June 1996 to June 1999, and Chair of the Stanford University Department of Computer Science from September 1994 to March 1996. Dr. Hennessy also currently serves on the board of directors of Google Inc. He previously served as a director of Atheros Communications, Inc., ending in 2010.

Dr. Hennessy brings to the Board of Directors an engineering background as well as skill in the development of information technology businesses. In addition, he has leadership and management experience, both in an academic context at Stanford University and in a corporate context as a board member of public and private technology companies.

Dr. Johnson, 57, has been a member of the Board of Directors since August 2012. Dr. Johnson has served as the President and Chief Executive Officer of Enduring Hydro, LLC, a clean energy development and consulting company, since January 2011. From May 2009 to October 2010, Dr. Johnson served as Under Secretary of Energy at the U.S. Department of Energy. Prior to this, Dr. Johnson was Provost and Senior Vice President for Academic Affairs at The Johns Hopkins University from 2007 to 2009 and Dean of the Pratt School of Engineering at Duke University from 1999 to 2007. Previously, she served as a professor in the Electrical and Computer Engineering Department, University of Colorado and as director of the National Science Foundation Engineering Research Center for Optoelectronics Computing Systems at the University of Colorado, Boulder. She holds numerous patents and has received the John Fritz Medal, widely considered the highest award given in the engineering profession. Dr. Johnson currently serves on the boards of directors of Boston Scientific Corporation and The AES Corporation. Until her appointment to the Department of Energy when she resigned from all public boards, she had previously served as a director of Boston Scientific Corporation, Minerals Technologies Inc., Nortel Networks Corporation, and The AES Corporation, each ending in 2009.

Dr. Johnson brings to the Board of Directors an engineering background as well as expertise in science, technology, business, education and government. In addition, she has leadership and management experience, both in an academic context as provost and dean of nationally recognized academic institutions and in a corporate context as a board member of public technology companies.

Mr. McGeary, 64, has been a member of the Board of Directors since July 2003. He served as Chairman of Tegile Systems, Inc. from June 2010 to June 2012. From November 2004 to December 2009, he served as Chairman of the Board of BearingPoint, Inc. and also was interim Chief Executive Officer of BearingPoint from November 2004 to March 2005. BearingPoint filed for protection under Chapter 11 of the U.S. Bankruptcy Code in February 2009 and its plan under Chapter 11 was declared effective as of December 30, 2009. Mr. McGeary served as Chief Executive Officer of Brience, Inc. from July 2000 to July 2002. From April 2000 to June 2000, he served as a Managing Director of KPMG Consulting LLC, a wholly owned subsidiary of BearingPoint, Inc. (formerly KPMG Consulting, Inc.). From August 1999 to April 2000, he served as Co-President and Co-Chief Executive Officer of BearingPoint, Inc. From January 1997 to August 1999, he was employed by KPMG LLP as its Co-Vice Chairman of Consulting. Prior to 1997 he served in several capacities with KPMG LLP, including audit partner for technology clients. Mr. McGeary is a Certified Public Accountant and holds a B.S. degree in Accounting from Lehigh University. Mr. McGeary also currently serves on the board of directors of PACCAR Inc. He previously served as a director of Dionex Corporation and National Semiconductor Corporation, each ending in 2011.

Mr. McGeary brings to the Board of Directors a combination of executive experience in management and technology consulting. He also has expertise in leading talented teams, and skills in finance, accounting and auditing with technology industry experience.

Mr. Sarin, 59, has been a member of the Board of Directors since September 2009 and previously served on the Board of Directors from September 1998 to July 2003. Mr. Sarin has served as a Senior Advisor at Kohlberg Kravis Roberts & Co. since October 2009. In April 2003, he became CEO designate of Vodafone Group Plc and served as its Chief Executive Officer from July 2003 to July 2008. He also served as a member of the board of directors of that company from 1999 to 2008. From July 2001 to January 2003 he was Chief Executive Officer of Accel-KKR Telecom. He was the Chief Executive Officer of InfoSpace, Inc., and a member of its board of directors from April 2000 to January 2001. He was the Chief Executive Officer of the USA/Asia Pacific Region for Vodafone AirTouch Plc from July 1999 to April 2000. From February 1997 to July 1999 he was the President of AirTouch Communications, Inc. Prior to that, he served as President and Chief Executive Officer of AirTouch International from April 1994 to February 1997. Mr. Sarin joined AirTouch Communications, Inc. in 1994 as Senior Vice President Corporate Strategy and Development upon its demerger from Pacific Telesis Group which he joined in 1984. Mr. Sarin also currently serves on the boards of directors of Blackhawk Network Holdings, Inc., Safeway Inc. and The Charles Schwab Corporation. He previously served as a member of the Court of Directors of the Bank of England, ending in 2009. In 2010, Mr. Sarin was named an Honorary Knight of the British Empire for services to the communications industry.

Mr. Sarin provides to the Board of Directors a telecommunications industry and technology background, as well as leadership skills, including through his global chief executive experience at Vodafone Group Plc. He also provides an international perspective as well as expertise in general management, finance, marketing and operations. Mr. Sarin also has experience as a director, including service as an outside board member of companies in the information technology, banking, financial services, and retail industries.

Mr. West, 59, has been a member of the Board of Directors since April 1996. He is a founder and partner of Emerging Company Partners LLC, which was formed in January 2004 and provides executive management advisory and consulting services for early to mid-stage technology companies. He served as Chief Operating Officer of nCUBE Corporation, a provider of on-demand media systems, from December 2001 to July 2003. Prior to joining nCUBE, he was the President and Chief Executive Officer of Entera, Inc. from September 1999 until it was acquired by Blue Coat Systems, Inc. (formerly CacheFlow Inc.) in January 2001. From June 1996 to September 1999, he was President and Chief Executive Officer of Hitachi Data Systems, a joint venture computer hardware services company owned by Hitachi, Ltd. and Electronic Data Systems Corporation. Prior to that, Mr. West was at Electronic Data Systems Corporation from November 1984 to June 1996. Mr. West also currently serves on the board of directors of Autodesk, Inc.

Mr. West’s experience in the information technology industry includes a variety of leadership and strategic positions, which have provided him with accumulated expertise in operational management, strategy, finance, and experience as an outside board member and audit committee member. Mr. West is a member of the National Association of Corporate Directors and a frequent speaker on audit-related issues. In addition, Mr. West has knowledge of Cisco acquired through more than 18 years of service on the Board of Directors.

Independent Directors

Upon recommendation of the Nomination and Governance Committee, the Board of Directors has affirmatively determined that each member of the Board of Directors other than Mr. Chambers and Mr. Capellas is independent under the criteria established by NASDAQ for director independence. All members of each of Cisco’s Audit, Compensation and Management Development (“Compensation Committee”), and Nomination and Governance committees are independent directors. In addition, upon recommendation of the Nomination and Governance Committee, the Board of Directors has determined that the members of the Audit Committee and the members of the Compensation Committee meet the additional independence criteria required for membership on those committees under applicable NASDAQ listing standards.

The NASDAQ criteria include a subjective test and various objective standards, such as that the director is not an employee of Cisco. The subjective test under NASDAQ criteria for director independence requires that each independent director not have a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The subjective evaluation of director independence by the Board of Directors was made in the context of the objective standards referenced above. In making its independence determinations, the Board of Directors generally considers commercial, financial services, charitable, and other transactions and other relationships between Cisco and each director and his or her family members and affiliated entities. For example, the Nomination and Governance Committee reviewed, for each independent director, the amount of all transactions between Cisco and other organizations where such directors serve as executive officers or directors, none of which exceeded 1% of the recipient’s annual revenues during the relevant periods, except that Cisco procured technology licenses and services from Aricent, Inc., of which Mr. Sarin is a board member, and made related payments representing approximately 9.9% of Aricent’s annual revenues.

For each of the independent directors, the Board of Directors determined based on the recommendation of the Nomination and Governance Committee that none of the transactions or other relationships exceeded NASDAQ objective standards and none would otherwise interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making its recommendation, the Nomination and Governance Committee considered a relationship that did not exceed NASDAQ objective standards but was identified for consideration under the subjective test. Dr. Hennessy is the President of Stanford University and serves as a member on the Stanford Board of Trustees. Cisco has various business and charitable dealings with Stanford, including donations to Stanford Hospital to support a corporate partners program, research grants, charitable donations by Cisco senior executives and board members, donations by the Cisco Foundation, licensing agreements, and ordinary course commercial relationships. The amount of payments made by Stanford to Cisco in each of the past three fiscal years represented less than 0.1% of Cisco’s annual revenues and the amount of payments made by Cisco to Stanford in each of the past three fiscal years represented less than 0.3% of Stanford’s annual revenues. It was determined that this relationship would not interfere with the exercise of independent judgment by Dr. Hennessy in carrying out his responsibilities as a director.

Corporate Governance

Cisco is committed to excellence in corporate governance and maintains clear policies and practices that promote good corporate governance. Many of these policies and practices are designed to ensure compliance with the listing requirements of NASDAQ and applicable corporate governance requirements, including:

•	The Board of Directors has adopted clear corporate governance policies;

•	The Board of Directors has adopted majority voting for uncontested elections of directors;

•	A majority of the Board members are independent of Cisco and its management;

•	The independent members of the Board of Directors meet regularly without the presence of management;

•	All members of the key committees of the Board of Directors—the Audit Committee, the Compensation Committee, and the Nomination and Governance Committee—are independent;

•	The charters of the committees of the Board of Directors clearly establish the committees’ respective roles and responsibilities;

•	Cisco has a clear code of business conduct that is monitored by Cisco’s ethics office and is annually affirmed by its employees;

•

Cisco’s ethics office has a hotline available to all employees, and Cisco’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls, or auditing matters;

•

Cisco has adopted a code of ethics that applies to its principal executive officer and all members of its finance department, including the principal financial officer and principal accounting officer;

•	Cisco’s internal audit function maintains critical oversight over the key areas of its business and financial processes and controls, and reports directly to Cisco’s Audit Committee;

•	Cisco has adopted a compensation recoupment policy that applies to its executive officers; and

•	Cisco has stock ownership guidelines for its non-employee directors and executive officers.

Key information regarding Cisco’s corporate governance initiatives can be found on its website, including Cisco’s Corporate Governance Policies, Cisco’s Code of Business Conduct, and the charter for each committee of the Board of Directors. The corporate governance page can be found by clicking on “Corporate Governance” in the Investor Relations section of the website at investor.cisco.com.

Board Leadership Structure

Cisco’s Board of Directors believes strongly in the value of an independent board of directors. Currently, over 80% of the members of Cisco’s Board of Directors are independent. This includes all members of the key board committees—the Audit Committee, the Compensation Committee, and the Nomination and Governance Committee. Cisco has established a Lead Independent Director role with broad authority and responsibility, as described further below. The independent members of the Board of Directors also meet regularly without management, which meetings are chaired by the Lead Independent Director. Ms. Bartz currently serves as Lead Independent Director, and Mr. Chambers currently serves as Cisco’s Chairman and Chief Executive Officer (“CEO”).

The Board of Directors believes that it should maintain flexibility to select Cisco’s Chairman and board leadership structure from time to time. Our policies do not preclude the CEO from also serving as Chairman of the Board. The Board of Directors believes that it is currently in the best interest of Cisco and its shareholders for Mr. Chambers to serve in both roles. The Board of Directors believes the role of Chairman and CEO, together with the role of the Lead Independent Director, provides an appropriate balance in Cisco’s leadership. The role given to the Lead Independent Director helps ensure a strong independent and active Board. In light of Mr. Chambers’ knowledge of Cisco and its industry, and his experience successfully navigating Cisco through both strong and challenging periods, his ability to speak as Chairman and CEO provides strong unified leadership for Cisco.

The Lead Independent Director is elected by and from the independent directors. Each term of service in the Lead Independent Director position is one year, and the Lead Independent Director has the following roles and responsibilities which are set forth in the Board of Directors’ corporate governance policies:

•	authority to call meetings of the independent directors;

•	presiding at all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of the independent directors;

•	serving as principal liaison between the independent directors and the Chairman and CEO;

•	communicating from time to time with the Chairman and CEO and disseminating information to the rest of the Board of Directors as appropriate;

•	providing leadership to the Board of Directors if circumstances arise in which the role of the Chairman may be, or may be perceived to be, in conflict;

•

reviewing and approving agendas, meeting schedules to assure that there is sufficient time for discussion of all agenda items, and information provided to the Board (including the quality, quantity and timeliness of such information);

•	being available, as appropriate, for consultation and direct communication with major shareholders; and

•	presiding over the annual self-evaluation of the Board of Directors.

The Role of the Board of Directors in Risk Oversight

We believe that risk is inherent in innovation and the pursuit of long-term growth opportunities. Cisco’s management is responsible for day-to-day risk management activities. The Board of Directors, acting directly and through its committees, is responsible for the oversight of Cisco’s risk management. With the oversight of the Board of Directors, Cisco has implemented practices and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase shareholder value.

Cisco’s management has implemented an enterprise risk management, or ERM, program designed to work across the business to identify, assess, govern and manage risks and Cisco’s response to those risks. The ERM program leverages the annual risk assessment performed by Cisco’s internal audit function. The structure of the ERM program includes both an ERM operating committee that focuses on risk management-related topics, as well as, an ERM executive committee consisting of members of senior management. The ERM executive committee generally receives quarterly updates from the ERM operating committee and conducts global risk reviews.

The Audit Committee, which oversees our financial and risk management policies, receives regular reports on ERM, including from the chair of the ERM operating committee mentioned above. As part of the overall risk oversight framework, other committees of the Board of Directors also oversee certain categories of risk associated with their respective areas of responsibility. For example, the Finance Committee oversees matters related to risk management policies and programs addressing currency, interest rate, equity, and insurance risk, as well as Cisco’s customer and channel partner financing activities, investment policy and certain risk management activities of Cisco’s treasury function. The Compensation Committee oversees compensation-related risk management, as discussed further under “Compensation and Management Development Committee” and in the “Compensation Philosophy and Objectives” portion of the Compensation Discussion and Analysis.

Each committee reports regularly to the full Board of Directors on its activities. In addition, the Board of Directors participates in regular discussions among the Board and with Cisco’s senior management of many core subjects, including strategy, operations, finance, and legal and public policy matters, in which risk oversight is an inherent element. The Board of Directors believes that the leadership structure described above under “Board Leadership Structure” facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the Lead Independent Director and working through its committees, including the independent Audit Committee, to participate actively in the oversight of management’s actions.

Board Meetings and Committees

During fiscal 2014, the Board of Directors held 5 meetings. During this period, all of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each such director served, during the period for which each such director served. Cisco’s directors are strongly encouraged to attend the annual meeting of shareholders. Twelve of Cisco’s directors who were then serving on the Board of Directors attended last year’s annual meeting.

Cisco has five standing committees: the Audit Committee, the Compensation Committee, the Nomination and Governance Committee, the Acquisition Committee, and the Finance Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found by clicking on “Corporate Governance,” and then clicking on “Committees,” in the Investor Relations section of our website at investor.cisco.com.

The members of the committees and their independence status, as of the date of this Proxy Statement, are identified in the following table.

Director	Independent	Audit Committee	Compensation Committee	Nomination and Governance Committee	Acquisition Committee	Finance Committee
Carol A. Bartz	X		X	Chair
Marc Benioff	X				X
M. Michele Burns	X	X	X			X
Michael D. Capellas					Chair	Chair
John T. Chambers					X
Brian L. Halla	X		X
Dr. John L. Hennessy	X			X	X
Dr. Kristina M. Johnson	X			X	X
Roderick C. McGeary	X	X	Chair
Arun Sarin	X	X
Steven M. West	X	Chair				X

Audit Committee

The Audit Committee is directly responsible for the appointment, retention and oversight of the independent accountants. The Audit Committee is also responsible for reviewing the financial information which will be provided to shareholders and others, reviewing the system of internal controls which management and the Board of Directors have established, appointing, retaining and overseeing the performance of the independent registered public accounting firm, overseeing Cisco’s accounting and financial reporting processes and the audits of Cisco’s financial statements, and pre-approving audit and permissible non-audit services provided by the independent registered public accounting firm. This committee held 13 meetings during fiscal 2014. The Board of Directors has determined that each of Ms. Burns and Mr. McGeary is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K. Each member of this committee is an independent director and meets each of the other requirements for audit committee members under applicable NASDAQ listing standards.

Compensation and Management Development Committee

The Compensation Committee’s responsibility is to review the performance and development of Cisco’s management in achieving corporate goals and objectives and to assure that Cisco’s executive officers are compensated effectively in a manner consistent with Cisco’s strategy, competitive practice, sound corporate governance principles and shareholder interests. Toward that end, this committee reviews and approves Cisco’s compensation to executive officers.

The Compensation Committee’s responsibilities and duties include an annual review and approval of Cisco’s compensation strategy to ensure that it promotes shareholder interests and supports Cisco’s strategic and tactical objectives, and that it provides appropriate rewards and incentives for management and employees, including review of compensation-related risk management. For fiscal 2014, the Compensation Committee performed these oversight responsibilities and duties by, among other things, directing a review of our compensation practices and policies generally, including conducting an evaluation of the design of our executive compensation program, in light of our risk management policies and programs. Additional information regarding the Compensation Committee’s risk management review appears in the “Compensation Philosophy and Objectives” portion of the Compensation Discussion and Analysis.

This committee held 8 meetings during fiscal 2014. Each member of this committee is an independent director under applicable NASDAQ listing standards, including the additional independence requirements specific to compensation committee membership, an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Compensation Committee has the exclusive authority and responsibility to determine all aspects of executive compensation packages for executive officers and makes recommendations to the Board of Directors regarding the compensation of non-employee directors. The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FWC”) as its independent compensation consultant to help the Compensation Committee establish and implement its compensation philosophy, to evaluate compensation proposals recommended by management, and to provide advice and recommendations on competitive market practices and specific compensation decisions for executive officers and directors. The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although the CEO and the Human Resources Department present compensation and benefit proposals to the Compensation Committee. FWC works directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of the Compensation Committee chair and in the capacity of the Compensation Committee’s agent. FWC performs no other consulting or other services for Cisco and, to date, has not undertaken any projects for management. For additional description of the Compensation Committee’s processes and procedures for consideration and determination of executive officer compensation, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

The Compensation Committee determines and makes recommendations to the Board of Directors regarding compensation for non-employee directors using a process similar to the one used for determining compensation for Cisco’s executive officers, which is discussed in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement. Generally, the Compensation Committee annually reviews the market practice for non-employee directors for companies in Cisco’s peer group in consultation with FWC.

Nomination and Governance Committee

The Nomination and Governance Committee is responsible for overseeing, reviewing and making periodic recommendations concerning Cisco’s corporate governance policies, and for recommending to the full Board of Directors candidates for election to the Board of Directors. This committee held 2 meetings during fiscal 2014. Each member of this committee is an independent director under applicable NASDAQ listing standards.

Nominees for the Board of Directors should be committed to enhancing long-term shareholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board of Directors is composed of a diverse group of leaders in their respective fields. The Board of Directors encourages selection of directors who will contribute to Cisco’s overall corporate goals: responsibility to its shareholders, technology leadership, effective execution, high customer satisfaction and superior employee working environment. The Nomination and Governance Committee from time to time reviews the appropriate skills and characteristics required of board members, including factors that it seeks in board members such as diversity of business experience, viewpoints and, personal background, and diversity of skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board of Directors. In evaluating potential candidates for the Board of Directors, the Nomination and Governance Committee considers these factors in the light of the specific needs of the Board of Directors at that time. The brief biographical description of each nominee set forth in the “Business Experience and Qualifications of Nominees” above includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of the Board of Directors at this time.

In recommending candidates for election to the Board of Directors, the Nomination and Governance Committee considers nominees recommended by directors, officers, employees, shareholders and others, using the same criteria to evaluate all candidates. The Nomination and Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nomination and Governance Committee would recommend the candidate for consideration by the full Board of Directors. The Nomination and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

To recommend a prospective nominee for the Nomination and Governance Committee’s consideration, submit the candidate’s name and qualifications to Cisco’s Secretary in writing to the following address: Cisco Systems, Inc., Attn: Secretary, 170 West Tasman Drive, San Jose, California 95134, with a copy to Cisco

Systems, Inc., Attn: General Counsel at the same address. When submitting candidates for nomination to be elected at Cisco’s annual meeting of shareholders, shareholders must also follow the notice procedures and provide the information required by Cisco’s bylaws. In particular, for the Nomination and Governance Committee to consider a candidate recommended by a shareholder for nomination at the 2015 Annual Meeting of Shareholders, the recommendation must be delivered or mailed to and received by Cisco’s Secretary between July 2, 2015 and August 1, 2015 (or, if the 2015 annual meeting is not held within 30 calendar days of the anniversary of the date of the 2014 annual meeting, within 10 calendar days after Cisco’s public announcement of the date of the 2015 annual meeting). The recommendation must include the same information as is specified in Cisco’s bylaws for shareholder nominees to be considered at an annual meeting, including the following:

•	The shareholder’s name and address and the beneficial owner, if any, on whose behalf the nomination is proposed;

•	The shareholder’s reason for making the nomination at the annual meeting, and the signed consent of the nominee to serve if elected;

•	The number of shares owned by, and any material interest of, the record owner and the beneficial owner, if any, on whose behalf the record owner is proposing the nominee;

•	A description of any arrangements or understandings between the shareholder, the nominee and any other person regarding the nomination; and

•

Information regarding the nominee that would be required to be included in Cisco’s proxy statement by the SEC rules, including the nominee’s age, business experience for the past five years and any directorships held by the nominee, including directorships held during the past five years.

Acquisition Committee

The Acquisition Committee reviews acquisition strategies and opportunities with management, approves certain acquisitions and investment transactions and also makes recommendations to the Board of Directors. This committee held 6 meetings during fiscal 2014.

Finance Committee

The Finance Committee reviews and approves Cisco’s global investment policy and decisions made by Cisco and its subsidiaries to enter into swaps; oversees Cisco’s stock repurchase programs; and reviews minority investments, fixed income assets, insurance risk management policies and programs, tax programs, currency, interest rate and equity risk management policies and programs, and capital structure and capital allocation strategy. This committee is also authorized to approve the issuance of debt securities, certain real estate acquisitions and leases, and charitable contributions made on behalf of Cisco. This committee held 10 meetings during fiscal 2014.

Director Compensation

This section provides information regarding the compensation policies for non-employee directors and amounts paid and securities awarded to these directors in fiscal 2014. Non-employee directors typically do not receive forms of remuneration, perquisites or benefits other than those described below, but are reimbursed for their expenses in attending meetings.

Fiscal 2014 Cash Compensation

Our non-employee director cash compensation program during fiscal 2014 consisted of the following:

•	Annual retainer of $75,000 for each non-employee director;

•	Additional annual retainer fee of $30,000 for serving as Lead Independent Director;

•	Additional annual retainer fee of $25,000 for serving as chair of the Audit Committee;

•	Additional annual retainer fee of $20,000 for serving as chair of the Compensation Committee;

•	Additional annual retainer fee of $15,000 for serving as chair of the Nomination and Governance Committee; and

•	Additional fee of $2,000 to each committee member for each standing committee meeting attended.

Fiscal 2014 Equity Compensation

The 2005 Stock Incentive Plan does not provide for automatic equity grants to non-employee directors, but instead provides for discretionary awards to non-employee directors that may not exceed 50,000 shares for any non-employee director in any fiscal year.

During fiscal 2014, the Board of Directors’ policy regarding initial equity grants for new non-employee directors and annual equity grants for elected non-employee directors provided the following:

•

The initial equity grant for non-employee directors consists of a restricted stock unit award covering shares of Cisco common stock with a fair value equal to a pro rata portion of $190,000 (based on the closing price of Cisco stock) based on the portion of the year of the new non-employee director’s board service. The restricted stock unit award will fully vest upon the annual meeting of shareholders following the new non-employee director’s appointment or election.

•

The annual equity grant for elected non-employee directors consists of a restricted stock unit award covering shares of Cisco common stock with a fair value equal to $190,000 (based on the closing price of Cisco stock), which shares will fully vest upon the completion of one year of board service.

On November 19, 2013, at the last annual meeting of shareholders, each of the non-employee director nominees was elected to the Board of Directors. Pursuant to the policy described above for annual equity grants, each director who had served as a non-employee member of the Board of Directors prior to the annual meeting received a restricted stock unit award covering 8,870 shares. The shares subject to these restricted stock unit awards vest in full upon the completion of one year of board service.

In addition to the vesting described above, the shares subject to the restricted stock units for non-employee directors will vest immediately in full upon certain changes in control or ownership of Cisco or upon the recipient’s death or disability while a member of the Board of Directors. Non-employee directors may elect to defer receipt of the initial and annual restricted stock units such that, to the extent the restricted stock units are vested, the units would be settled in shares after the non-employee director leaves the board.

Fiscal 2014 Total Director Compensation

The following table provides information as to compensation for services of the non-employee directors during fiscal 2014.

Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($)		Total ($)
Carol A. Bartz	$140,000	(3)	$183,964	—	—		$323,964
Marc Benioff	$85,000		$183,964	—	—		$268,964
Gregory Q. Brown (4)	$87,000	(3)	$183,964	—	—		$270,964
M. Michele Burns	$137,000		$183,964	—	—		$320,964
Michael D. Capellas	$103,000	(3)	$183,964	—	$1,976,923	(5)	$2,263,887
Larry R. Carter (4)	$6,000		—	—	—		$6,000
Brian L. Halla	$91,000	(3)	$183,964	—	—		$274,964
Dr. John L. Hennessy	$89,000		$183,964	—	—		$272,964
Dr. Kristina M. Johnson	$89,000		$183,964	—	—		$272,964
Richard M. Kovacevich (4)	$10,000		—	—	—		$10,000
Roderick C. McGeary	$137,000		$183,964	—	—		$320,964
Arun Sarin	$101,000		$183,964	—	—		$284,964
Steven M. West	$146,000	(3)	$183,964	—	—		$329,964

(1)

The amounts in the Stock Awards column represent the aggregate grant date fair values using an annualized dividend yield based on the per share dividends declared by its Board of Directors, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), of restricted stock unit awards issued pursuant to the 2005 Stock Incentive Plan. The grant date fair value of the restricted stock unit award granted on November 19, 2013 to each non-employee director elected on that date was $183,964. There can be no assurance that these grant date fair values will ever be realized by the non-employee directors. For information regarding the number of unvested restricted stock units held by each non-employee director as of July 26, 2014, see the column “Unvested Restricted Stock Units Outstanding” in the table below.

(2)

No stock options were awarded to non-employee directors in fiscal 2014. For information regarding the number of outstanding stock options held by each non-employee director as of July 26, 2014, see the column “Stock Options Outstanding” in the table below.

The non-employee directors held the following numbers of stock options and unvested restricted stock units as of July 26, 2014.

Non-Employee Director	Stock Options Outstanding	Unvested Restricted Stock Units Outstanding
Ms. Bartz	30,000	8,870
Mr. Benioff	—	17,203
Mr. Brown (4)	—	8,870
Ms. Burns	30,000	8,870
Mr. Capellas	80,000	8,870
Mr. Carter (4)	—	—
Mr. Halla	65,000	8,870
Dr. Hennessy	30,000	8,870	*
Dr. Johnson	—	17,203
Mr. Kovacevich (4)	30,000	—
Mr. McGeary	30,000	8,870	*
Mr. Sarin	—	8,870
Mr. West	30,000	8,870

*	At the non-employee director’s election, the settlement of any vested shares underlying this award is deferred until after the non-employee director leaves the board.

(3)

Includes the value of fully vested shares of Cisco common stock received in lieu of the non-employee director’s regular annual cash retainer based on the fair market value of the shares on November 19, 2013, the date the regular annual cash retainer would otherwise have been paid. Based on the prior election by each director, Ms. Bartz, Mr. Brown, Mr. Capellas and Mr. Halla each received 3,501 shares with a value of $74,991 and Mr. West received 875 shares with a value of $18,743, each based on the closing share price of Cisco common stock on November 19, 2013.

(4)	Mr. Brown served on the Board of Directors through July 30, 2014. Mr. Carter and Mr. Kovacevich each served on the Board of Directors through November 19, 2013.

(5)

Represents amounts earned by Mr. Capellas during Cisco’s fiscal 2014 under VCE’s 2012 long-term cash incentive plan in which he participates. Mr. Capellas’ award under this plan has a target value of $3,000,000, which award will fully vest on the fifth anniversary of the award approval with the opportunity for performance accelerated vesting. Accelerated vesting of up to one-third of the award (with a maximum of twice that amount in each year) in each of the three VCE fiscal years 2012-2014 based on actual achievement against established financial and/or operational performance objectives is possible. The actual value of the award upon vesting is dependent upon VCE performance relative to the established targets. Mr. Capellas remains eligible to receive future awards under VCE’s 2012 long-term cash incentive plan based on VCE fiscal year 2014 performance. Mr. Capellas served as the Chairman of the Board of VCE until November 2012. For a further description of VCE, see “Certain Transactions with Related Persons.”

Non-Employee Director Stock Ownership

Cisco’s Corporate Governance Policies include stock ownership guidelines for non-employee directors. These guidelines call for each non-employee director to own shares of Cisco’s common stock having a value equal to at least five times the non-employee director’s regular annual cash retainer, with a five-year period to attain that ownership level. To facilitate share ownership, non-employee directors may elect to receive, in lieu of all or a specified portion of their regular annual cash retainer, either fully vested shares of Cisco common stock or deferred stock units that would be settled in shares after the non-employee director leaves the board, based on the fair market value of the shares on the date any regular annual cash retainer would otherwise be paid. Any shares (or shares subject to deferred stock units) received in lieu of any portion of a regular annual cash retainer do not count against the limit on the total number of shares that may be granted to a non-employee director during any fiscal year. The shares issued are granted under the 2005 Stock Incentive Plan.

For information on non-employee director elections to receive fully vested shares (or shares subject to deferred stock units) in lieu of cash with respect to the fiscal 2014 annual cash retainer, please see the table above entitled “Director Compensation” and the accompanying footnotes.

Fiscal 2015 Director Compensation

The Compensation Committee, having been advised by FWC, recommended modifications to compensation for non-employee directors. On July 30, 2014, the Board of Directors approved the following modifications to be effective as of the 2014 annual meeting:

•

The additional annual retainer fee for serving as Lead Independent Director was increased from $30,000 to $35,000 to be more internally equitable with the positioning of other chairs of primary committees of the Board of Directors.

•

Each of the initial and annual equity grant for non-employee directors was increased from a fair value of $190,000 (based on the closing price of Cisco stock) to a grant date fair value of $205,000 to maintain the competitive positioning of overall director compensation relative to the market and to increase the equity weighting of director compensation to more closely parallel that of Cisco’s Peer Group.

There were no other changes to the terms of the compensation for non-employee directors, including vesting, proration and deferral.

Shareholder Communications with the Board of Directors

Shareholders may communicate with Cisco’s Board of Directors through Cisco’s Secretary by sending an email to bod@cisco.com, or by writing to the following address: Board of Directors, c/o Secretary, Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134. Shareholders also may communicate with Cisco’s Compensation Committee through Cisco’s Secretary by sending an email to compensationcommittee@cisco.com, or by writing to the following address: Compensation and Management Development Committee, c/o Secretary, Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134. Cisco’s Secretary will forward all correspondence to the Board of Directors or the Compensation Committee, except for spam, junk mail, mass mailings, product or service complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Cisco’s Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within Cisco for review and possible response.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the election of each of the nominees listed herein.

PROPOSAL NO. 2

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF

THE EMPLOYEE STOCK PURCHASE PLAN

Introduction

Cisco is requesting that shareholders approve the amendment and restatement of the Cisco Systems, Inc. Employee Stock Purchase Plan. The amendment and restatement was approved by the Board of Directors, subject to shareholder approval. The approval of this amendment and restatement of the Purchase Plan will increase the maximum number of shares of common stock authorized for issuance over the term of the Purchase Plan by 150 million shares.

The primary purpose of this amendment and restatement is to ensure that Cisco will have a sufficient reserve of common stock available under the Purchase Plan to provide eligible employees of Cisco and its participating affiliates with the continuing opportunity to acquire a stock ownership interest in Cisco through participation in a payroll deduction based employee stock purchase plan. The Purchase Plan is an important component of the overall compensation package we offer to our employees as most of Cisco’s peers have this type of plan and, therefore, Cisco’s ability to attract and retain employees would be harmed if it no longer had enough shares to continue the Purchase Plan.

Request for Additional Shares, Dilution and Overhang

The Purchase Plan is broad-based and provides eligible employees the opportunity to acquire a stock ownership interest in Cisco through periodic payroll deductions that are applied towards the purchase of Cisco common stock at a discount from the then current market price. The Purchase Plan does not provide for discretionary grants. As discussed in more detail below under “Payroll Deductions and Stock Purchases” and “Special Limitations,” the ability to purchase Cisco common stock under the Purchase Plan is limited up to a maximum of 10% of a participant’s eligible earnings. As of July 26, 2014, Cisco estimates that approximately 69,000 employees, including all 9 executive officers, were eligible to participate in the Purchase Plan.

When considering the number of additional shares to add to the Purchase Plan, the Compensation Committee reviewed, among other things, the potential dilution to Cisco’s current shareholders as measured by burn rate and overhang and projected future share usage. Annual purchases under the Purchase Plan for the preceding five fiscal years, on average, have resulted in total annual issuances of approximately 32 million shares of common stock for an average nominal annual burn rate of approximately 0.59%. (The “burn rate” is the ratio of the number of shares of common stock issued under the Purchase Plan during a fiscal year to the number of Cisco’s weighted average common shares outstanding at the corresponding fiscal year end.) As of September 12, 2014, there were approximately 25 million shares available for issuance under the Purchase Plan. Depending on assumptions, if this amendment and restatement to add 150 million shares to the Purchase Plan is approved, it is expected there will be sufficient shares available under the Purchase Plan to satisfy Cisco’s equity needs for at least 5 years or through the 2019 Annual Meeting. As a point of reference, the last increase in the shares reserved under the Purchase Plan occurred at our 2009 annual meeting of shareholders, when our shareholders approved the reservation of an additional 150 million shares for issuance under the Purchase Plan.

The approximately 25 million shares currently available under the Purchase Plan represent an overhang of approximately 0.48% based on the number of outstanding Cisco common shares as of September 12, 2014. If this Proposal is approved, the additional 150 million shares would increase the overhang to 3.30%. Cisco calculates “overhang” as the total of (a) shares available for issuance under the Purchase Plan, divided by (b) the total number of shares outstanding and shares available for issuance under the Purchase Plan.

Below is a summary of the material features of the Purchase Plan, as amended and restated. This summary, however, does not purport to be a complete description of all the provisions of the Purchase Plan. Except as described above, there are no material differences between the existing Purchase Plan and the Purchase Plan as proposed to be amended and restated. Any shareholder who wishes to obtain a copy of the Purchase Plan may do so by written request to Cisco’s Secretary at Cisco’s principal executive offices in San Jose, California.

Administration

The Purchase Plan is currently administered by the Compensation Committee of the Board of Directors. Such committee, acting as Purchase Plan administrator, has full authority to adopt administrative rules and procedures and to interpret the provisions of the Purchase Plan. All costs and expenses incurred in plan administration are paid by Cisco without charge to participants.

Securities Subject to the Employee Stock Purchase Plan

Without giving effect to the 150 million share increase for which shareholder approval is sought under this Proposal, 471.4 million shares of common stock have been reserved for issuance under the Purchase Plan over the term of the Purchase Plan. The shares may be made available from authorized but unissued shares of Cisco’s common stock. Any shares issued under the Purchase Plan will reduce, on a share-for-share basis, the number of shares available for subsequent issuance under the Purchase Plan. In the event of any change to Cisco’s outstanding common stock, such as a recapitalization, stock split or similar event, appropriate adjustments will be made to the Purchase Plan and to each outstanding purchase right. As of September 12, 2014, approximately 447 million shares of common stock had been issued under the Purchase Plan, and approximately 175 million shares would be available for future issuance, assuming approval of the 150 million share increase, which forms part of this Proposal.

Eligibility and Participation

Currently, all individuals who are in the employ of Cisco or any such participating parent or subsidiary corporation (including employee directors and executive officers) are eligible to participate in the Purchase Plan. Accordingly, each employee member of the Board of Directors, each executive officer and each person who previously served as an executive officer during fiscal 2014 and remains employed by Cisco has an interest in Proposal No. 2.

Under the terms of the Purchase Plan, however, the Purchase Plan administrator may limit eligibility to participate in the Purchase Plan to any individual who is employed on a basis under which he or she is expected to work more than 20 hours per week or for more than five months per calendar year in the employ of Cisco or any participating parent or subsidiary corporation (including any corporation, which subsequently becomes such at any time during the term of the Purchase Plan). Individuals employed outside the United States may be subject to similar eligibility restrictions, unless prohibited by the laws of the jurisdiction in which they are employed.

Purchase Periods and Purchase Dates

Shares of common stock will be offered under the Purchase Plan through a series of offering periods, each with a maximum duration of 24 months. At present, shares are offered under the Purchase Plan through a series of overlapping offering periods, each with a duration of 24 months. Offering periods currently commence on the first trading day of January and July each year, and each consists of a series of four successive six month purchase periods. These purchase periods run from the first trading day of January until the last trading day of June each year and from the first trading day of July to the last trading day of December each year. Purchases currently occur on the last trading day of June and December each year. At present, if the closing selling price per share of common stock at the beginning of an ongoing offering period is higher than the closing selling price per share of common stock on the last day of any purchase period during the offering period, then the ongoing offering period under the Purchase Plan will automatically terminate and all participants in the ongoing offering period will automatically be transferred and enrolled in the subsequent new offering period with the lower price.

Purchase Price

The purchase price of the common stock acquired on each purchase date will be no less than 85% of the lower of (i) the closing selling price per share of common stock on the date the 24 month offering period begins or (ii) the closing selling price per share of common stock at the end of the related six month purchase period.

The closing selling price of the common stock on any relevant date under the Purchase Plan will be deemed to be equal to the closing selling price per share on such date on the NASDAQ Global Select Market. On September 12, 2014, the closing selling price per share of common stock determined on such basis was $25.16 per share.

Payroll Deductions and Stock Purchases

Each participant may authorize periodic payroll deductions in any multiple of 1% of his or her eligible earnings each offering period (up to a maximum of 10% of eligible earnings each offering period). The accumulated deductions will automatically be applied on each purchase date to the purchase of whole shares of common stock at the purchase price in effect for that purchase date. Participants are permitted to make other approved forms of contributions prior to a purchase date in certain non-U.S. jurisdictions where payroll deductions are prohibited by law. For purposes of the Purchase Plan, eligible earnings generally include base salary, bonuses, commissions and overtime pay, provided that the definition of eligible earnings differs in the International Employee Stock Purchase Plan (the “IESPP”), a sub-plan of the Purchase Plan.

Special Limitations

The Purchase Plan imposes certain limitations upon a participant’s right to acquire common stock, including the following:

•

Purchase rights may not be granted to any individual who owns stock (including stock purchasable under any outstanding purchase rights) possessing 5% or more of the total combined voting power or value of all classes of stock of Cisco or any of its affiliates.

•

A participant may not be granted rights to purchase more than $25,000 worth of common stock (valued at the time each purchase right is granted) for each calendar year in which such purchase rights are outstanding.

•	No participant may purchase more than 22,500 shares of common stock on any one purchase date.

Termination of Purchase Rights

The participant may stop contributions to the Purchase Plan at any time, and his or her accumulated payroll deductions will, at the participant’s election, either be refunded immediately or applied to the purchase of common stock on the next scheduled purchase date. The participant’s purchase right will immediately terminate upon his or her cessation of employment for any reason other than death or permanent disability. Any payroll deductions that the participant may have made for the purchase period in which such cessation of employment occurs will be refunded and will not be applied to the purchase of common stock. Should the participant’s employee status cease by reason of death or permanent disability, then such participant (or the representative of his or her estate) may elect to have the participant’s accumulated payroll deductions either refunded or applied to the purchase of common stock on the next scheduled purchase date.

Special Provisions of the International Employee Stock Purchase Plan

The IESPP is generally intended to provide eligible employees of Cisco’s foreign subsidiaries with the opportunity to participate in the Purchase Plan in a manner that is intended to qualify under Code Section 423. However, the Purchase Plan also authorizes the establishment of addenda (rules, procedures or sub-plans) to the IESPP to facilitate participation in the Purchase Plan by eligible employees residing outside the United States in a manner that does not comply with Code Section 423 if necessary or desirable to achieve tax, securities law or other objectives or as necessary to comply with local laws, regulations or rules.

Shareholder Rights

No participant will have any shareholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the purchase date.

Assignability

No purchase rights will be assignable or transferable by the participant, except by will or the laws of inheritance following a participant’s death.

Change in Control

In the event Cisco is acquired by merger or sale of all or substantially all of Cisco’s assets or outstanding voting stock, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such acquisition. The purchase price will generally be equal to 85% of the lower of (i) the closing selling price per share of common stock on the participant’s entry date into the offering period in which such acquisition occurs or (ii) the closing selling price per share of common stock immediately prior to the effective date of such acquisition. In addition, in accordance with the principles of Code Section 423, the Purchase Plan administrator may create special purchase periods or special purchase dates for individuals who become employees in connection with the acquisition of another company or cease to be employees in connection with the disposition of any portion of Cisco or its subsidiaries.

Share Proration

Should the total number of shares of common stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares available for issuance under the Purchase Plan at that time, then the Purchase Plan administrator will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the common stock allocated to such individual, will be refunded.

Amendment and Termination

The Purchase Plan will terminate upon the earlier of (i) January 3, 2020 or (ii) the date on which all shares available for issuance thereunder are sold pursuant to exercised purchase rights.

The Board of Directors may at any time alter, suspend or discontinue the Purchase Plan. However, the Board of Directors may not, without shareholder approval, (i) increase the number of shares issuable under the Purchase Plan, (ii) alter the purchase price formula so as to reduce the purchase price or (iii) modify the requirements for eligibility to participate in the Purchase Plan.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States Federal income taxation consequences to Cisco and participants subject to U.S. taxation with respect to participation in the Purchase Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state, or foreign jurisdiction in which a participant may reside.

The Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Code Section 423. Under such an arrangement, no taxable income will be recognized by a participant, and no deductions will be allowable to Cisco, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until either there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

If a participant sells or otherwise disposes of the purchased shares within two years after the beginning of the offering period in which such shares were acquired or within one year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the closing selling price of the shares on the purchase date exceeded the purchase price paid for those shares, and Cisco will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess. The participant also will recognize a capital gain to the extent the amount realized upon the sale of the shares exceeds the sum of the aggregate purchase price for those shares and the ordinary income recognized in connection with their acquisition.

If a participant sells or disposes of the purchased shares more than two years after the beginning of the offering period in which the shares were acquired and more than one year after the actual purchase date of those shares, the participant will recognize ordinary income in the year of sale or disposition equal to the lower of (i) the amount by which the amount realized upon the sale of the shares (or the closing selling price of the shares on the disposition date, if no sale occurred) exceeded the purchase price paid for those shares or (ii) 15% of the closing selling price of the shares on the first day of the offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Cisco will not be entitled to an income tax deduction with respect to such disposition.

If a participant still owns the purchased shares at the time of death, his or her estate will recognize ordinary income in the year of death equal to the lower of (i) the amount by which the closing selling price of the shares on the date of death exceeds the purchase price or (ii) 15% of the closing selling price of the shares on the first day of the offering period in which those shares were acquired.

Non-U.S. Income Tax Consequences

The income, social insurance and other taxation consequences to participants and Cisco (or its foreign subsidiaries) with respect to participation in the Purchase Plan vary by country. Generally, participants are subject to taxation at the time of purchase. The employing foreign subsidiary may be entitled to a deduction in the tax year in which a participant recognizes taxable income, provided in most instances that the subsidiary reimburses Cisco for the cost of the benefit conferred under the Purchase Plan.

Plan Benefits

The table below shows, as to each of Cisco’s executive officers named in the Summary Compensation Table of the Executive Compensation and Related Information section of this Proxy Statement and the various indicated groups, the aggregate number of shares of common stock purchased under the Purchase Plan since the plan’s inception through July 26, 2014.

Aggregate Purchases under the Purchase Plan

Name and Position	Aggregate Number of Purchased Shares
John T. Chambers Chairman and Chief Executive Officer	—
Frank A. Calderoni Executive Vice President and Chief Financial Officer	14,072
Gary B. Moore President and Chief Operating Officer	—
Robert W. Lloyd President, Development and Sales	39,140
Pankaj Patel Executive Vice President and Chief Development Officer, Global Engineering	26,625
All current executive officers as a group (9 persons)	133,832
All current non-employee directors as a group (10 persons)	—
All current and former employees, excluding current executive officers as a group	446,682,431

New Plan Benefits

The benefits to be received by Cisco’s executive officers, directors and employees as a result of the proposed amendment and restatement of the Purchase Plan are not determinable, since the amounts of future purchases by participants are based on elective participant contributions. No purchase rights have been granted, and no shares of common stock have been issued, with respect to the 150 million share increase for which shareholder approval is sought under this Proposal. Should such shareholder approval not be obtained, then the 150 million share increase will not be implemented.

Shareholder Approval

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this Proposal. If you own shares through a bank, broker, or other holder of record you must instruct your bank, broker or other holder of record how to vote in order for your vote to be counted on this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the approval of the amendment and restatement of the Purchase Plan.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under Section 14A of the Exchange Act, Cisco shareholders are entitled to cast an advisory vote to approve the compensation of Cisco’s named executive officers. The shareholder vote is an advisory vote only and is not binding on Cisco or its Board of Directors. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our shareholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The core of Cisco’s executive compensation philosophy and practice continues to be to pay for performance. Cisco’s executive officers are compensated in a manner consistent with Cisco’s strategy, competitive practice, sound corporate governance principles, and shareholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our shareholders. We urge you to read the Compensation Discussion and Analysis (“CD&A”), the compensation tables and the narrative discussion set forth on pages 38 to 62 of this Proxy Statement for additional details on Cisco’s executive compensation program.

The compensation of our named executive officers is consistent with our pay for performance philosophy as follows:

•

For fiscal 2014, Cisco’s financial results were less than our record fiscal 2013 results. The year-over-year decrease in our CEO’s annual total direct compensation and our named executive officers’ variable cash incentive awards is consistent with the decrease in our financial results, reflecting our strong commitment to pay for performance.

•

For fiscal 2015, each named executive officer’s target variable cash incentive award and a substantial majority of annual long-term equity incentive awards will continue to be determined based on the achievement of financial performance goals over a one-year and three-year performance period, respectively. Further, to align executive compensation with shareholder return, at least one-half of the performance-based long-term equity incentive awards earned will continue to be based on Cisco’s total shareholder return (“TSR”) relative to the S&P 500 Information Technology Index over three years.

•

The historical compensation of Cisco’s CEO as reported in the Summary Compensation Table of the proxy over the preceding three fiscal years is consistent with Cisco’s absolute TSR during the same period as reflected in the chart below.

*	CEO total compensation for the three fiscal years is measured against fiscal 2011 total compensation. TSR is measured against the stock price as of the end of fiscal 2011.

We are asking shareholders to vote on the following resolution:

RESOLVED, that the shareholders approve the compensation of Cisco’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the CD&A, the compensation tables and narrative discussion.

Vote Required

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR approval of the non-binding advisory resolution to approve executive compensation.

PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Cisco is asking the shareholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as Cisco’s independent registered public accounting firm for the fiscal year ending July 25, 2015. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Cisco’s and its shareholders’ best interests.

The Audit Committee is directly responsible for the appointment, determination of the compensation for, retention and oversight of the work of the independent registered public accounting firm retained to audit Cisco’s consolidated financial statements. The Audit Committee has appointed PwC as Cisco’s independent registered public accounting firm for fiscal 2015 and is responsible for pre-approving all audit and permissible non-audit services to be provided by PwC. PwC has audited Cisco’s consolidated financial statements annually since fiscal 1988. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Chairman and other members of the Audit Committee are directly involved in the selection of PwC’s new lead engagement partner, including the most recent selection of PwC’s lead engagement partner for the period of service beginning with fiscal 2014. The members of the Audit Committee and the Board believe that the continued retention of PwC to serve as Cisco’s independent registered public accounting firm is in the best interests of Cisco and its shareholders. Representatives of PwC are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to Cisco by PwC for professional services rendered for the fiscal years ended July 26, 2014 and July 27, 2013:

Fee Category	Fiscal 2014 Fees	Fiscal 2013 Fees
Audit Fees	$20,740,000	$20,220,000
Audit-Related Fees	2,860,000	2,470,000
Tax Fees	4,435,000	5,590,000
All Other Fees	125,000	470,000

Total Fees	$28,160,000	$28,750,000

Audit Fees.    Consists of fees billed for professional services rendered for the integrated audit of Cisco’s consolidated financial statements and of its internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Cisco’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with transactions, merger and acquisition due diligence, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees.    Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, assistance with customs and duties compliance, value-added tax compliance, mergers and acquisitions tax compliance, and tax advice on international, federal and state tax matters. None of these services were provided under contingent fee arrangements. Tax compliance fees were $4,360,000 and $5,445,000 in fiscal 2014 and fiscal 2013, respectively. All other tax fees were $75,000 and $145,000 in fiscal 2014 and fiscal 2013, respectively.

All Other Fees.    Consists of fees for professional services other than the services reported above, including permissible business process advisory and consulting services, and the translation of filings. In fiscal 2013, PwC acquired Ant’s Eye View, a consulting firm that Cisco had been using prior to the acquisition. Fiscal 2013 fees include $393,000 paid to PwC for permissible services performed by this consulting firm after the acquisition. PwC completed this non-recurring project in fiscal 2013.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of PwC to serve as Cisco’s independent registered public accounting firm for the fiscal year ending July 25, 2015.

PROPOSAL NO. 5

SHAREHOLDER PROPOSAL

Jing Zhao, 262 Altadena Cir, Pittsburg, California 94565, a beneficial owner of 150 shares of Cisco common stock, has notified us that he intends to present the following proposal at the meeting:

Shareholder Proposal

Shareholder Proposal on Establishing a Public Policy Committee

Resolved: shareholders recommend that Cisco Systems, Inc. (the Company) establish a Public Policy Committee to assist the Board of Directors in overseeing the Company’s policies and practice that relate to public policy including human rights, corporate social responsibility, vendor chain management, charitable giving, political activities and expenditures, government relations activities, international relations, and other public issues that may affect the Company’s operations, performance or reputation, and shareholders’ value.

Supporting Statement

The Company has five standing committees: the Audit Committee, the Compensation Committee, the Nomination and Governance Committee, the Acquisition Committee, and the Finance Committee. “The Nomination and Governance Committee is responsible for overseeing, reviewing and making periodic recommendations concerning Cisco’s corporate governance policies, and for recommending to the full Board of Directors candidates for election to the Board of Directors.” Actually, this committee is responsible for director nomination only. No word of “public policy” is mentioned in this committee’s work description (2013 Notice of Annual Meeting p.12-13). The Company has no committee to deal with the increasingly complicated public policy issues. In the dynamic Pacific Asia region where the Company has heavy business, the Japanese government has utilized the Tiananmen Tragedy of China in 1989 to abandon its own peace constitution, which is the cornerstone of Asia’s peace after WWII, towards rearmament, militarization and fascism to mislead the U.S. under the U.S.-Japan Security Treaties to crash with the rising power of a nationalistic China. Although the Japanese government signed the G-7 Summit declaration in 1989 to protect Chinese students, I, as a graduate student in Osaka University organizing Chinese democratic and human rights activities in Japan, was persecuted because I refused to collaborate with the Japanese government to betray my fellow Chinese students (refer to Japan’s second largest newspaper Asahi’s interviews with me on February 10, 1990, October 20, 1992 and June 8, 2009, and my article “The Betrayal of Democracy: Tiananmen’s Shadow over Japan,” Spain: Historia Actual Online. ISSN 1696-2060. 2004. Issue 4 Vol. 2). Without a public policy committee, it is very difficult for the Company to legitimately and ethically deal with today’s complicated international affairs affecting our business. For this reason, and partly to respond to my proposal, Microsoft established such a committee in 2012.

Cisco’s Statement in Opposition to Proposal No. 5

The Board of Directors has considered this proposal and believes this proposal does not serve the best interests of Cisco or its shareholders and recommends a vote AGAINST it.

Our Board and management have devoted, and continue to devote, significant effort to ensure that Cisco is aware of and able to properly address public policy issues of importance to Cisco’s business. Because we believe public policy areas relevant to Cisco’s business are already actively and properly addressed within our existing organizational structure and policies, with appropriate board oversight, we do not believe that adding a specific public policy committee of the board is necessary.

At both the board and management levels, Cisco undertakes appropriate oversight of its public policy-related initiatives. Cisco has a Government Affairs team within the company dedicated to legal and ethical participation in the development of public policies on issues of significance to Cisco’s business. The Government Affairs team is part of Cisco’s Government and Community Relations organization which reports directly to Blair Christie, Cisco Senior Vice President and Chief Marketing Officer, who is a member of Cisco’s executive leadership team which ensures appropriate review, oversight and management of the team’s activities. Information about Cisco’s “Public Policy Engagements” approach can be accessed by clicking the “About Cisco” link on our website homepage, then on the resulting webpage clicking on the “Government Affairs” link.

At the board level, Cisco’s Board of Directors participates in regular discussions, among the Board and with Cisco’s senior management, concerning many core subjects including public policy matters. In our view, this ample board and management oversight, together with direct engagement of important public policy issues through the Government Affairs team, make unnecessary the creation of a new board committee on public policy-related issues.

Cisco’s capability with regard to addressing important public policy issues is evident in other areas within the company. Cisco has long been active in embedding corporate social responsibility (“CSR”) into our business operations. Our strategic investments in CSR pertain to many public policy issues, both domestic and international, and we strive to utilize our people and technologies to help transform societies, create an engaging employee experience, ethically govern our business, develop and manufacture products responsibly across our supply chain, and protect the environment. Information about Cisco’s numerous CSR initiatives can be found on our CSR webpage, which can be found by clicking on the “Corporate Social Responsibility” link at the bottom of our website homepage.

An example of our approach to an important public policy issue is our engagement with human rights-related issues. We regularly evaluate and address human rights issues within our business operations and in the communities in which we operate. Our global human rights policy closely follows the UN Guiding Principles on Business and Human Rights. This is now a common framework for companies to use for reporting their goals and progress. Cisco is also a signatory to the United Nations Global Compact (“UNGC”), a strategic policy initiative for businesses that are committed to aligning their operations and strategies with 10 universally accepted principles in the areas of human rights, labor, environment and anti-corruption. Cisco’s Code of Business Conduct (“COBC”) explicitly references, among other things, our support of the UNGC, and Cisco employees are required to abide by, and make annual certifications regarding compliance with, the COBC. The COBC can be found by clicking on “Corporate Governance” in the Investor Relations section of our website at investor.cisco.com.

We believe that our current board committee structure and level of management engagement provide an appropriate level of oversight of Cisco’s public policy activities and initiatives; therefore, we believe that adding a new public policy committee of the board is unnecessary. In our view, Cisco has in place sufficient policies and organizational capabilities to identify, evaluate and address the various public policy initiatives that require our attention, and that Cisco resources are being deployed with regard to public policy issues in a manner that is in the best interest of Cisco and its shareholders.

Vote Required

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 5.

PROPOSAL NO. 6

SHAREHOLDER PROPOSAL

Mr. James McRitchie, 9295 Yorkship Court, Elk Grove, California, 95758, a beneficial owner of 134 shares of Cisco common stock, has notified us that he intends to present the following proposal at the meeting:

Shareholder Proposal

Proposal 6—Proxy Access for Shareholders

WHEREAS, the Cisco Systems Board is too comfortable:

•	Combined CEO/Chairman

•	About half served for 11 or more years

•	About half are over 60 years old

•	Between 2.8% and 14.4% of shares voted against seven in 2013

PwC’s 2013 Survey found 35% of directors (half who served less than one year) believe at least one member of their board should be replaced (compared to less than 25% of those who served more than 10 years). Top three reasons:

•	Diminished performance because of aging,

•	Lack of expertise, and

•	Poor meeting preparation.

Other issues specific to Cisco include

•	Related party transactions

•	Poor stock performance compared with the S&P 500 over the past five years. Yet, our CEO’s pay is far above average.

RESOLVED, Shareowners ask our board, to the fullest extent permitted by law, to amend our governing documents to allow shareowners to make board nominations as follows:

1. The Company proxy statement, form of proxy, and voting instruction forms shall include, listed with the board’s nominees, alphabetically by last name, nominees of:

a. Any party of one or more shareowners that has collectively held, continuously for three years, at least three percent of the Company’s securities eligible to vote for the election of directors, and/or

b. Any party of 25 or more shareowners that have each held continuously for three years a number of shares of the Company’s stock that, at some point within the preceding 60 days, was worth at least $2,000 and collectively at least three percent of the Company’s securities eligible to vote for the election of directors.

2. For any board election, no shareowner may be a member of more than one such nominating party. Board members and officers of the Company may not be members of any such nominating party of shareowners.

3. Parties nominating under 1(a) may collectively, and parties nominating under 1(b) may collectively, make nominations numbering up to 20% of the company’s board of directors. If either group should exceed its 20% limit, opportunities to nominate shall be distributed among parties in that group as evenly as possible.

4. If necessary, preference among 1(a) nominators will be shown to those holding the greatest number of the Company’s shares for at least three years, and preference among 1(b) nominators will be shown to those with the greatest number of shareholders who have each held continuously for three years a number of shares of the Company’s stock that, at some point within the preceding 60 days, was worth at least $2,000.

5. Nominees may include in the proxy statement a 500 word supporting statement.

6. Each proxy statement or special meeting notice to elect board members shall include instructions for nominating under these provisions, fully explaining all legal requirements for nominators and nominees under federal law, state law and the company’s governing documents.

Vote to enhance shareholder value:

Proxy Access for Shareholders—Proposal 6

Cisco’s Statement in Opposition to Proposal No. 6

The Board of Directors has considered this proposal and believes it does not serve the best interests of Cisco or its shareholders and recommends a vote AGAINST this proposal.

The Board of Directors believes a proxy access right without sufficient safeguards poses significant risk that a shareholder, or a small group of shareholders, could threaten to use the nomination process to pressure a company to take action that is not in the best interest of all shareholders or to nominate candidates with interests that are short-term or not aligned with those of all shareholders. This proposal is out of the mainstream of proxy access proposals that have been adopted by other companies and does not provide sufficient safeguards to ensure that the proxy access mechanism is not abused and, as a result, this proposal has the potential to be disruptive to Cisco. This proposal is also unnecessary because Cisco’s governance structure provides shareholders meaningful opportunity regarding the nomination and election of directors.

There are two core reasons why this proposal lacks adequate safeguards to ensure that the proxy access mechanism is not abused.

The proposal permits nomination of 40% of the total board.

•	1(a) category shareholders could nominate 20% of the board, and an additional 20% could be nominated by 1(b) category shareholders.

•	This power to nominate 40% of the board is greater than the maximum that shareholders have supported at other companies.

•

Subjecting 40% of the board to replacement in a single year would be highly disruptive to board dynamics, could leave the board without an optimal mix of experience, skills, and perspectives, and could impede the board’s ability to effectively deliberate, make decisions, and fulfill its oversight responsibilities.

The proposal does not require that 3% of shares be held for a minimum of three years.

•

Under category 1(b), each member of a group of shareholders need hold only a small number of shares continuously for three years, so long as the group collectively holds 3% of the company’s shares at the time of nomination.

•

This would permit an investor with interests that are short-term or not aligned with those of all shareholders to establish a small stake initially, and only in the days leading up to the nomination commit significant assets to its efforts.

•

Such investors may seek to use the proxy access process to steer the board to pursue a strategy, or pressure the company to take action, that benefits short-term or other interests over the interests of our long-term shareholders.

In addition, Cisco’s governance structure provides shareholders meaningful opportunity regarding the nomination and election of directors. This governance structure includes:

•	Annual election of all members of the Board of Directors, as opposed to the staggered board election process used by some companies.

•	Majority voting such that a nominee is elected only if he or she receives a majority of the votes cast for his or her election (in an uncontested election).

•	Our shareholders are entitled to recommend director candidates to Cisco’s Nominating and Governance Committee, and such nominees are considered using the same criteria as all other candidates.

•	Shareholders have the opportunity to call special meetings and take action by written consent outside the context of our annual meeting of shareholders.

•	Our Board of Directors has a strong independent leadership structure, including a Lead Independent Director with broad authority and responsibility.

•

Our Board of Directors welcomes the insight of our shareholders, and one of the roles of our Lead Independent Director is to be available, as appropriate, for consultation and direct communication with major shareholders.

Cisco strives to assess and adopt governance best practices as they emerge in the marketplace. In our view, proxy access is a mechanism that can present a clear risk for abuse to the detriment of shareholders, where a single shareholder or a small group of shareholders could threaten to use the nomination process to pressure a company to take action that is not in the best interest of all shareholders, or to nominate candidates with interests that are short-term or not aligned with those of all shareholders. We believe that this proposal presents such a risk to Cisco shareholders, lacks adequate safeguards to ensure that the proxy access mechanism is not abused, and is unnecessary in light of Cisco’s governance structure.

Vote Required

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 6.

PROPOSAL NO. 7

SHAREHOLDER PROPOSAL

M. Burke Stansbury, a beneficial owner of 178 shares of Cisco common stock who has appointed Investor Voice, SPC, 10033 12th Ave NW, Seattle, WA 98177 as his representative, joined by another filer (whose name, address and shareholdings will be provided by Cisco promptly upon receipt by Cisco Investor Relations of any oral or written request), have notified us that they intend to present the following proposal at the meeting:

Shareholder Proposal

RESOLVED: Shareholders hereby request that Cisco Systems, Inc. (“Cisco” or “Company”) provide a report, updated semiannually, that discloses the Company’s:

1. Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in political campaigns on behalf of (or in opposition to) candidates for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) at Cisco responsible for decision-making.

The report shall be presented to the Board (or relevant Board oversight committee) and posted on Cisco’s website.

SUPPORTING STATEMENT:

As long-term shareholders, we support transparency and accountability in corporate spending on political activities. These include activities considered intervention under the Internal Revenue Code in any political campaign, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state, or local candidates.

Disclosure is consistent with public policy, in the best interest of the Company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court Citizens United decision recognized the importance of political spending disclosure to shareholders when it said: “...disclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions...” Gaps in transparency and accountability can expose Cisco to reputational and business risks that threaten long-term shareholder value.

Publicly available data cannot paint a complete picture of Cisco’s payments to trade associations or so-called “social welfare” groups, which are the secretive channels for money into politics. Cisco has contributed almost $2.5 million in shareholder dollars since the 2004 election cycle (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org). Meanwhile, the Company offers no information on its political spending on its website, other than that it requires the approval of a Vice President of Worldwide Government Affairs. Indeed, the most recent CPA-Zicklin Index of Corporate Political Disclosure and Accountability rated Cisco’s disclosure near the bottom of the top 200 S&P 500 companies, giving it just 17.1 points out of 100.

This Proposal is simple: it asks Cisco to disclose its political spending, including payments to trade associations and other tax exempt organizations that are used for political purposes. Doing so would bring Cisco in line with a large number of leading companies – including Qualcomm, Intel, Exelon, Merck, and Microsoft—that support political disclosure and accountability and present this information on their websites.

Cisco’s Board and shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets.

Therefore, please vote FOR this sensible corporate governance reform.

Cisco’s Statement in Opposition to Proposal No. 7

The Board of Directors has considered this proposal and believes this proposal does not serve the best interests of Cisco or its shareholders and recommends a vote AGAINST it.

While Cisco supports the transparency and accountability themes mentioned in this proposal, Cisco believes that adopting this proposal is unnecessary and would not be in the best interests of Cisco or its shareholders. In our view, the disclosure Cisco already provides on its own website regarding its public policy engagement approach, the many existing disclosure laws and regulations by which Cisco abides, and the voluntary restraints Cisco has long imposed on itself regarding the scope of its political-related contributions provide a significant level of transparency and accountability to Cisco’s shareholders with regard to Cisco’s political and public policy-related practices.

Because of the potential impact on Cisco’s business from both current as well as proposed laws and regulations, Cisco has long believed in the importance of participating in the public policy decision making process, provided such participation complies with regulations and related disclosure requirements. Information about our public policy engagement approach, including our policy priorities, limitations we impose on ourselves relating to political support activities, and the manner in which we disclose our public policy efforts, is disclosed on Cisco’s public website on a webpage entitled “Cisco’s Public Policy Engagements”. This webpage can be accessed by clicking the “About Cisco” link on our website homepage, then on the resulting webpage clicking on the “Government Affairs” link.

As to disclosure of Cisco’s actual political contributions and expenditures, Cisco’s federal contributions can be viewed on the Federal Elections Commission (FEC) website at http://www.fec.gov, and Cisco’s California state contributions can be viewed on the California Secretary of State’s website at http://www.sos.ca.gov. In other states, disclosure reports concerning Cisco political contribution activity may be obtained from the websites of the applicable state governments. In this regard, The National Conference of State Legislatures website provides hyperlinks to pertinent state websites through the following web page:

http://www.ncsl.org/aboutus/ncslservice/state-legislative-websites-directory.aspx.

As disclosed on the Public Policy Engagements webpage, Cisco engages with governments at many different levels to help shape public policy and regulations that support the technology sector and help governments meet their goals. Cisco’s Government Affairs team develops and influences pro-technology public policies and regulations. Working collaboratively with industry stakeholders and association partners, the team builds relationships with government leaders to influence policies that affect Cisco’s business and overall information technology (IT) adoption, and to help shape policy decisions at a global, national, and local level. Cisco’s Government Affairs team is comprised of former parliamentarians, regulators, senior U.S. government officials, and government affairs professionals who help Cisco promote and protect the use of technology around the world.

Given this active commitment to participation in the policy-making process, Cisco voluntarily imposes on itself certain restraints as to the scope of its political-related activities. For example, Cisco does not make political contributions to candidates for U.S. federal or state elective office. Cisco also does not engage in independent expenditures or electioneering communications, nor do we make payments to trade associations or other industry groups to be used specifically for political purposes. We occasionally make contributions in support of local and state ballot measures on issues such as transportation or education that affect our operations in California, Georgia, Massachusetts, North Carolina, and Texas. Cisco fully complies with all reporting requirements regarding such contributions.

Cisco also has in place additional internal processes designed to ensure organization-wide accountability with respect to political and public policy-related activities. Cisco’s Board of Directors participates in regular discussions among the Board and with Cisco’s senior management concerning many core subjects, including public policy matters. Our Government Affairs team is part of Cisco’s Government and Community Relations organization which reports directly to Blair Christie, Cisco Senior Vice President and Chief Marketing Officer, who is a member of Cisco’s executive leadership team which ensures appropriate review, oversight and management of the team’s activities. In addition, Cisco employees are obligated to abide by, and make annual certifications regarding, Cisco’s Code of Business Conduct, which includes expectations regarding employee political activities and interactions with government entities and their employees or representatives.

Cisco’s current disclosures and policies with regard to political and public policy-related activities, together with existing federal and state law-mandated disclosure requirements, provide a significant level of transparency and accountability to Cisco’s shareholders. We believe that Cisco has in place a robust system of transparency and accountability relating to decisions about political-related activities including contributions and expenditures, and that Cisco resources are being used for public policy initiatives and objectives that are in the best interest of Cisco and its shareholders.

Vote Required

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 7.

OWNERSHIP OF SECURITIES

The following table sets forth information known to Cisco with respect to beneficial ownership of Cisco common stock as of July 26, 2014 for (i) each director and nominee, (ii) each holder of 5.0% or greater of Cisco common stock, (iii) Cisco’s CEO, Chief Financial Officer (“CFO”) and the three most highly compensated executive officers (other than the CEO and CFO) named in the table entitled “Summary Compensation Table” below (the “named executive officers”), and (iv) all executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to Cisco’s knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned. The number of shares beneficially owned by each person or group as of July 26, 2014 includes shares of common stock that such person or group had the right to acquire on or within 60 days after July 26, 2014, including, but not limited to, upon the exercise of options or the vesting of restricted stock units (“RSUs”). References to restricted stock units in the footnotes of the table below include only restricted stock units outstanding as of July 26, 2014 that would vest and could settle on or within 60 days after July 26, 2014. Performance-based restricted stock units (“PRSUs”) that vested and settled on September 11, 2014 upon satisfaction and certification of performance goals have been excluded because the vesting thereof was subject to material conditions other than the passage of time as of July 26, 2014. These PRSUs are referenced in the footnotes. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 5,107,279,216 shares of common stock outstanding on July 26, 2014 plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after July 26, 2014.

Name	Number of Shares Beneficially Owned	Percent Owned
BlackRock, Inc. (1)	315,666,254	6.2%
Carol A. Bartz (2)	245,025	*
Marc Benioff (3)	16,666	*
M. Michele Burns (4)	80,994	*
Frank A. Calderoni (5)	1,511,792	*
Michael D. Capellas (6)	151,950	*
John T. Chambers (7)	5,173,733	*
Brian L. Halla (8)	156,121	*
Dr. John L. Hennessy (9)	92,372	*
Dr. Kristina M. Johnson (10)	18,756	*
Robert W. Lloyd (11)	1,416,675	*
Roderick C. McGeary (12)	130,752	*
Gary B. Moore (13)	883,392	*
Pankaj Patel (14)	1,221,300	*
Arun Sarin (15)	47,985	*
Steven M. West (16)	67,229	*
All executive officers and directors as a group (19 Persons) (17)	14,792,283	*

*	Less than one percent.

(1)

Based on information set forth in a Schedule 13G filed with the SEC on February 10, 2014 by BlackRock, Inc. and certain related entities. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(2)	Represents 212,397 shares held by the Carol Ann Bartz (Living) Trust, 2,628 shares held by Ms. Bartz’s spouse and options to purchase 30,000 shares.

(3)	Includes 8,333 shares subject to restricted stock units.

(4)	Includes 6,904 shares subject to fully vested deferred stock units and options to purchase 30,000 shares.

(5)

Includes options to purchase 1,040,000 shares and 121,375 shares subject to restricted stock units. Excludes 172,289 shares subject to PRSUs which vested on September 11, 2014 upon satisfaction and certification of performance goals.

(6)	Includes options to purchase 80,000 shares.

(7)

Includes 89,985 shares held in a grantor retained annuity trust, 91,075 shares held in trusts for the benefit of Mr. Chambers’ children, options to purchase 3,075,000 shares and 71,250 shares subject to restricted stock units. Excludes 593,772 shares subject to PRSUs which vested on September 11, 2014 upon satisfaction and certification of performance goals.

(8)	Includes 43,988 shares held by a family trust, 32,128 shares held by family limited partnerships, 13,205 shares subject to fully vested deferred stock units and options to purchase 65,000 shares.

(9)	Represents 13,846 shares held by the Hennessy 1993 Revocable Trust, 48,526 shares subject to fully vested deferred stock units and options to purchase 30,000 shares.

(10)	Includes 8,333 shares subject to restricted stock units.

(11)

Includes 150,520 shares held by a trust, options to purchase 1,090,000 shares and 171,662 shares subject to restricted stock units. Excludes 228,850 shares subject to PRSUs which vested on September 11, 2014 upon satisfaction and certification of performance goals.

(12)	Includes 40,590 shares subject to fully vested deferred stock units and options to purchase 30,000 shares.

(13)

Includes 26,198 shares held by a trust, 30,938 shares subject to fully vested deferred stock units, options to purchase 590,000 shares and 177,050 shares subject to restricted stock units (of which 10,312 shares are deferred). Excludes 247,741 shares subject to PRSUs which vested on September 11, 2014 upon satisfaction and certification of performance goals.

(14)

Includes 326,670 shares held by trusts, 18,197 shares held by his children, 100,750 shares subject to fully vested deferred stock units, options to purchase 665,000 shares and 107,900 shares subject to restricted stock units (of which 53,950 shares are deferred). Excludes 119,831 shares subject to PRSUs which vested on September 11, 2014 upon satisfaction and certification of performance goals.

(15)	Represents 11,319 shares held by a family trust and 36,666 shares subject to fully vested deferred stock units.

(16)	Includes 33,129 shares held by the West-Karam Family Trust, 400 shares held by Mr. West’s spouse and options to purchase 30,000 shares.

(17)

Includes 277,579 shares subject to fully vested deferred stock units, options to purchase 9,612,688 shares and 984,403 shares subject to restricted stock units (of which 64,262 shares are deferred). Excludes 1,797,235 shares subject to PRSUs which vested on September 11, 2014 upon satisfaction and certification of performance goals.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Cisco’s executive officers, directors and persons who own more than 10% of Cisco’s common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to provide Cisco with copies of all Section 16(a) forms that they file. Based solely on Cisco’s review of these forms and written representations from the officers and directors, Cisco believes that all Section 16(a) filing requirements were met during fiscal 2014.

Equity Compensation Plan Information

The following table provides information as of July 26, 2014 with respect to the shares of Cisco common stock that may be issued under existing equity compensation plans. The category “Equity compensation plans approved by security holders” in the table below consists of the 2005 Stock Incentive Plan, the 1996 Stock Incentive Plan, and the Purchase Plan and its sub-plan, the IESPP. The category “Equity compensation plans not approved by security holders” in the table below consists of the SA Acquisition Plan and the WebEx Acquisition Plan that were adopted in connection with Cisco’s acquisitions of Scientific-Atlanta, Inc. and WebEx Communications, Inc., respectively, in accordance with applicable NASDAQ listing standards. The table does not include information with respect to shares subject to outstanding awards granted under other equity compensation arrangements assumed by Cisco in connection with mergers and acquisitions of the companies that originally granted those awards. The table also does not include information with respect to shares we are proposing to add to the Purchase Plan in Proposal No. 2.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	317,701,909	(3)	$26.93	334,126,564	(4)
Equity compensation plans not approved by security holders	3,595,936	(5)(6)	$30.77	—

Total	321,297,845	(7)	$27.00	334,126,564	(8)

(1)	Excludes purchase rights currently accruing under the Purchase Plan.

(2)	The weighted average exercise price does not take into account the shares subject to outstanding restricted stock units and PRSUs, which have no exercise price.

(3)

Includes 129,430,453 shares subject to outstanding restricted stock units and 12,884,821 shares issuable under outstanding PRSUs based on an assumed target performance, unless performance is otherwise known.

(4)

Includes shares available for future issuance under the Purchase Plan. As of July 26, 2014, as reported in Cisco’s 2014 Annual Report on Form 10-K, an aggregate of 24,583,737 shares of common stock were available for future issuance under the Purchase Plan, including shares subject to purchase during the current purchase period. Under the 2005 Stock Incentive Plan, each share issued as a stock grant (or pursuant to the vesting of a stock unit) will reduce the share reserve by 1.5 shares. Further, each share issued upon the settlement of a dividend equivalent will reduce the shares reserved by 1.5 shares. Under the 2005 Stock Incentive Plan, non-employee directors may also elect to receive fully vested shares of common stock (or restricted stock units that would be settled in shares after the non-employee director left the board) in lieu of all or a specified portion of their regular annual cash retainer based on the fair market value of the shares on the date any regular annual cash retainer would otherwise be paid. See also footnote 5 below.

(5)

Includes outstanding options to purchase 2,961,446 shares of common stock under the SA Acquisition Plan and outstanding options and stock appreciation rights with respect to 634,490 shares of common stock under the WebEx Acquisition Plan. As a result of the shareholder approval on November 12, 2009 of an amendment and restatement of the 2005 Stock Incentive Plan, shares underlying awards previously granted under the SA Acquisition Plan and the WebEx Acquisition Plan that expire unexercised after that date become available for reuse under the 2005 Stock Incentive Plan.

(6)

Excludes options, warrants and other equity rights assumed by Cisco in connection with mergers and acquisitions, other than assumed under the SA Acquisition Plan and the WebEx Acquisition Plan. As of July 26, 2014, a total of 8,199,294 shares of common stock were issuable upon exercise of outstanding options and 9,089,067 shares were issuable upon the vesting of restricted stock units under those other assumed arrangements. The weighted average exercise price of those outstanding options is $4.66 per share. No additional awards may be granted under those assumed arrangements.

(7)

As of July 26, 2014, the aggregate number of shares issuable upon exercise of outstanding options as reported in Cisco’s 2014 Annual Report on Form 10-K were 187,181,865 shares, which included the 8,199,294 shares issuable upon exercise of outstanding options under the assumed arrangements described in footnote 6 above.

(8)

As of July 26, 2014, 309,542,827 shares and 24,583,737 shares were available for future issuance under the 2005 Stock Incentive Plan and the Purchase Plan, respectively, as reported in Cisco’s 2014 Annual Report on Form 10-K.

Acquisition Plans

In connection with Cisco’s acquisitions of Scientific-Atlanta, Inc. and WebEx Communications, Inc., Cisco adopted the SA Acquisition Plan and the WebEx Acquisition Plan, respectively, each effective upon completion of the applicable acquisition. These plans constitute assumptions, amendments, restatements, and renamings of the 2003 Long-Term Incentive Plan of Scientific-Atlanta and the WebEx Communications, Inc. Amended and Restated 2000 Stock Incentive Plan, respectively. The plans permitted the grant of stock options, stock, stock units, and stock appreciation rights to certain employees of Cisco and its subsidiaries and affiliates who had been employed by Scientific-Atlanta or its subsidiaries or WebEx or its subsidiaries, as applicable. Since November 15, 2007, Cisco no longer makes stock option grants or direct share issuances under either the SA Acquisition Plan or the WebEx Acquisition Plan. Shares underlying awards previously granted under the SA Acquisition Plan and the WebEx Acquisition Plan that are forfeited or are terminated for any other reason before being exercised or settled become available for reuse under the 2005 Stock Incentive Plan.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction

The following discussion describes and analyzes Cisco’s compensation program for its named executive officers. For fiscal 2014, the named executive officers were:

•	John T. Chambers, Chairman and CEO;

•	Frank A. Calderoni, Executive Vice President and CFO;

•	Gary B. Moore, President and Chief Operating Officer;

•	Robert W. Lloyd, President, Development and Sales; and

•	Pankaj Patel, Executive Vice President and Chief Development Officer, Global Engineering.

In this Compensation Discussion and Analysis, we provide the following:

• Executive Summary	page 38
• Compensation Philosophy and Objectives	page 42
• Compensation Process	page 43
• Compensation Components	page 45
• Fiscal 2014 Compensation	page 45
• Fiscal 2015 Compensation Approach	page 52

Executive Summary

•	Listening to Our Shareholders

Cisco’s informed and accessible Compensation Committee is comprised solely of independent directors that, as noted in the “Shareholder Communications with the Board of Directors” section of this Proxy Statement, has established effective means for communicating with shareholders regarding their executive compensation ideas and concerns, including the opportunity for shareholders to cast a non-binding advisory vote regarding executive compensation at Cisco’s annual shareholders meetings. After Cisco published its fiscal 2013 proxy statement, Cisco conducted conference calls and had discussions with 12 of its top 30 institutional investors representing 22% of our then outstanding shares. In general, feedback from these shareholders reflected the following:

•	Our executive compensation program is well designed and our disclosure of the performance conditions under our incentive plans have substantially improved;

•	We have a number of market best practices that protect shareholders from excessive risk; and

•	Any one-time large discretionary equity grants to the named executive officers should have robust performance conditions.

At last year’s annual meeting, shareholders approved our compensation philosophy and program by approximately 94% of shareholder votes. Based on this overwhelming support, we did not materially change our compensation philosophy and program for fiscal 2014 and used the same structure for both our long-term equity incentive and annual cash incentive awards for our named executive officers, and we made no special large, non-performance based equity grants.

•	Cisco’s Fiscal 2014 Financial Performance and Executive Compensation

As shown below, for fiscal 2014, Cisco’s financial results were less than our record fiscal 2013 results. In addition, we performed at 95% of target for our revenue and operating income goals under our cash incentive plan, the Executive Incentive Plan (the “EIP”). The year-over-year decrease in our CEO’s annual total direct compensation and our named executive officers’ variable cash incentive awards is consistent with the decrease in our financial results, reflecting our strong commitment to pay for performance.

Cisco’s Fiscal 2014 Financial Performance Compared to Fiscal 2013

	Fiscal 2013 (Actual /Target)	Fiscal 2014 (Actual /Target)
Worldwide Revenue* Under the EIP (in billions)	$48.6 / $48.4	$47.1 / $49.5
Results as a Percentage of EIP Target	100%	95%
Worldwide Operating Income* Under the EIP (in billions)	$13.8 / $12.9	$13.4 / $14.0
Results as a Percentage of EIP Target	107%	95%
Worldwide Operating Cash Flow for PRSUs (in billions)	$12.9 / $11.5	$12.3 / $12.7
Results as a Percentage of PRSU Target	112%	97%
Earnings Per Share* for PRSUs	$2.05 / $1.92	$2.06 / $2.06
Results as a Percentage of PRSU Target	107%	100%

*

Cisco’s worldwide revenue and operating income for purposes of the EIP and earnings per share for purposes of the PRSUs were Cisco’s GAAP revenue, operating income and diluted earnings per share, respectively, each excluding the applicable items listed in the “Fiscal 2014 Compensation” section of this CD&A under the subsections captioned “Variable Cash Incentive Awards–How Fiscal 2014 EIP Targets were Established and Actual Results” and “Long-Term, Equity-Based Incentive Awards–How PRSUs Work.” Cisco’s worldwide operating cash flow for purposes of the PRSUs was Cisco’s GAAP operating cash flow.

•	Executive Compensation Aligned with Performance

The tables below display Cisco’s cash incentive compensation, grants of restricted stock units and PRSUs and total direct compensation for each named executive officer for fiscal 2014 as compared to fiscal 2013.

Variable Cash Incentive Awards

As compared to the payouts under our fiscal 2013 cash incentive awards, the payouts under our fiscal 2014 cash incentive awards declined consistent with the decline in our financial performance which was less than our fiscal 2013 financial performance.

	Fiscal 2013 Variable Cash Incentive Award	Fiscal 2014 Variable Cash Incentive Award
John T. Chambers	$4,700,080	$2,500,000
Frank A. Calderoni	$2,058,574	$1,275,300
Gary B. Moore	$2,203,163	$1,395,524
Robert W. Lloyd	$2,136,400	$1,417,000
Pankaj Patel*	N/A	$1,239,875

*	Mr. Patel was not a named executive officer in fiscal 2013.

Long-Term, Equity-Based Incentive Awards

At the beginning of fiscal 2014, Cisco made the annual grants shown below to executive officers (other than the CEO) with a mix of approximately 25% of target value of long-term, equity-based incentive awards in restricted stock units with time-based vesting and approximately 75% of such target value in PRSUs subject to the achievement of three-year financial performance goals.

At the beginning of fiscal 2014, Cisco made the annual grant shown below to the CEO of 100% PRSUs, subject to the achievement of financial performance and TSR goals, with a target grant value of approximately $10 million. In July 2014, Cisco completed its annual grant to the CEO with additional PRSUs, subject to the achievement of TSR goals, with a target grant value of approximately $2 million.

For fiscal 2013, based on Cisco’s record financial performance and top tier TSR relative to the Peer Group, the target grant value of Mr. Chambers’ total annual equity awards was at the 90th percentile of the Peer Group while the target grant value of his annual equity award for fiscal 2014 was slightly above the median of the Peer Group. In addition, the target grant values for the fiscal 2014 annual equity awards to Mr. Moore and Mr. Lloyd were higher than the target grant values for the fiscal 2013 annual equity awards because the fiscal 2014 annual equity awards take into account for the first time their new roles as

Presidents. The fiscal 2014 annual equity awards for these named executive officers continue to be set with reference to the 75th percentile of similarly positioned executives in the Peer Group just like the fiscal 2013 annual equity awards.

	Fiscal 2013 Awards	Fiscal 2014 Awards
	Annual Equity Award Target Grant Value*†	Annual Equity Award Target Grant Value*
John T. Chambers	$17,140,700	$11,983,568
Frank A. Calderoni	$6,303,491	$6,920,971
Gary B. Moore	$6,625,505	$7,965,601
Robert W. Lloyd	$5,502,105	$7,965,601
Pankaj Patel	N/A	$7,303,098

*

These amounts are not a substitute for the amounts disclosed in the Summary Compensation Table, which are disclosed in accordance with SEC rules. Please refer to the “Long-Term, Equity-Based Incentive Awards” section below in this CD&A for a detailed explanation of the difference between the amounts above and the amounts disclosed in the Summary Compensation Table.

†

Excludes aggregate target grant value for time-based restricted stock units and PRSUs of $9,961,947 granted to each of Mr. Moore and Mr. Lloyd separately in recognition of their promotions to the position of President in fiscal 2013.

Annual Total Direct Compensation

(Annual Base Salary, Variable Cash Incentive Awards and Long-Term, Equity-Based Incentive Awards value at target)

Consistent with our fiscal 2014 financial performance, the table below shows that Mr. Chambers’ fiscal 2014 total direct compensation was substantially lower than his fiscal 2013 total direct compensation. The table also reflects that despite smaller variable cash incentive awards for fiscal 2014, total direct compensation increased for Mr. Moore and Mr. Lloyd due to higher fiscal 2014 annual equity grants as Presidents.

	Fiscal 2013 Total Direct Compensation*†	Fiscal 2014 Total Direct Compensation*
John T. Chambers	$22,940,780	$15,583,568
Frank A. Calderoni	$9,072,065	$8,996,271
Gary B. Moore	$9,653,668	$10,186,125
Robert W. Lloyd	$8,438,505	$10,182,601
Pankaj Patel	N/A	$9,242,973

*	Total direct compensation includes annual base salary, annual variable cash incentive awards and annual long-term, equity-based incentive awards at target.

†

Excludes aggregate target grant value for time-based restricted stock units and PRSUs of $9,961,947 granted to each of Mr. Moore and Mr. Lloyd separately in recognition of their promotions to the position of President in fiscal 2013.

Realizable Pay from Fiscal 2012 PRSUs

In fiscal 2012, we first granted PRSUs with a three-year performance period with 50% based on operational results and 50% based on TSR goals. The table below shows the target number of fiscal 2012 PRSUs granted, the level of satisfaction of the three-year performance goals and the shares actually earned pursuant to the fiscal 2012 PRSUs, which reflects our commitment to pay for performance. The three-year performance cycles for fiscal 2013 and fiscal 2014 PRSUs have not yet been completed.

	Fiscal 2012 Target PRSUs	Achievement of Fiscal 2012 Operational Goals	Achievement of Fiscal 2013 Operational Goals	Achievement of Fiscal 2014 Operational Goals	Overall Achievement of Operational Goals	Achievement of 3-Year Relative TSR Goal	Fiscal 2012 PRSUs Earned
John T. Chambers	495,500	1.07	1.16	0.94	1.057	1.34	593,772
Frank A. Calderoni	143,775	1.07	1.16	0.94	1.057	1.34	172,289
Gary B. Moore	206,740	1.07	1.16	0.94	1.057	1.34	247,741
Robert W. Lloyd	190,975	1.07	1.16	0.94	1.057	1.34	228,850
Pankaj Patel	100,000	1.07	1.16	0.94	1.057	1.34	119,831

•	Executive Compensation Pay for Performance Philosophy

The core of Cisco’s executive compensation philosophy continues to be to pay for performance, as discussed in greater detail below. The chart below demonstrates how the historical compensation of our CEO as reported in the Summary Compensation Table of our proxy during the preceding three years compares to our absolute TSR during the same period.

*	CEO total compensation for the three fiscal years is measured against fiscal 2011 total compensation. TSR is measured against the stock price as of the end of fiscal 2011.

•	Compensation Governance. The core of Cisco’s executive compensation continues to be pay for performance, and the framework includes the compensation governance features discussed below:

No Employment Agreements

Cisco’s named executive officers have no employment or severance agreements, special benefits, supplemental executive retirement plans, perquisites, or tax gross-ups other than in the limited instances described below that are for business-related purposes.

Independent Compensation Consultant	The Compensation Committee’s independent compensation consultant, FWC, is retained directly by the Committee and performs no other consulting or other services for Cisco.
Risk Management

Cisco’s compensation philosophy and related governance features are complemented by specific elements designed to align Cisco’s executive compensation with long-term shareholder interests and effective compensation-related risk management, including the following:

•    Executive officers are prohibited from engaging in any speculative transactions in Cisco securities, including engaging in short sales, engaging in transactions involving put options, call options or other derivative securities, or engaging in any other forms of hedging transactions, such as collars or forward sale contracts; and

• Executive officers are strongly discouraged from pledging Cisco securities in margin accounts or as collateral for loans, and no executive officer currently engages in such practices.

Compensation decisions and other details are discussed in the remainder of this CD&A.

Compensation Philosophy and Objectives

The Compensation Committee believes that Cisco’s named executive officers should be paid in a manner that attracts, motivates and retains the best-available talent, and rewards them for successful results. Within this overall philosophy, the Compensation Committee’s ongoing objectives are:

•

To offer a total compensation program that is flexible to adapt to evolving regulatory requirements and changing economic and social conditions, and takes into consideration the compensation practices of peer companies identified based on an objective set of criteria;

•	To provide annual variable cash incentive awards based on Cisco’s satisfaction of designated financial and non-financial objectives;

•

To align the financial interests of executive officers with those of shareholders by providing appropriate long-term, equity-based incentives and retention awards that encourage a culture of ownership consistent with established stock ownership guidelines with approximately 75% of the total equity-based incentives based on Cisco’s satisfaction of designated financial objectives; and

•

To not provide employment or severance agreements, special benefits, perquisites, tax gross-ups, tax equalization payments or accelerated equity vesting except in the limited circumstances described below under the “Group Benefits/Perquisites” section of this CD&A.

Our Culture of Ownership

As noted above, a core element of Cisco’s compensation philosophy is to align the interests of executive officers with those of shareholders by providing appropriate long-term incentives. To further this goal, Cisco has maintained its current policy regarding minimum ownership of shares by Cisco’s executive officers since July 2008. These minimum ownership requirements call for Cisco’s CEO to own shares of Cisco’s common stock having a value equal to at least five times the CEO’s base annual salary and for each other executive officer to own shares of Cisco’s common stock having a value equal to at least three times the executive officer’s base annual salary. The CEO and each other executive officer have five years from the date of their respective appointment to attain their minimum ownership level. As of September 22, 2014, our CEO and all but one of our other executive officers are currently exceeding the minimum stock ownership requirements. The remaining executive officer has until October 2017 to attain the above minimum ownership level. Our CEO holds over 50 times his fiscal 2014 base salary in Cisco common stock.

Recoupment

Since March 2008, Cisco has maintained a recoupment policy for cash incentive awards paid to executive officers under Cisco’s annual cash incentive plan, the EIP. In the event of a restatement of incorrect financial results, this policy would enable the Compensation Committee, if it determined appropriate and subject to applicable laws, to seek reimbursement of the incremental portion of EIP awards paid to executive officers in excess of the awards that would have been paid based on the restated financial results. Cisco’s variable cash incentive and long-term, equity-based incentive award plans also generally provide for forfeiture if a named executive officer participates in activities detrimental to Cisco or is terminated for misconduct.

Say on Pay

The Compensation Committee is very interested in the ideas and concerns of our shareholders regarding executive compensation. An advisory vote regarding executive compensation was presented to shareholders for the fourth time at last year’s annual meeting of shareholders and approved by approximately 94% of shareholder votes, consistent with prior advisory votes by our shareholders regarding executive compensation. Further, at Cisco’s 2011 annual meeting of shareholders, approximately 90% of affirmative votes by shareholders supported an annual advisory vote proposal to approve the compensation of our named executive officers as the preferred frequency. In light of this outcome, the Board of Directors determined to hold a non-binding advisory vote to approve executive compensation each year until the next required vote on the frequency of such advisory votes to approve executive compensation. Accordingly, it is expected that shareholders will be given an opportunity to cast an advisory vote to approve executive compensation annually with the next required vote on the frequency of such advisory votes occurring at Cisco’s 2017 annual meeting of shareholders.

Compensation Risk Management

The Compensation Committee’s annual review and approval of Cisco’s compensation philosophy and strategy includes the review of compensation-related risk management. In this regard, the Compensation Committee reviews Cisco’s compensation programs for employees and executives, including the annual cash incentive plans and long-term, equity-based incentive awards, and does not believe that the compensation program creates risks that are reasonably likely to have a material adverse effect on Cisco. As part of this review, the Compensation Committee evaluates the need to engage independent consultants for specific assignments and did engage FWC during fiscal 2014 to deliver a report and assist with the risk assessment of Cisco’s executive compensation program. FWC advised that Cisco’s executive compensation program provides an appropriate pay philosophy, peer group, and benchmarking to support business objectives with meaningful risk mitigants and negative discretion by the Compensation Committee. FWC also advised that Cisco’s executive compensation program provides an effective balance in cash and equity mix, short- and long-term performance focus, corporate, business unit and individual performance focus, and financial performance measurement that avoids the taking of short-term risks at the expense of long-term shareholder interests.

The Compensation Committee also determined that Cisco’s commission and sales incentive plans for employees are based on measurable and verifiable sales goals that are aligned with Cisco’s company-wide revenue and operating income goals for its bonus plan for executives. In addition, total target incentive compensation for all employees is a small percentage of total sales and revenue and incentive opportunities under these plans are capped. Management also retains negative discretion to reduce incentive amounts.

The Committee believes that the following risk oversight and compensation design features described in greater detail in this CD&A safeguard against excessive risk taking:

•	Stock ownership requirements and a recoupment and clawback policy;

•

Prohibitions on employees engaging in any speculative transactions in Cisco securities like hedging, and the strong discouragement of executive officers from pledging Cisco securities in margin accounts or as collateral for a loan;

•	Executive bonus payouts are based on financial performance metrics that drive shareholder value; and

•

Equity awards for executive officers are also based on financial metrics that drive shareholder value as well as multi-year TSR goals, and all equity awards have vesting requirements that align employees’ interests with shareholders.

Compensation Process

The Compensation Committee begins its process of deciding how to compensate Cisco’s named executive officers by considering the competitive market data provided by its independent compensation consultant and the Human Resources Department. The Compensation Committee engaged FWC to provide advice and recommendations on competitive market practices and specific compensation decisions. For purposes of evaluating competitive practices, the Compensation Committee, with assistance from FWC, identified criteria to select a list of companies which comprise Cisco’s peer group.

Benchmarking

The peer group consists of an initial peer group (composed of a primary and secondary group of peer companies) that was established in March 2013 and, along with a study of peer group data prepared by FWC in May 2013, was used to establish most compensation targets and guide decisions prior to March 2014. The peer group was updated in March 2014 to no longer use the “secondary” peer group, which consisted of larger general-industry companies (with three-year rolling average market capitalizations of $65 billion or greater), since most of these companies are not direct competitors with Cisco for talent and many have pay practices that are not as relevant to Cisco. In place of the “secondary” general-industry peer group, the Compensation Committee may decide to use data accumulated by management regarding compensation practices of companies with which Cisco competes for talent as an additional point of reference. The updated peer group along with a study of peer group data prepared by FWC in May 2014 was used for compensation decisions thereafter and for fiscal 2014 year-end compensation benchmarking. We refer to the initial and updated peer groups below as the “Peer Group” in this Proxy Statement.

The Peer Group consists of major information technology companies with related Global Industrial Classification System (GICS) codes, three-year rolling average market capitalizations greater than $25 billion (based on the three-year quarterly average) and revenues greater than $10 billion. The members of the Peer Group are set forth below.

Accenture ADP Apple eBay EMC	Google Hewlett-Packard IBM Intel Microsoft	Oracle Qualcomm Texas Instruments Visa

*	While part of the initial peer group, Dell was taken private last year and is no longer part of the Peer Group.

For competitive benchmarking purposes, the positions of Cisco’s named executive officers were compared to their counterpart positions in the Peer Group, and the compensation levels for comparable positions in the Peer Group were examined for guidance in determining base salaries, variable cash incentive awards and long-term, equity-based incentive awards. The Compensation Committee generally establishes cash compensation, including variable cash incentive awards, with reference to the median of the Peer Group and long-term incentive awards with reference to the median and the 75th percentile of the Peer Group subject to case-by-case determination for each named executive officer.

How the Compensation Committee Makes Decisions and Policies

The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although from time to time it seeks input and recommendations from the CEO and the Human Resources Department. The Compensation Committee reports to the Board of Directors on the major items covered at each Compensation Committee meeting. FWC has worked directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of the Compensation Committee chair and in the capacity of the Compensation Committee’s agent where such projects are in direct support of the Compensation Committee’s charter. No work performed by FWC during fiscal 2014 raised any conflict of interest.

In determining executive compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to Cisco and to its executives. To maintain maximum flexibility in designing compensation programs, the Compensation Committee, while considering company tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that are intended to be deductible. For example, the cash incentive awards paid to named executive officers and the PRSUs awarded to named executive officers for fiscal 2014 are intended to comply with the exemption for performance-based compensation under Code Section 162(m), but the restricted stock units with time-based vesting granted to the named executive officers in fiscal 2014 are subject to the deduction limits of Code Section 162(m).

The Compensation Committee considers the accounting consequences to Cisco of different compensation decisions and the impact on shareholder dilution; however, neither of these factors by themselves will compel a particular compensation decision.

The Compensation Committee annually grants long-term, equity-based incentive awards to executive officers after the close of the prior fiscal year and the review and evaluation of each executive officer’s performance. The Compensation Committee’s policy is to generally grant equity awards only during open trading windows and to establish grant dates in advance, generally establishing those dates near the beginning of each fiscal year.

Compensation Components

The three major elements of Cisco’s executive officer total direct compensation are: (i) base salary, (ii) variable cash incentive awards, and (iii) long-term, equity-based incentive awards. For fiscal 2014, approximately 70% of target annual total direct compensation for the named executive officers other than the CEO was performance-based, reflecting Cisco’s core compensation philosophy to pay for performance. Approximately 93% of target total direct compensation for the CEO was performance-based.

Fiscal 2014 Compensation

Base Salary. Cisco usually establishes base salaries at the beginning of its fiscal year. Based on his strong performance relative to his counterparts in the Peer Group and for purposes of internal equity, the Compensation Committee increased Mr. Calderoni’s base salary from $710,000 to $800,000, which is just above the median of the Peer Group. Except for Mr. Calderoni, the base salaries for the other named executive officers remained unchanged from fiscal 2013, resulting in base salaries being generally targeted at the median of the Peer Group.

Variable Cash Incentive Awards.    Performance measures and goals for determining annual cash incentive awards for named executive officers for fiscal 2014 were pre-established under Cisco’s EIP and were intended to comply with the exemption for performance-based compensation under Code Section 162(m). The pre-established performance goals are based on Cisco’s achievement of established financial performance goals, customer satisfaction criteria and the executive’s individual contribution. The Compensation Committee established the annual financial performance goals so that they were consistent with the annual goals in Cisco’s fiscal 2014 financial plan established by the Board of Directors. The fact that the financial goals were not achieved at target levels in two out of the last five fiscal years reflects the general degree of difficulty of the financial performance goals established by the Compensation Committee under the EIP from fiscal year to fiscal year.

•	How Variable Cash Incentive Awards Work

For each named executive officer, the cash incentive awards under the EIP are calculated by multiplying the individual’s annual base salary in effect at the beginning of the fiscal year by the individual’s target award percentage, and multiplying the result by a company performance factor (CPF), a customer satisfaction factor (CSF), and an individual performance factor (IPF), as follows:

BONUS = BASE x TARGET x CPF x CSF x IPF

The cash incentive awards for fiscal 2014 for each named executive officer were as follows.

Named Executive Officer	Base Salary	Target Award Percentage	Company Performance Factor	Customer Satisfaction Factor	Individual Performance Factor	EIP Payment
John T. Chambers	$1,100,000	200%	0.65	1.09	1.60	$2,500,000
Frank A. Calderoni	$800,000	125%	0.65	1.09	1.80	$1,275,300
Gary B. Moore	$825,000	125%	0.65	1.09	1.91	$1,395,524
Robert W. Lloyd	$800,000	125%	0.65	1.09	2.00	$1,417,000
Pankaj Patel	$700,000	125%	0.65	1.09	2.00	$1,239,875

Based on Cisco’s performance at 95% of target during fiscal 2014, the incentive cash awards paid for fiscal 2014 to the named executive officers were on average 40% less than fiscal 2013 and at approximately the 70th percentile of the Peer Group.

•	How Fiscal 2014 EIP Targets were Established and Actual Results

At the beginning of fiscal 2014, a target EIP award was established for each of the named executive officers and such target award was set at the median of the Peer Group: 200% of the CEO’s base salary and 125% of the respective annual base salaries for the other named executive officers.

The maximum bonus under this EIP formula is 269% of target assuming maximum company performance, customer satisfaction and individual performance factors, or 538% of base salary (269% x 200% of base salary) for the CEO and 336% of base salary (269% x 125% of base salary) for the other named executive officers.

Company Performance Factor

The company performance factor for fiscal 2014 was determined over an annual performance period. The annual company performance factor for fiscal 2014 was set within the first 90 days of fiscal 2014 and ranged from 0.0 to 1.20 with target at 1.0. The Compensation Committee retained negative discretion to reduce the company performance factor.

Worldwide revenue and operating income growth were the financial performance goals used to determine the company performance factor for the performance period because they most directly align with Cisco’s growth strategy and generally represent the best correlation with shareholder value. Operating income is weighted on a 4-to-1 basis compared to revenue in affecting the company performance factor.

The worldwide revenue and operating income goals for fiscal 2014 as well as our performance relative to fiscal 2013 are set forth below. Fiscal 2014 performance targets exceeded fiscal 2013 performance targets for both worldwide revenue and operating income by over 2% and 8%, respectively.

	Fiscal 2014 Goals			Fiscal 2014 Results	Fiscal 2013 Results
	Threshold	Target	Maximum
Revenue	$44.6 billion (90% of target)	$49.5 billion	$55.5 billion (112% of target)	$47.1 billion (95% of target)	$48.6 billion

Operating Income	$11.9 billion (85% of target)	$14.0 billion	$17.9 billion (128% of target)	$13.4 billion (95% of target)	$13.8 billion

The above resulted in a total fiscal 2014 company performance factor of 0.65, reflecting below target achievement of the financial performance goals under the cash incentive plan. Notwithstanding achievement levels of 95% of our performance targets, our fiscal 2014 company performance factor of 0.65 also illustrates the rigor of the financial performance goals.

Worldwide revenue and operating income each were calculated for purposes of the EIP in accordance with pre-established rules. Worldwide revenue was Cisco’s GAAP worldwide revenue excluding the effects of the impact of changes in GAAP and the effects of business combinations subject to a pre-established threshold. Operating income was Cisco’s GAAP operating income excluding the following: share-based compensation expense; compensation expense related to acquisitions and investments; changes in estimates of contingent consideration related to acquisitions and investments; gains or losses on divestitures; amortization or impairment of acquired intangible assets including in-process research and development; impacts to cost of sales from purchase accounting adjustments to inventory; all external acquisition-related costs such as finder’s fees, advisory, legal, accounting, valuation, hedging or other professional or consulting fees directly associated with acquisitions and investments; and each of the following subject to pre-established thresholds: the impact of any cumulative effect of changing to newly adopted accounting principles; operating income of the acquired entity and its subsidiaries as reflected on the financial records thereof; losses due to impairments or gain/loss contingencies; gains or losses on the sale of fixed assets; direct losses on Cisco’s tangible assets from natural catastrophe, war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, or seizure; and restructuring charges.

Customer Satisfaction and Individual Performance Factors

The customer satisfaction factor and individual performance factor can range from 0.9 to 1.12 and 0 to 2.0, respectively. The customer satisfaction factor uses a narrower range compared to the company performance and individual performance factors because it is viewed as correlated with Cisco’s broader company performance factor. At the beginning of the performance period, the customer satisfaction factor was set at a maximum of 1.12, and the individual performance factor was set at a maximum of 2.0. The Compensation Committee retained negative discretion to reduce the customer satisfaction and individual performance factors for each named executive officer. The target for each of these two factors was 1.0.

For fiscal 2014, Cisco’s composite customer satisfaction score, which was derived from the results of an annual customer satisfaction survey in which Cisco met or exceeded all but two of its goals in the survey categories, was 1.09, slightly below the maximum of 1.12 and above the target of 1.0. The customer satisfaction factor for fiscal 2013 was also 1.09.

For fiscal 2014, the individual performance factors for each of the named executive officers, other than the CEO, were set by the Compensation Committee pursuant to the recommendation of the CEO based on the relative contributions of each of the named executive officers to Cisco’s success in fiscal 2014. The Compensation Committee established the individual performance factor for the CEO.

In considering the appropriate individual performance factor for each named executive officer, the Compensation Committee considers the named executive officer’s leadership, strategic planning, implementation, innovation, contributions to Cisco’s achievement of its financial goals, and prior years’ individual performance factors and cash incentive awards under the EIP and competitive compensation positioning. The Compensation Committee uses its business judgment in reviewing each of these individual items and does not assign specific quantitative weighting to such items. Mr. Patel received the highest possible individual performance factor of 2.00 for his continuing efforts in leading engineering to the next level. Mr. Moore and Mr. Lloyd received individual performance factors of 1.91 and 2.00, respectively for their success in helping Cisco almost match last year’s operational results in a challenging environment. Mr. Chambers and Mr. Calderoni received individual performance factors of 1.60 and 1.80, respectively, based on Cisco’s fiscal 2014 financial results and TSR performance relative to the Peer Group as compared to fiscal 2013. Set forth below is a summary of the historical individual performance factors for fiscal 2013 and fiscal 2014.

Named Executive Officer	Fiscal 2013 Individual Performance Factor	Fiscal 2014 Individual Performance Factor
John T. Chambers	1.75	1.60
Frank A. Calderoni	1.90	1.80
Gary B. Moore	1.75	1.91
Robert W. Lloyd	1.75	2.00
Pankaj Patel	N/A	2.00

Long-Term, Equity-Based Incentive Awards. The objective of Cisco’s long-term, equity-based incentive awards is to align the interests of named executive officers with shareholders and to provide each named executive officer with an incentive to manage Cisco from the perspective of an owner with an equity stake in the business. The Compensation Committee determines the size of the long-term, equity-based incentives according to each named executive officer’s position within Cisco and sets a level it considers appropriate to create a meaningful opportunity for reward predicated on increasing shareholder value. In addition to the desired benchmarking percentiles and consideration of the competitive market data described above, the Compensation Committee takes into account an individual’s performance history, his or her potential for future advancement and promotions, the CEO’s recommendations for awards other than his own, and the value of existing vested and unvested outstanding equity awards. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion.

•	Fiscal 2014 Awards — Our fiscal 2014 long-term, equity-based grants were as follows:

Named Executive Officer	Target PRSUs	Max. PRSUs	Target Value of PRSUs	Time-Based RSUs	Grant Value of Time Based RSUs	Total Target Value of Fiscal 2014 Annual Equity Awards*
John T. Chambers	523,011	784,516	$11,983,568	—	—	$11,983,568
Frank A. Calderoni	225,000	337,500	$5,046,750	81,100	$1,874,221	$6,920,971
Gary B. Moore	258,900	388,350	$5,807,127	93,400	$2,158,474	$7,965,601
Robert W. Lloyd	258,900	388,350	$5,807,127	93,400	$2,158,474	$7,965,601
Pankaj Patel	237,400	356,100	$5,324,882	85,600	$1,978,216	$7,303,098

*	See “Target Values versus Accounting Values” for more information about this value.

In September 2013, the Compensation Committee approved an initial equity award to Mr. Chambers for fiscal 2014 of 100% PRSUs with a target value of $9,983,593 which was 15% below the median of the Peer Group. In July 2014, based on Cisco almost matching its fiscal 2013 record financial results, the Compensation Committee approved the completion of the annual grant to the CEO of 100% PRSUs with a target value of $1,999,975, resulting in fiscal 2014 annual long-term, equity-based grants with an aggregate target value of approximately $12 million, which is at approximately the median of the Peer Group. By waiting until the last quarter of the fiscal year to determine if it will complete the CEO’s annual grant with a supplemental grant, the Compensation Committee is able to consider anticipated absolute and relative financial and TSR performance so that the annual CEO award is more closely aligned with performance for the fiscal year. In September 2013, the Compensation Committee also approved equity awards for fiscal 2014 of an approximate 75%/25% combination (based on value) of PRSUs and time-based restricted stock units to the other named executive officers as set forth in the table above. The total target value for the annual grants of PRSUs and time-based restricted stock units awarded to the named executive officers other than Mr. Chambers was determined with reference to between the median and 79th percentile of the Peer Group.

•	How PRSUs Work

Like the performance metrics for the fiscal 2012 and fiscal 2013 PRSUs, the performance metrics for 50% of the fiscal 2014 PRSUs are operating cash flow and earnings per share based on consecutive annual goals over a three-year period, pre-established at the beginning of each of fiscal 2014, fiscal 2015 and fiscal 2016 in accordance with Code Section 162(m). Performance will be reviewed at the end of each fiscal year and any PRSUs will be earned based on the average performance over the three fiscal years (the “Financial Goal Multiplier”). Also, like the fiscal 2012 and fiscal 2013 PRSUs, the performance metric for the remaining 50% of the fiscal 2014 PRSUs is Cisco’s TSR relative to the S&P 500 Information Technology Index over a three-year period covering fiscal 2014, fiscal 2015 and fiscal 2016 (the “Total Shareholder Return Multiplier”). The Total Shareholder Return Multiplier is determined by comparing Cisco’s TSR at the beginning and end of the three-year performance period to the TSR of each company that comprises the S&P 500 Information Technology Index. The portion of Mr. Chambers grant made in July 2014 is based solely on the Total Shareholder Return Multiplier from June 1, 2014 through the end of fiscal 2016 with the same relative TSR goals as the grant made in September 2013.

The formula to determine the number of earned PRSUs is set forth below:

Earned PRSUs = Target PRSUs x

((50% x Average Financial Goal Multiplier) + (50% x Total Shareholder Return Multiplier))

Depending upon performance and the sum of the respective Multipliers, each named executive officer may receive total PRSU shares ranging from 0% of target for performance below target to 150% of target for superior performance.

The worldwide operating cash flow and earnings per share goals for fiscal 2014 as well as our fiscal 2014 performance relative to fiscal 2013 are set forth below:

	Fiscal 2014 Goals			Fiscal 2014 Results	Fiscal 2013 Results
	Threshold	Target	Maximum
Operating Cash Flow	$10.8 billion (85% of target)	$12.7 billion	$15.6 billion (123% of target)	$12.3 billion (97% of target)	$12.9 billion

Earnings Per Share	$1.75 (85% of target)	$2.06	$2.55 (124% of target)	$2.06 (100% of target)	$2.05

The above resulted in a Financial Goal Multiplier for fiscal 2014 of 0.94, reflecting slightly below target achievement. This multiplier will be included as part of the three-year average for the relevant PRSUs (e.g., the Year 3 Financial Goal Multiplier for the fiscal 2012 PRSUs).

For the fiscal 2014 PRSUs, a threshold relative TSR at the 25th percentile of the S&P 500 Information Technology Index would trigger a Total Shareholder Return Multiplier of 0.50 and a maximum relative TSR at or above the 75th percentile of the S&P 500 Information Technology Index would trigger a Total Shareholder Return Multiplier of 1.50.

At the end of the three-year performance period, the Total Shareholder Return Multiplier will be determined and 50% of the Average Financial Goal Multiplier (the average of the Financial Goal Multipliers for fiscal 2014, 2015 and 2016) will be added to 50% of the Total Shareholder Return Multiplier to determine an award of shares for each named executive officer. As fiscal 2014 was the first year of the three-year performance period for fiscal 2014 PRSUs, no shares were earned. However, the one-year TSR for fiscal 2014 was at the 16th percentile of the S&P 500 Information Technology Index which would have resulted in a Total Shareholder Return Multiplier of 0 had the three-year performance period been a one-year performance period. The vesting and settlement of any of the PRSUs granted for fiscal 2014 will depend on Cisco’s performance for fiscal 2015 and fiscal 2016 (in addition to fiscal 2014) and TSR during the three-year performance period, and whether the Compensation Committee exercises any negative discretion to reduce the award when approving the settlement of the PRSUs.

For the fiscal 2014 PRSUs, worldwide operating cash flow is Cisco’s GAAP operating cash flow. Earnings per share was calculated from Cisco’s GAAP diluted earnings per share excluding all of the items excluded from the calculation of operating income for purposes of the EIP, other than operating income of the acquired entity and its subsidiaries as reflected on the financial records thereof and gains and losses on the sale of fixed assets, including the income tax effects thereof; and each of the following subject to pre-established thresholds: net income or loss of the acquired entity and its subsidiaries as reflected on the financial records thereof, including any income tax effects; and the effects of certain tax matters.

•	Realizable PRSU Values

As described in the proxy statements for our 2012 and 2013 annual meetings of shareholders, Cisco granted similar PRSUs in fiscal 2012 and fiscal 2013. The table below summarizes the applicable Financial Goal Multipliers and Total Shareholder Return Multipliers for the PRSUs granted during each of fiscal 2012, 2013 and 2014.

	Year 1 Financial Goal Multiplier	Year 2 Financial Goal Multiplier	Year 3 Financial Goal Multiplier	Average Financial Goal Multiplier	3-Year Total Shareholder Return Multiplier	Overall Multiplier
Fiscal 2012 PRSUs	1.07 (fiscal 2012)	1.16 (fiscal 2013)	0.94 (fiscal 2014)	1.057	1.34	1.198
Fiscal 2013 PRSUs	1.16 (fiscal 2013)	0.94 (fiscal 2014)	TBD (fiscal 2015)	TBD	TBD	TBD
Fiscal 2014 PRSUs	0.94 (fiscal 2014)	TBD (fiscal 2015)	TBD (fiscal 2016)	TBD	TBD	TBD

Based on the multipliers as set forth in the table above, the fiscal 2012 PRSUs (for which the three-year performance cycle has been completed) were earned as follows reflecting our commitment to pay for performance:

Named Executive Officer	Target PRSUs	Average Financial Goal Multiplier	3-Year Total Shareholder Return Multiplier	FY 2012 PRSUs Earned
John T. Chambers	495,500	1.057	1.34	593,772
Frank A. Calderoni	143,775	1.057	1.34	172,289
Gary B. Moore	206,740	1.057	1.34	247,741
Robert W. Lloyd	190,975	1.057	1.34	228,850
Pankaj Patel	100,000	1.057	1.34	119,831

•	Target Values versus Accounting Values

Because the fiscal 2014 PRSUs include a three-year Total Shareholder Return Multiplier and annual Financial Goal Multipliers, the values reported in the Summary Compensation Table are different than the target values set forth in the table in the Executive Summary. FASB ASC Topic 718 requires that the value of the fiscal 2014 PRSUs reported in the Summary Compensation Table include the full value for the PRSUs based on the probable outcome of the Total Shareholder Return Multiplier, but only that portion of the value of the PRSUs based on the Financial Goal Multipliers for which annual financial performance metrics were established during fiscal 2014 based on probable achievement of such metrics. As a result, for the fiscal 2014 PRSUs, the Summary Compensation Table does not include the value of the PRSUs based on the annual financial metrics for fiscal 2015 or fiscal 2016. Such amounts will be included as equity compensation in the Summary Compensation Table for fiscal 2015 and fiscal 2016, respectively, when the financial metrics are established. However, the Summary Compensation Table for fiscal 2014 does include the value of the fiscal 2012 PRSUs and the fiscal 2013 PRSUs based on the annual operational performance metrics set for those awards during fiscal 2014.

•	Vesting of RSUs and PRSUs

The time-based restricted stock units vest in four equal annual installments on each annual anniversary of the award date. Subject to continued employment, any earned PRSUs will be settled at the end of the three-year performance period. All outstanding unvested equity awards under Cisco’s 2005 Stock Incentive Plan (and 1996 Stock Incentive Plan) will vest in full (at target levels for PRSUs), and, if applicable, become immediately exercisable in the event of the named executive officer’s death, terminal illness or if Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership. Cisco believes that this accelerated equity vesting is appropriate under the circumstances described above to ensure that employees are not deprived of their equity when Cisco may not be able to arrange for appropriate post-transaction vesting continuation terms and conditions. Cisco does not provide for any golden parachute excise tax gross-up arrangements for its named executive officers, nor does it provide employment agreements with cash severance provisions, unless under certain circumstances an executive officer is on international assignment. Please refer to the “Potential Payments upon Termination or Change in Control” for additional information regarding potential accelerated vesting of outstanding awards granted to the named executive officers.

•	Retirement

In the event of the retirement of a named executive officer, and to the extent the named executive officer meets certain retirement eligibility criteria described in the award agreement and complies with certain post-retirement covenants, all PRSUs will continue to vest and any earned PRSUs, based on the satisfaction of the performance metrics, will be settled in Cisco shares at the end of the applicable three-year performance period.

Cisco believes that the retirement vesting feature of all PRSUs is an appropriate and necessary retention tool because it provides protection to the named executive officers in light of the three-year PRSU performance period and is a prevalent practice among the companies within the Peer Group that grant similar equity awards with multi-year performance periods. Further, PRSUs will be forfeited and provide no value to its holder to the extent a named executive officer violates specific post-retirement covenants.

Please refer to the table entitled “Grants of Plan-Based Awards—Fiscal 2014” for additional information regarding these equity grants to the named executive officers, and to the “Potential Payments upon Termination or Change in Control” for additional information regarding these grants to the named executive officers and all other outstanding equity awards previously granted to the named executive officers.

Group Benefits/Perquisites.     Cisco’s named executive officers generally do not receive any special benefits such as payment of club memberships, financial planning or executive dining rooms. Other than executive physicals and their right to participate along with other enumerated employees in the nonqualified deferred compensation plan described below, there are no special employee benefit plans for the named executive officers and Cisco’s named executive officers are eligible to participate in the same employee benefit plans and on the same basis as all other Cisco employees.

During fiscal 2014, Cisco provided certain named executive officers with payment for personal expenses, including spousal travel and personal expenses, in connection with a business trip to recognize sales personnel achievements. In addition, occasionally, spouses and family members of named executive officers are permitted to ride along on Cisco’s leased aircraft when the aircraft is already going to a specific destination for a business purpose, provided there is no (or de minimis) incremental cost. Pursuant to a policy adopted by the Compensation Committee during fiscal 2009, Cisco does not provide to its named executive officers tax restoration payments with respect to this taxable income.

Deferred Compensation Plan.     The adoption of the Deferred Compensation Plan by the Board of Directors in 2007 resulted from a review of the prevalence of similar deferred compensation plans operated by Cisco’s Peer Group and a recommendation from the Compensation Committee that the Deferred Compensation Plan should be adopted. The Deferred Compensation Plan is available to all U.S. employees with the title of director or above, including the named executive officers. A primary rationale for adopting the plan was to provide an opportunity for individual retirement savings on a tax- and cost-effective basis on compensation above the Code limits under the Cisco 401(k) Plan, recognizing that Cisco does not sponsor a supplemental executive retirement plan or a pension plan on behalf of the named executive officers covered by the Deferred Compensation Plan. It was also decided, based on this same rationale and because the Cisco 401(k) Plan has a matching contribution, that Cisco would begin making matching contributions starting with calendar year 2007 at the same percentage as made under the Cisco 401(k) Plan. Those matching contributions are described in footnote 4 to the “Nonqualified Deferred Compensation—Fiscal 2014” table below. The Deferred Compensation Plan administrator is Cisco’s 401(k) Plan Administration Committee.

Fiscal 2015 Compensation Approach

•	Base Salaries—The Compensation Committee does not intend at this time to make any adjustments to the annual base salaries for the named executive officers.

•

Variable Cash Incentive Awards—Awards under the EIP for fiscal 2015 are based on the same one-year performance metrics as were used in fiscal 2014 and the specific financial targets will be the same as those used under the company-wide bonus plan. It will be more difficult in fiscal 2015 to achieve a bonus comparable to that available in fiscal 2014. The maximum possible bonus remains the same or 269% of target.

•

Long-Term, Equity-Based Incentive Awards—On September 10, 2014, the Compensation Committee granted the following equity awards to the named executive officers and the PRSUs were granted using a three-year performance period and the same performance metrics (but not goals) that were used in fiscal 2014. With the exception of the award to Mr. Chambers, all of the awards were approved generally with reference to the 75th percentile of the Peer Group. The grant to Mr. Chambers was made with reference to the median of the Peer Group with an opportunity for a supplemental grant based on performance during fiscal 2015.

Named Executive Officer	Performance-Based Restricted Stock Units	Time-Based Restricted Stock Units
John T. Chambers	518,700	—
Frank A. Calderoni	206,900	68,700
Gary B. Moore	272,600	90,600
Robert W. Lloyd	275,900	91,700
Pankaj Patel	246,400	81,800

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Cisco specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation and Management Development Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with Cisco’s management. Based on that review and those discussions, the Compensation and Management Development Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into Cisco’s Annual Report on Form 10-K for its 2014 fiscal year.

Submitted by the Compensation and Management Development Committee

Roderick C. McGeary, Chairperson

Carol A. Bartz

M. Michele Burns

Brian L. Halla

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2014 were: Roderick C. McGeary (Chairperson), Carol A. Bartz, M. Michele Burns and Brian L. Halla. No member of this committee was at any time during fiscal 2014 or at any other time an officer or employee of Cisco, and no member of this committee had any relationship with Cisco requiring disclosure under Item 404 of Regulation S-K. No executive officer of Cisco has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation Committee during fiscal 2014.

Summary of Compensation

The following table, footnotes and related narrative sets forth the “total compensation” earned by the named executive officers for services rendered in all capacities to Cisco and its subsidiaries for each of the last three or fewer fiscal years during which such individuals were designated as named executive officers. The salary, bonus and non-equity incentive plan compensation columns set forth below reflect the actual amounts paid for the relevant fiscal years, while the stock awards column reflects accounting values. For the actual amounts of compensation related to long-term equity incentives, please review the “Option Exercises and Stock Vested —Fiscal 2014” table below. Cisco’s named executive officers for fiscal 2014 include Cisco’s CEO, CFO, and the three most highly compensated executive officers (other than the CEO and CFO) in fiscal 2014.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
John T. Chambers	2014	$1,100,000	—	$12,876,709		—	$2,500,000	$11,475	(3)	$16,488,184
Chairman and Chief Executive Officer	2013	$1,100,000	—	$15,237,652		—	$4,700,080	$11,769		$21,049,501
	2012	$375,000	—	$7,348,265		—	$3,953,376	$11,025		$11,687,666

Frank A. Calderoni	2014	$800,000	—	$7,134,308		—	$1,275,300	$68,489	(3)	$9,278,097
Executive Vice President and Chief Financial Officer	2013	$710,000	—	$8,231,106		—	$2,058,574	$68,456		$11,068,136
	2012	$630,000	—	$2,926,097		—	$1,402,380	$74,585		$5,033,062

Gary B. Moore	2014	$825,000	—	$8,899,834		—	$1,395,524	$75,489	(3)	$11,195,847
President and Chief Operating Officer	2013	$825,000	—	$14,147,304		—	$2,203,163	$58,548		$17,234,015
	2012	$800,000	—	$4,208,186		—	$2,220,064	$21,897		$7,250,147

Robert W. Lloyd	2014	$800,000	—	$8,661,831		—	$1,417,000	$55,800	(3)	$10,934,631
President, Development and Sales	2013	$800,000	—	$13,236,126		—	$2,136,400	$56,025		$16,228,551
	2012	$685,000	—	$3,887,312		—	$1,677,291	$56,250		$6,305,853

Pankaj Patel	2014	$700,000	—	$6,622,059	(3)	—	$1,239,875	$67,500	(3)	$8,629,434
Executive Vice President and Chief Development Officer, Global Engineering (4)

(1)

The amounts in the Stock Awards column represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of PRSUs and restricted stock unit awards during the applicable fiscal year under the 2005 Stock Incentive Plan.

The PRSUs awarded in fiscal 2014, fiscal 2013 and fiscal 2012 are generally based on the three-year performance cycle of fiscal 2014 through fiscal 2016, fiscal 2013 through fiscal 2015 and fiscal 2012 through fiscal 2014, respectively. The performance metrics for 50% of the PRSUs are based on operating goal performance, and the performance metric for the remaining 50% of the PRSUs is Cisco’s relative TSR, except that the performance metric for 100% of the PRSUs awarded to Mr. Chambers in June 2013 and July 2014 was Cisco’s relative TSR. The metrics used to determine the number of PRSUs earned relative to operating goal performance are operating cash flow and earnings per share based on annual goals, pre-established at the beginning of each applicable fiscal year in accordance with Code Section 162(m). These operating goal performance metrics are reviewed at the end of each fiscal year and any PRSUs are earned based on the average performance over the three applicable fiscal years, subject to the Compensation Committee’s approval. The probable and maximum values are based upon achieving the target or maximum level of performance as of the date the goals were set. See “Compensation Discussion and Analysis—Fiscal 2014 Compensation” for a more complete description of the PRSUs.

For time-based awards, the grant date fair value was determined using the closing share price of Cisco common stock on the date of grant, adjusted for the present value of expected dividends.

The table below sets forth the grant date fair value for PRSUs awarded in fiscal 2014, fiscal 2013 and fiscal 2012.

Name	Fiscal Year	Probable Outcome of Performance Conditions Grant Date Fair Value ($) *	Maximum Outcome of Performance Conditions Grant Date Fair Value ($)*	Market-Related Component Grant Date Fair Value ($)**
John T. Chambers	2014	$5,960,604	$8,940,907	$6,916,105
	2013	$3,176,319	$4,764,479	$12,061,333
	2012	$1,285,823	$1,928,734	$6,062,442
Frank A. Calderoni	2014	$2,774,962	$4,162,444	$2,485,125
	2013	$1,425,632	$2,138,448	$3,480,437
	2012	$373,096	$559,644	$1,759,087
Gary B. Moore	2014	$3,881,809	$5,822,714	$2,859,551
	2013	$2,148,337	$3,222,505	$5,372,212
	2012	$536,490	$804,735	$2,529,464
Robert W. Lloyd	2014	$3,643,806	$5,465,710	$2,859,551
	2013	$1,971,445	$2,957,168	$4,920,966
	2012	$495,580	$743,370	$2,336,579
Pankaj Patel	2014	$2,021,760	$3,032,640	$2,622,083

*

Because the performance-related component is based on separate measurements of our financial performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date fair value to be calculated at the commencement of each separate year of the performance cycle when the respective performance measures are approved. The amounts for fiscal 2014 represent the grant date fair value for the operating goal performance-related component of the PRSUs awarded in fiscal 2014, fiscal 2013 and fiscal 2012 (i) based upon the probable or target outcome of the fiscal 2014 operating goal performance-related component as of the date the goals were set, and (ii) based upon achieving the maximum level of performance under the fiscal 2014 operating goal performance-related component as of the date the goals were set. The amounts for fiscal 2013 represent the grant date fair value for the operating goal performance-related component of the PRSUs awarded in fiscal 2013 and fiscal 2012 (i) based upon the probable or target outcome of the fiscal 2013 operating goal performance-related component as of the date the goals were set, and (ii) based upon achieving the maximum level of performance under the fiscal 2013 operating goal performance-related component as of the date the goals were set. The amounts for fiscal 2012 represent the grant date fair value for the operating goal performance-related component of the PRSUs awarded in fiscal 2012 (i) based upon the probable outcome of the fiscal 2012 operating goal performance-related component as of the grant date, and (ii) based upon achieving the maximum level of performance under the fiscal 2012 operating goal performance-related component as of the grant date. For a fuller description of the actual amounts earned for the fiscal 2012 PRSUs, see the “Realizable PRSU Values” portion of the “Compensation Discussion and Analysis” section.

**

Represents the grant date fair value for the market-related TSR component, which is not subject to probable or maximum outcome assumptions. The metric used to determine the number of PRSUs earned relative to total shareholder return is Cisco’s TSR compared to the S&P 500 Information Technology Index over a three fiscal year period, except that the TSR performance metric for the PRSUs awarded to Mr. Chambers in June 2013 and July 2014 cover the period starting June 1, 2013 through the end of fiscal 2015 and June 1, 2014 through the end of fiscal 2016, respectively. Consistent with FASB ASC Topic 718, the full grant date fair value for the market-related TSR component for the entire three-year performance cycle is included in the amounts shown for the year of grant and was determined using a Monte Carlo simulation model.

The following table includes the assumptions used to calculate the grant date fair value of PRSU awards reported for fiscal 2014, fiscal 2013 and 2012:

		Assumptions (Operating Goal)				Assumptions (TSR Goal)
Fiscal 2014	Fair Value ($)	Range of Risk Free Interest Rate (%)	Dividend Yield (%)	Fair Value ($)		Cisco Volatility (%)	Risk Free Interest Rate (%)	Dividend Yield (%)

Year 3 of 9/8/2011 PRSU	24.12	0.01 - 0.11	2.74	N/A		N/A	N/A	N/A
Year 2 of 9/12/2012 PRSU	23.44	0.01 - 0.34	2.74	N/A		N/A	N/A	N/A
Year 2 of 10/3/2012 PRSU	23.44	0.01 - 0.34	2.74	N/A		N/A	N/A	N/A
9/18/2013 PRSU	22.77	0.01 - 0.67	2.74	22.09		30.59	0.62	2.74
7/11/2014 PRSU	N/A	N/A	N/A	25.67		23.80	0.50	2.98

Fiscal 2013

Year 2 of 9/8/2011 PRSU	17.96	0.09 - 0.25	2.94	N/A		N/A	N/A	N/A
9/12/2012 PRSU	17.41	0.09 - 0.33	2.94	20.19		31.54	0.32	2.94
10/3/2012 PRSU	17.26	0.10 - 0.33	2.96	20.40		31.69	0.29	2.96
6/13/2013 PRSU	N/A	N/A	N/A	26.83		29.74	0.35	2.79

Fiscal 2012

9/8/2011 PRSU	15.57	0.01 - 0.33	1.47	24.47	†	31.67	0.32	1.26

†

A measurement date of December 7, 2011 was used because these PRSUs were awarded subject to shareholder approval of the amendment and restatement of the 2005 Stock Incentive Plan at the 2011 annual meeting of shareholders.

(2)

The amounts listed in the Non-Equity Incentive Plan Compensation column for fiscal 2014, fiscal 2013 and fiscal 2012 reflect the cash awards paid under the EIP for performance in the applicable fiscal year.

(3)

The amounts listed in the All Other Compensation column for fiscal 2014 include actual and estimated matching contributions by Cisco under the Cisco Systems, Inc. Deferred Compensation Plan on behalf of certain participating named executive officers. This includes $55,800, $64,228, $55,800 and $55,800 in matching contributions on behalf of Mr. Calderoni, Mr. Moore, Mr. Lloyd, and Mr. Patel, respectively, related to fiscal 2014 salary and non-equity incentive plan compensation deferred during calendar year 2013 as well as fiscal 2014 salary and non-equity incentive plan compensation deferred during calendar year 2014 that is expected to be credited at the end of calendar year 2014. See “Nonqualified Deferred Compensation — Fiscal 2014” for more information. In addition, the amounts listed in the All Other Compensation column for fiscal 2014 include matching contributions that Cisco made under its 401(k) plan on behalf of certain participating named executive officers, including $11,475, $12,689, $11,261 and $11,700 on behalf of Mr. Chambers, Mr. Calderoni, Mr. Moore and Mr. Patel, respectively.

(4)	Mr. Patel was promoted to Executive Vice President and Chief Development Officer, Global Engineering on August 13, 2012 and was not a named executive officer in fiscal 2013 or 2012.

The following table provides information on cash-based performance awards, restricted stock unit awards and stock option awards in fiscal 2014 to each of Cisco’s named executive officers. There can be no assurance that the Grant Date Fair Value, as listed in this table, of the Stock Unit and Stock Option Awards will ever be realized. These Grant Date Fair Value amounts also are included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table.

Grants of Plan-Based Awards—Fiscal 2014

	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (1)	Maximum (#)
John T. Chambers		(3)	—	$2,200,000	$5,913,600
	9/18/13	(4)				—	445,100	667,650				$6,605,284
	7/11/14	(5)				38,955	77,911	116,866				$1,999,975
Frank A. Calderoni		(3)	—	$1,000,000	$2,688,000
	9/18/13	(4)				—	225,000	337,500				$3,339,000
	9/18/13	(6)							81,100			$1,874,221
Gary B. Moore		(3)	—	$1,031,250	$2,772,000
	9/18/13	(4)				—	258,900	388,350				$3,842,076
	9/18/13	(6)							93,400			$2,158,474
Robert W. Lloyd		(3)	—	$1,000,000	$2,688,000
	9/18/13	(4)				—	258,900	388,350				$3,842,076
	9/18/13	(6)							93,400			$2,158,474
Pankaj Patel		(3)	—	$875,000	$2,352,000
	9/18/13	(4)				—	237,400	356,100				$3,523,016
	9/18/13	(6)							85,600			$1,978,216

(1)

Each of the awards will vest in full (at target levels for PRSUs) and, if applicable, become immediately exercisable in the event that Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership. In addition, pursuant to a Compensation Committee policy which can be revoked or changed at any time, if the holder of an award dies or becomes terminally ill, his or her award will generally vest in an amount equal to the greater of 100% of the unvested shares subject to the award (at target levels for PRSUs) up to a total value of $10 million, net of aggregate exercise or purchase price, or up to one year of vesting from the date of death or determination of terminal illness. For purposes of this policy, shares subject to the award are valued based on the closing share price of Cisco common stock on the date of death or determination of terminal illness.

In the event of the retirement of a named executive officer, and to the extent the named executive officer meets certain retirement eligibility criteria described in the award agreement and complies with certain post-retirement covenants, all PRSUs will continue to vest and any earned PRSUs, based on the satisfaction of the performance metrics, will be settled in Cisco shares at the end of the three-year performance period. Further, PRSUs will be forfeited and provide no value to its holder to the extent the holder violates specific post-retirement covenants.

(2)

Excludes the grant date fair value for the operating goal performance-related component of the fiscal 2013 and fiscal 2012 awards based on the probable or target outcome of the fiscal 2014 operating goal performance-related component because these PRSUs were not awarded in fiscal 2014. The amounts included in the “Stock Award” column of the Summary Compensation Table for fiscal 2014 related to the PRSUs awarded in fiscal 2013 and 2012 in aggregate are as follows: $4,271,450 for Mr. Chambers; $1,921,087 for Mr. Calderoni, $2,899,284 for Mr. Moore; $2,661,281 for Mr. Lloyd; and $1,120,827 for Mr. Patel.

(3)

These rows represent possible payouts pursuant to the annual cash incentive awards under the EIP for fiscal 2014. More information about these payments appears above in the “Compensation Discussion and Analysis” section of this Proxy Statement. For each named executive officer other than Mr. Chambers, the target and maximum values are calculated by multiplying 125% (target) and 336% (maximum), respectively, by the executive’s annual base salary in effect at the beginning of fiscal 2014. For Mr. Chambers, the target and maximum values are calculated by multiplying 200% (target) and 538% (maximum), respectively, by his annual base salary in effect at the beginning of fiscal 2014. The EIP did not contain any threshold value for fiscal 2014.

(4)

The amounts shown in these rows reflect, in share amounts, the target and maximum potential awards of restricted stock units for the fiscal 2014 performance period, as further described in the “Compensation Discussion and Analysis” section of this Proxy Statement. In September 2013, each named executive officer was awarded PRSUs under the 2005 Stock Incentive Plan, which are subject to the satisfaction of pre-determined performance metrics based on operating cash flow, earnings per share and relative TSR over the three fiscal year performance cycle starting with fiscal 2014, with a maximum award equal to 150% of the target grant. There was no threshold number for these restricted stock units for fiscal 2014. The potential awards were performance-based and were completely at risk. For additional detail on the grant date fair value of the PRSUs, see footnote 1 to the Summary Compensation Table above.

(5)

The amounts shown in this row reflect, in share amounts, the threshold, target and maximum potential awards of restricted stock units for the performance period from June 1, 2014 through the end of fiscal 2016, as further described in the “Compensation Discussion and Analysis” section of this Proxy Statement. In July 2014, Mr. Chambers was awarded PRSUs under the 2005 Stock Incentive Plan, subject to the satisfaction of pre-determined performance metrics based on relative TSR over the period from June 1, 2014 through the end of fiscal 2016, with a threshold award equal to 50% of the target grant and a maximum award equal to 150% of the target grant. The potential awards were performance-based and were completely at risk. For additional detail on the grant date fair value of the PRSUs, see footnote 1 to the Summary Compensation Table above.

(6)	Granted under the 2005 Stock Incentive Plan and vests in 25% increments on September 11, 2014, and annually for the next 3 years. Each award is settled in shares on each vesting date.

The following table shows the number of Cisco common shares covered by exercisable and unexercisable stock options, and the number of Cisco unvested restricted stock units, held by Cisco’s named executive officers as of July 26, 2014.

Outstanding Equity Awards At 2014 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) *	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) *
John T. Chambers	1,300,000	—	$23.01	9/21/2015
	900,000	—	$32.21	9/20/2016
	875,000	—	$23.40	11/12/2016
					71,250	(1)	$1,850,363
					593,772	(5)	$15,420,259
								875,250	(9)	$22,730,243
								230,000	(13)	$5,973,100
								445,100	(15)	$11,559,247
								116,866	(16)	$3,035,010
Frank A. Calderoni	200,000	—	$23.01	9/21/2015
	100,000	—	$25.85	6/7/2016
	240,000	—	$32.21	9/20/2016
	500,000	—	$23.40	11/12/2016
					41,250	(1)	$1,071,263
					25,300	(4)	$657,041
					67,425	(8)	$1,751,027
					74,175	(10)	$1,926,325
					81,100	(14)	$2,106,167
					172,289	(5)	$4,474,345
								376,050	(9)	$9,766,019
								139,650	(11)	$3,626,711
								225,000	(15)	$5,843,250
Gary B. Moore	200,000	—	$23.01	9/21/2015
	240,000	—	$32.21	9/20/2016
	150,000	—	$20.10	6/11/2016
					41,250	(1)	$1,071,263
					50,000	(2)	$1,298,500
					36,400	(4)	$945,308
					70,875	(8)	$1,840,624
					211,875	(10)	$5,502,394
					93,400	(14)	$2,425,598
					247,741	(5)	$6,433,834
								395,250	(9)	$10,264,643
								398,850	(11)	$10,358,135
								258,900	(15)	$6,723,633
Robert W. Lloyd	200,000	—	$23.01	9/21/2015
	240,000	—	$32.21	9/20/2016
	150,000	—	$20.10	6/11/2016
	500,000	—	$23.40	11/12/2016
					41,250	(1)	$1,071,263
					33,625	(4)	$873,241
					58,875	(8)	$1,528,984
					211,875	(10)	$5,502,394
					93,400	(14)	$2,425,598
					228,850	(5)	$5,943,235
								328,200	(9)	$8,523,354
								398,850	(11)	$10,358,135
								258,900	(15)	$6,723,633
Pankaj Patel	100,000	—	$17.80	8/12/2014
	50,000	—	$17.86	9/29/2014
	150,000	—	$23.01	9/21/2015
	240,000	—	$32.21	9/20/2016
	125,000	—	$20.10	6/11/2016
					45,000	(1)	$1,168,650
					25,000	(3)	$649,250
					50,000	(4)	$1,298,500
					50,000	(6)	$1,298,500
					100,000	(7)	$2,597,000
					49,500	(8)	$1,285,515
					75,000	(12)	$1,947,750
					85,600	(14)	$2,223,032
					119,831	(5)	$3,112,011
								276,000	(9)	$7,167,720
								237,400	(15)	$6,165,278

*

The market values of the restricted stock units that have not vested and the unearned PRSUs are calculated by multiplying the number of units shown in the table by the closing share price of Cisco common stock on July 25, 2014, which was $25.97.

Vesting Schedule for Outstanding Stock Options and Unvested Restricted Stock Units

Note	Grant Dates	Incremental Vesting Dates
(1)	9/16/10	25% on 9/11/11; 25% annually for next 3 years
(2)	3/17/11	25% on 3/12/12; 25% annually for next 3 years
(3)	6/16/11	25% on 6/11/12; 25% annually for next 3 years
(4)	9/8/11	25% on 9/11/12; 25% annually for next 3 years
(5)	9/8/11

Represents shares earned under fiscal 2012 PRSUs based on Cisco’s performance through the end of the three-year performance period. These shares vested on 9/11/14 upon certification of operating and TSR performance goals under the fiscal 2012 PRSUs by the Compensation Committee.

(6)	2/16/12	50% on 2/11/14; 50% on 2/11/16
(7)	6/14/12	25% on 6/11/13; 25% annually for next 3 years
(8)	9/12/12	25% on 9/11/13; 25% annually for next 3 years
(9)	9/12/12

Vests on 9/11/15 based on (i) the achievement of two operating goal performance metrics, operating cash flow and earnings per share, based on annual goals that are pre-established at the beginning of each of fiscal 2013, fiscal 2014 and fiscal 2015 and (ii) Cisco’s TSR relative to the S&P 500 Information Technology Index over a three-year period covering fiscal 2013, fiscal 2014 and fiscal 2015. The number of shares and the payout value for the fiscal 2013 PRSUs set forth above reflect the maximum potential payout since Cisco’s performance during the first two years of the three-year performance period has exceeded the target levels. The maximum potential payout represents 150% of the target number of PRSUs. Each PRSU is subject to the Compensation Committee’s negative discretion when approving the settlement thereof.

(10)	10/3/12	25% on 9/11/13; 25% annually for next 3 years
(11)	10/3/12

Vests on 9/11/15 based on (i) the achievement of two operating goal performance metrics, operating cash flow and earnings per share, based on annual goals that are pre-established at the beginning of each of fiscal 2013, fiscal 2014 and fiscal 2015 and (ii) Cisco’s TSR relative to the S&P 500 Information Technology Index over a three-year period covering fiscal 2013, fiscal 2014 and fiscal 2015. The number of shares and the payout value for the fiscal 2013 PRSUs set forth above reflect the maximum potential payout since Cisco’s performance during the first two years of the three-year performance period has exceeded the target levels. The maximum potential payout represents 150% of the target number of PRSUs. Each PRSU is subject to the Compensation Committee’s negative discretion when approving the settlement thereof.

(12)	3/28/13	25% on 3/12/14; 25% annually for next 3 years
(13)	6/13/13

Vests on 9/11/15 based on Cisco’s TSR relative to the S&P 500 Information Technology Index over the period starting June 1, 2013 through the end of fiscal 2015. The number of shares and the payout value for the PRSUs set forth above reflect the target potential payout based on Cisco’s relative TSR performance for the period of June 1, 2013 through the end of fiscal 2014. Each PRSU is subject to the Compensation Committee’s negative discretion when approving the settlement thereof.

(14)	9/18/13	25% on 9/11/14; 25% annually for next 3 years
(15)	9/18/13

Vests on 9/11/16 based on (i) the achievement of two operating goal performance metrics, operating cash flow and earnings per share, based on annual goals that are pre-established at the beginning of each of fiscal 2014, fiscal 2015 and fiscal 2016 and (ii) Cisco’s TSR relative to the S&P 500 Information Technology Index over a three-year period covering fiscal 2014, fiscal 2015 and fiscal 2016. The number of shares and the payout value for the fiscal 2014 PRSUs set forth above reflect the target potential payout since Cisco’s performance during the first year of the three-year performance period did not exceed target levels. Each PRSU is subject to the Compensation Committee’s negative discretion when approving the settlement thereof.

(16)	7/11/14

Vests on 9/11/16 based on Cisco’s TSR relative to the S&P 500 Information Technology Index over the period starting June 1, 2014 through the end of fiscal 2016. The number of shares and the payout value for the PRSUs set forth above reflect the maximum potential payout based on Cisco’s relative TSR performance for the period of June 1, 2014 through the end of fiscal 2014. The maximum potential payout represents 150% of the target number of PRSUs. Each PRSU is subject to the Compensation Committee’s negative discretion when approving the settlement thereof.

Each stock option has a maximum term of nine years measured from the applicable grant date, subject to earlier termination in the event of the optionee’s cessation of service with Cisco, except that each option that was granted to the named executive officers that expires on June 11, 2016 and on November 12, 2016 has a maximum term of seven years measured from the applicable grant date, subject to earlier termination in the event of the optionee’s cessation of service with Cisco. The exercise price for each of these options is equal to the closing share price of Cisco common stock on the date of grant.

The following table shows the number of shares acquired by each of the named executive officers during fiscal 2014 through stock option exercises and vesting of restricted stock units (including restricted stock units granted upon the satisfaction of a performance condition). The table also presents the value realized upon such exercises and vesting, as calculated, in the case of stock options, based on the difference between the market price of Cisco’s common stock at exercise and the option exercise price, and as calculated, in the case of restricted stock units, based on the closing share price of Cisco’s common stock on the NASDAQ Global Select Market on the vesting date.

Option Exercises and Stock Vested—Fiscal 2014

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John T. Chambers	1,300,000	$8,384,350	158,750	$3,870,325
Frank A. Calderoni	178,750	$1,135,424	151,100	$3,683,818
Gary B. Moore	275,000	$1,494,171	278,700	$6,683,206
Robert W. Lloyd	879,117	$4,786,039	198,313	$4,834,871
Pankaj Patel	190,000	$1,376,845	292,750	$7,039,245

(1)

Includes 10,313 and 43,250 shares subject to fully vested deferred stock units for Mr. Moore and Mr. Patel, respectively. As elected by the named executive officer, these shares will be deferred until either (i) the employee’s separation from service with Cisco or (ii) the earlier of an elected future settlement date or the employee’s separation from service with Cisco, in each case in accordance with Code Section 409A. For the values realized on vesting of the deferred stock units, see the “Nonqualified Deferred Compensation—Fiscal 2014” table below.

The following table shows the contributions and earnings during fiscal 2014, and account balance as of July 26, 2014, for named executive officers under the Cisco Systems, Inc. Deferred Compensation Plan or the 2005 Stock Incentive Plan, as the case may be.

Nonqualified Deferred Compensation—Fiscal 2014

Name	Plan	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawal/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (3)
John T. Chambers	—	—	—		—	—	—
Frank A. Calderoni	Deferred Compensation Plan	$1,085,180	$55,800	(4)	$747,313	—	$8,169,734
Gary B. Moore	Deferred Compensation Plan	$107,885	$64,228	(4)	$16,299	$177,812(5)	$1,241,432
	2005 Stock Incentive Plan	$251,431	—		$26,091	—	$803,460
Robert W. Lloyd	Deferred Compensation Plan	$1,133,600	$55,800	(4)	$612,767	—	$7,137,609
Pankaj Patel	Deferred Compensation Plan	$414,969	$55,800	(4)	$52,028	—	$4,823,747
	2005 Stock Incentive Plan	$1,054,435	—		$95,793	—	$2,616,478

(1)

The executive contribution amounts under the Deferred Compensation Plan were included in fiscal 2014 compensation in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table, as applicable. The executive contribution amount under the 2005 Stock Incentive Plan represents the value of fully vested deferred stock units based on the closing share price of Cisco’s common stock on the NASDAQ Global Select Market on the vesting date and is included in the “Value Realized on Vesting” column of the Option Exercises and Stock Vested—Fiscal 2014 table.

(2)

None of the amounts in this column is included in the Summary Compensation Table because plan earnings were not preferential or above-market. The earnings related to the 2005 Stock Incentive Plan represent a change in the value of the underlying deferred Cisco stock units during fiscal 2014.

(3)

The following amounts included in this column for the Deferred Compensation Plan also have been reported in the Summary Compensation Table as compensation for fiscal 2014 or a prior fiscal year: Mr. Calderoni, $6,158,223; Mr. Moore, $506,230; Mr. Lloyd, $4,643,587; and Mr. Patel, $470,769. The aggregate grant date fair value of the fully vested deferred stock units under the 2005 Stock Incentive Plan included in this column that has been reported in the

Summary Compensation Table as compensation for fiscal 2014 or a prior fiscal year for Mr. Moore was $678,470. The deferred equity amounts included in the table above are valued using the closing share price of Cisco common stock on July 25, 2014, which was $25.97.

(4)

These amounts were included in the “All Other Compensation” column of the Summary Compensation Table. Matching contributions under the Deferred Compensation Plan are made to eligible participants following the end of each calendar year. Generally, the matching contribution rate for calendar year 2013 was, and the matching contribution rate for calendar year 2014 will be, 4.5% of eligible compensation over the Code Section 401(a)(17) limit for each calendar year ($260,000 for 2014, and $255,000 for 2013), with a $1,500,000 cap on eligible compensation for each calendar year. The matching contribution rate for calendar years 2014 and 2013 is the same as in the 401(k) Plan for both years. Participants must be actively employed by Cisco on the last day of a calendar year to receive a matching contribution under the Deferred Compensation Plan. The amounts in this column reflect the sum of (i) actual calendar year 2013 matching contributions, excluding the portion of those contributions related to deferrals of fiscal 2013 salary and non-equity incentive plan compensation, and (ii) estimated calendar year 2014 matching contributions related to deferrals of fiscal 2014 salary and non-equity incentive plan compensation during calendar year 2014 that are expected to be credited to the accounts of the named executive officers at the end of calendar year 2014.

(5)

The amount reported in this column represents the distribution related to a deferral election made by Mr. Moore in prior fiscal years. Distributions are made in accordance with elections filed by participants at the time of their deferral elections and distributions are expected to occur on specified future distribution dates or after participant’s separation of service.

The Deferred Compensation Plan, which became effective on June 25, 2007, is an unfunded and unsecured deferred compensation arrangement that is designed to allow the participants to defer a specified percentage of their base salary (up to 75%), commissions and/or eligible bonuses (up to 100%) in a manner similar to the way in which Cisco’s 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Code. The Deferred Compensation Plan is designed to comply with Code Section 409A. As required by applicable law, participation in the Deferred Compensation Plan is limited to a group of Cisco’s management employees, which group includes each of Cisco’s named executive officers.

Amounts deferred by each participant pursuant to the Deferred Compensation Plan are credited to a bookkeeping account maintained on behalf of that participant. Amounts credited to each participant under the Deferred Compensation Plan are periodically adjusted for earnings and/or losses at a rate that is equal to one or more of the measurement funds selected by the 401(k) Plan Committee and elected by a participant. Currently, the measurement funds consist of the following: Fidelity Money Market Fund; iShares Core Total U.S. Bond Market ETF Trust; SPDR S&P 500 ETF Trust; SPDR S&P MidCap 400 ETF Trust; iShares Russell 2000 Index Fund; iShares MSCI EAFE Index Fund; BlackRock LifePath Index Retirement Fund; BlackRock LifePath Index 2020 Fund; BlackRock LifePath Index 2030 Fund; BlackRock LifePath Index 2040 Fund; and BlackRock LifePath Index 2050 Fund.

In addition, Cisco may credit additional matching amounts to a participant’s account for any plan year as determined by the Compensation Committee. For calendar years 2014 and 2013, there are matching contributions on deferrals over the Internal Revenue Service limitation on compensation that may be taken into account under the 401(k) Plan ($260,000 for 2014 and $255,000 for 2013). Generally, the matching contribution rate for calendar year 2014 will be, and the matching contribution rate for calendar year 2013 was, 4.5% of eligible compensation over the Code Section 401(a)(17) limit, with a $1,500,000 cap on eligible compensation for each calendar year. The matching contribution rate for calendar years 2014 and 2013 is the same as in the 401(k) Plan for both years. Participants must be actively employed by Cisco on the last day of a calendar year to receive a matching contribution under the Deferred Compensation Plan.

Distributions are made in accordance with elections filed by participants at the time of their deferral elections and distributions are expected to occur on specified future distribution dates or after participant’s separation of service.

Under the 2005 Stock Incentive Plan, at the election of an eligible employee, the settlement of vested shares underlying restricted stock unit awards may be deferred until either (i) the employee’s separation from service with Cisco or (ii) the earlier of an elected future settlement date or the employee’s separation from service with Cisco, in each case in accordance with Code Section 409A.

Potential Payments upon Termination or Change in Control

None of our named executive officers have employment or severance agreements with Cisco, and their employment may be terminated at any time at the discretion of the Board of Directors. For information regarding potential payments upon termination under the Deferred Compensation Plan, in which certain named executive officers participate, and the deferred equity awards of Mr. Moore and Mr. Patel under the 2005 Stock Incentive Plan, see “Nonqualified Deferred Compensation—Fiscal 2014” above.

Acceleration of Equity Awards.

As described above in the “Compensation Discussion and Analysis” section, each outstanding award to all employees under the 2005 Stock Incentive Plan and the 1996 Stock Incentive Plan that is subject to vesting provisions, and each PRSU awarded from time to time, will vest in full (at target levels for PRSUs) and, if applicable, become immediately exercisable in the event that Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership.

The Compensation Committee has adopted a policy (the “Death and Terminal Illness Policy”) that applies to each outstanding award to all employees (other than as described in this paragraph) and that can be revoked or changed at any time. Pursuant to this policy, if the holder of such an award dies or becomes terminally ill, his or her aggregate awards will generally vest in an amount equal to the greater of (a) 100% of the unvested shares subject to the awards (at target levels for PRSUs) up to a total value of $10 million, net of aggregate exercise or purchase price, or (b) up to one year of vesting from the date of death or determination of terminal illness. For purposes of this policy, shares subject to each award are valued based on the closing share price of Cisco common stock on the date of death or determination of terminal illness.

In the event of the retirement of a named executive officer, and to the extent the named executive officer meets certain retirement eligibility criteria described in the award agreement and complies with certain post-retirement covenants, all PRSUs will continue to vest and any earned PRSUs, based on the satisfaction of the performance metrics, will be settled in Cisco shares at the end of the three-year performance period. Further, PRSUs will be forfeited and provide no value to its holder to the extent a named executive officer violates specific post-retirement covenants.

The table below sets forth the intrinsic values that the named executive officers would derive in the event of (a) a hostile change in control of Cisco or change in control in which the awards are not assumed or replaced by the acquiror, (b) the death or terminal illness of the named executive officer, or (c) the retirement of the named executive officer, that in each case hypothetically occurred on the last business day of fiscal 2014. For restricted stock unit awards and PRSUs, the intrinsic value is based upon the fiscal 2014 year-end closing share price of Cisco common share of $25.97, and for stock options, the value is based on such $25.97 minus the exercise price of the applicable stock option.

Potential Payments—Accelerated Equity Awards

	Hostile Change in Control or Change in Control in Which Awards Are Not Assumed or Replaced by Acquiror			Death or Terminal Illness (1)			Retirement (2)
Name	Intrinsic Value of Accelerated Stock Options ($)	Intrinsic Value of Accelerated Restricted Stock Units and PRSUs ($)	Total Intrinsic Value of Accelerated Equity Awards ($)	Intrinsic Value of Accelerated Stock Options ($)	Intrinsic Value of Accelerated Restricted Stock Units and PRSUs ($)	Total Intrinsic Value of Accelerated Equity Awards ($)	Intrinsic Value of Accelerated PRSUs ($)
John T. Chambers	—	$49,427,688	$49,427,688	—	$14,718,498	$14,718,498	$36,799,412
Frank A. Calderoni	—	$26,017,395	$26,017,395	—	$10,000,000	$10,000,000	—
Gary B. Moore	—	$38,924,875	$38,924,875	—	$11,265,526	$11,265,526	$20,411,494
Robert W. Lloyd	—	$35,672,392	$35,672,392	—	$10,000,000	$10,000,000	$18,740,688
Pankaj Patel	—	$26,008,955	$26,008,955	—	$10,000,000	$10,000,000	$7,970,132

(1)

Represents the greater of (i) the intrinsic value of full acceleration of unvested stock options, restricted stock unit awards and PRSUs, up to the limit of $10 million, assuming those awards were to be accelerated under the Death and Terminal Illness Policy or (ii) up to one year of vesting of unvested stock awards from the date of death or determination of terminal illness. These values have not been, and may never be, realized.

(2)

Represents the value of PRSUs assuming shares were earned based on actual performance for the portion of the performance period that has been completed and target performance for the remainder. These values have not been, and may never be, realized. Further, PRSUs will be forfeited and provide no value to its holder to the extent the holder violates specific post-retirement covenants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Cisco’s Board of Directors has adopted a written related person transactions policy. The Audit Committee (or other committee designated by the Nomination and Governance Committee) reviews transactions that may be “related-person transactions,” which are transactions between Cisco and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is a director, executive officer, nominee for director, or a greater than 5% beneficial owner of Cisco’s common stock, in each case since the beginning of the last fiscal year, and their immediate family members.

This policy provides that, barring special facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	employment-related compensation to executive officers that is determined by the Compensation Committee;

•	compensation to non-employee directors that is reported in Cisco’s proxy statement;

•	transactions with another company at which:

•	the related person’s only relationship is as a beneficial owner of less than 10% of that company’s shares or as a limited partner holding interests of less than 10% in such partnership;

•

the related person is an employee (other than an executive officer) and/or a director, if the aggregate amount involved in a Cisco fiscal year does not exceed the greater of $1 million or 2% of that company’s total annual revenues; or

•

the related person is the beneficial owner of less than a majority interest in that company (if the related person is solely related to Cisco because of its beneficial ownership of greater than 5% of Cisco’s common stock);

•

charitable contributions, grants or endowments to the Cisco Foundation or by Cisco or the Cisco Foundation to a charitable organization, foundation, or university at which the related person’s only relationship is as an employee (or at which the related person is a trustee, director or executive officer if the aggregate amount involved in a Cisco fiscal year does not exceed $300,000), or any non-discretionary matching contribution, grant, or endowment made pursuant to a matching gift program;

•	transactions where the related person’s interest arises solely from the ownership of publicly traded securities issued by Cisco and all holders of such securities receive proportional benefits;

•	transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•	transactions where the rates or charges involved are determined by competitive bids;

•	transaction involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

•	ordinary course business travel and expenses, advances and reimbursements; and

•

payments made pursuant to (i) directors and officers insurance policies, (ii) Cisco’s articles of incorporation or bylaws, and/or (iii) any policy, agreement or instrument previously approved by Cisco’s Board of Directors, such as indemnification agreements.

When transactions involving related persons do not fall into one of the above categories, they are reviewed by Cisco’s disclosure committee. The disclosure committee determines whether a related person could have a significant interest in such a transaction, and any such transaction is referred to the Audit Committee (or other designated committee). Transactions may also be identified through Cisco’s Code of Business Conduct or other Cisco policies and procedures and reported to the Audit Committee (or other designated committee). That committee reviews the material facts of all related-person transactions and either approves, ratifies, rescinds, or takes other appropriate action (in its discretion) with respect to the transaction.

Certain Transactions with Related Persons

In September 2008, the Board of Directors adopted a travel policy whereby Cisco’s Chairman and CEO, John T. Chambers, is generally required to utilize a private airplane for business travel because his responsibilities on behalf of Cisco entail substantial national and international travel. Commencing with expenses incurred in September 2008, Mr. Chambers is reimbursed solely for business expenses incurred in the operation of a private plane when used for Cisco business, provided such expenses do not exceed the market rate charged for equivalent commercial charter travel. For such business travel expenses incurred in fiscal 2014, there are approximately $2.5 million of reimbursements to Mr. Chambers under this policy.

Michael D. Capellas, a non-employee director of Cisco, served as Chairman of the Board of VCE from January 2011 to November 2012 and was its Chief Executive Officer from May 2010 to September 2011. VCE is a joint venture that Cisco formed in fiscal 2010 with EMC, with investments from VMware and Intel. VCE helps organizations leverage best-in-class technologies and disciplines from Cisco, EMC and VMware, to enable the transformation to cloud computing. In the ordinary course of its business, VCE acquires products and services indirectly and directly from Cisco for sale to VCE customers. In addition, from time to time, Cisco purchases VCE solutions. Mr. Capellas remains eligible to receive future awards under VCE’s 2012 long-term cash incentive plan. See “Director Compensation” above.

Cisco’s cumulative investment in VCE is approximately $716 million, approximately $209 million of which has been invested since the beginning of fiscal 2014, inclusive in each case of accrued interest. Cisco’s cumulative investment in VCE includes an aggregate principal amount of outstanding loans of approximately $620 million (which was the largest aggregate amount of principal outstanding since the beginning of fiscal 2014) and accrued interest thereunder of approximately $60 million. The outstanding loans bear interest at an annual rate of 6.0% and are either due on demand or mature at various dates in fiscal 2015 through fiscal 2016. All principal and accrued interest under the loans is convertible into VCE equity. Cisco’s current ownership interest in VCE of approximately 35% would increase to approximately 37% if the loans were converted into VCE equity. Over the next 12 months, as VCE scales its operations, Cisco may make additional investments in VCE and may incur additional losses proportionate with Cisco’s share ownership.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Cisco specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee has reviewed and discussed with Cisco’s management and PricewaterhouseCoopers LLP the audited consolidated financial statements of Cisco contained in Cisco’s Annual Report on Form 10-K for the 2014 fiscal year. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from Cisco.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Cisco’s Annual Report on Form 10-K for its 2014 fiscal year for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Steven M. West, Chairperson

M. Michele Burns

Roderick C. McGeary

Arun Sarin

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING OF SHAREHOLDERS

Requirements for Shareholder Proposals to Be Considered for Inclusion in Cisco’s Proxy Materials.    Shareholders of Cisco may submit proposals on matters appropriate for shareholder action at meetings of Cisco’s shareholders in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in Cisco’s proxy materials relating to its 2015 Annual Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by Cisco no later than June 2, 2015. Such proposals should be delivered to Cisco Systems, Inc., Attn: Secretary, 170 West Tasman Drive, San Jose, California 95134-1706 (and we encourage you to send a copy via email to CorporateSecretary@cisco.com), with a copy to Cisco Systems, Inc., Attn: General Counsel at the same address.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting.    Cisco’s bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for shareholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to the Secretary of Cisco not less than sixty nor more than ninety calendar days prior to the anniversary of the date on which Cisco first mailed its proxy materials for its immediately preceding annual meeting of shareholders (as specified in Cisco’s proxy materials for its immediately preceding annual meeting of shareholders). To be timely for the 2015 Annual Meeting of Shareholders, a shareholder’s notice must be delivered or mailed to and received by Cisco’s Secretary at the principal executive offices of Cisco between July 2, 2015 and August 1, 2015. However, in the event that the annual meeting is called for a date that is not within thirty calendar days of the anniversary of the date on which the immediately preceding annual meeting of shareholders was called, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth calendar day following the date on which public announcement of the date of the annual meeting is first made. In no event will the public announcement of an adjournment of an annual meeting of shareholders commence a new time period for the giving of a shareholder’s notice as provided above. A shareholder’s notice to Cisco’s Secretary must set forth the information required by Cisco’s bylaws with respect to each matter the shareholder proposes to bring before the annual meeting.

In addition, the proxy solicited by the Board of Directors for the 2015 Annual Meeting of Shareholders will confer discretionary authority to vote on (i) any proposal presented by a shareholder at that meeting for which Cisco has not been provided with notice on or prior to August 1, 2015 and (ii) any proposal made in accordance with the bylaw provisions, if the 2015 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act.

PROXY SOLICITATION AND COSTS

Cisco will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of the Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy and any additional solicitation material that Cisco may provide to shareholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. In addition, Cisco has retained Georgeson Inc. to act as a proxy solicitor in conjunction with the annual meeting. Cisco has agreed to pay that firm $20,000, plus reasonable out-of-pocket expenses, for proxy solicitation services. Further, the original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, officers and employees of Cisco. No additional compensation will be paid to these individuals for any such services.

SHAREHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

Once again this year, a number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Shareholders may revoke their consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free (800) 542-1061, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Cisco will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of the annual report and other proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of the annual report and other proxy materials, you may write or call Cisco’s Investor Relations Department at Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134-1706, Attention: Investor Relations, telephone (408) 227-2726.

Shareholders who share the same address and currently receive multiple copies of our Notice of Internet Availability of Proxy Materials or annual report and other proxy materials, who wish to receive only one set in the future, can contact their bank, broker or other holder of record to request information about householding.

FORM 10-K

CISCO WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF CISCO’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JULY 26, 2014, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: CISCO SYSTEMS, INC., 170 WEST TASMAN DRIVE, SAN JOSE, CALIFORNIA 95134-1706, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT WWW.CISCO.COM.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for shareholder action at the annual meeting. However, if other matters do properly come before the annual meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Mark Chandler

Secretary

Dated: September 24, 2014

CISCO SYSTEMS, INC.

EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated Effective as of                 )

I.	PURPOSE

The Cisco Systems, Inc. Employee Stock Purchase Plan (the “Plan”) is intended to provide eligible employees of the Company and one or more of its Corporate Affiliates with the opportunity to acquire a proprietary interest in the Company through participation in a plan designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code (the “Code”) (although the Company makes no undertaking or representation to maintain such qualification). In addition, the Plan authorizes the grant of purchase rights which do not qualify under Code Section 423 pursuant to Addenda adopted by the Plan Administrator designed to achieve desired tax, securities law or other objectives for eligible employees of the Company or one or more of the Company’s Corporate Affiliates or Designated Affiliates in particular locations outside the United States.

II.	DEFINITIONS

For purposes of administration of the Plan, the following terms shall have the meanings indicated:

Addenda means the rules, procedures or sub-plans, if any, adopted by the Plan Administrator as a part of the Sub-Plan, pursuant to which purchase rights that do not satisfy the requirements for “employee stock purchase plans” that are set forth under Code Section 423 may be granted to eligible employees in particular locations outside the United States pursuant to Section V of the Sub-Plan.

Board means the Board of Directors of the Company.

Cisco Entity means the Company or any person or entity controlling, controlled by or under common control with the Company or any person or entity with which joint enterprises are carried on or in which the Company has an interest.

Company means Cisco Systems, Inc., a California corporation, and any corporate successor to all or substantially all of the assets or voting stock of Cisco Systems, Inc. which shall by appropriate action adopt the Plan.

Corporate Affiliate means any company which is either the parent corporation or a subsidiary corporation of the Company (as determined in accordance with Code Section 424), including any parent or subsidiary corporation which becomes such after the Effective Date.

Designated Affiliate means any corporation, partnership, joint venture or other business entity in which the Company owns, directly or indirectly, stock or a capital or profit interest and with respect to which the Company possesses the power to direct or cause the direction of the management and policies, which shall be designated by the Plan Administrator as participating in the Plan and the Sub-Plan pursuant to an Addendum that is not intended to qualify under Code Section 423.

Effective Date means the date shareholders of the Company approve this amendment and restatement.

Eligible Earnings means (i) the regular basic earnings paid to a Participant by one or more Cisco Entities, (ii) any salary deferral contributions made on behalf of the Participant to a Code Section 401(k) Plan, Code Section 125 Plan or any nonqualified deferred compensation plan plus (iii) overtime payments, bonuses and commissions. There shall be excluded from the calculation of Eligible Earnings: (I) all distributions from profit-sharing, nonqualified deferred compensation, welfare benefits and other employee benefit plans and other incentive-type payments and (II) all contributions (other than salary deferral contributions made to a Code Section 401(k) Plan, Code Section 125 Plan, or any nonqualified deferred compensation plan) made by the Company or any other Cisco Entity for the Participant’s benefit under any employee benefit or welfare plan now or hereafter established.

Employee means any person employed by the Company or any other Participating Company within the meaning of Code Section 3401(c).

Participant means any Employee of a Participating Company who is actively participating in the Plan.

Participating Company means the Company and such Corporate Affiliate or Affiliates as may be designated from time to time by the Plan Administrator.

Stock means shares of the common stock of the Company.

Sub-Plan means the Company’s International Employee Stock Purchase Plan, as amended and restated.

III.	ADMINISTRATION

The Plan shall be administered by the Board or by a committee (the “Committee”) comprised of at least two or more Board members appointed from time to time by the Board (the “Plan Administrator”). The Plan Administrator (whether the Board or the Committee) shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan, to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423 and to adopt Addenda designed to achieve desired tax, securities law or other objectives for eligible employees of the Company or one or more of the Company’s Corporate Affiliates or Designated Affiliates in

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particular locations outside the United States. Decisions of the Plan Administrator (or its designate) shall be final and binding on all parties who have an interest in the Plan.

IV.	PURCHASE PERIODS

(a) Stock shall be offered for purchase under the Plan through a series of successive purchase periods until such time as (i) the maximum number of shares of Stock available for issuance under the Plan and the Sub-Plan shall have been purchased or (ii) the Plan shall have been sooner terminated in accordance with Article IX.

(b) Under no circumstances shall any purchase rights granted under the Plan be exercised, nor shall any shares of Stock be issued hereunder, until such time as (i) the Plan shall have been approved by the Company’s shareholders and (ii) the Company shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which the Stock is listed and all other applicable requirements established by law or regulation.

(c) The Plan shall be implemented in a series of consecutive purchase periods, each to be of such duration (not to exceed twenty-four (24) months per purchase period) as determined by the Plan Administrator prior to the commencement date of the purchase period. Purchase periods may commence at any time as determined by the Plan Administrator, including at quarterly or semi-annual intervals over the term of the Plan. The Plan Administrator will announce the date each purchase period will commence and the duration of that purchase period in advance of the first day of such purchase period.

(d) The Participant shall be granted a separate purchase right for each purchase period in which he/she participates. The purchase right shall be granted on the first day of the purchase period and shall be automatically exercised on the last U.S. business day of that purchase period or any earlier day the purchase right is to be exercised hereunder.

(e) An Employee may participate in only one purchase period at a time. Accordingly, an Employee who wishes to join a new purchase period must withdraw from the current purchase period in which he/she is participating prior to the last day of the current purchase period in which the Employee participates and must also enroll in the new purchase period prior to the start date of that new purchase period at such time and in such manner as the Plan Administrator, in its discretion, requires. The Plan Administrator, in its discretion, may require an Employee who withdraws from one purchase period to wait one full purchase period before re-enrolling in a new purchase period under the Plan.

V.	ELIGIBILITY AND PARTICIPATION

(a) Each individual who is an Employee of a Participating Company on the commencement date of any purchase period under the Plan shall be eligible to participate in the Plan for that purchase period. The Plan Administrator may, in its discretion, limit the Employees who are eligible to participate in the Plan to those Employees who are regularly scheduled to work more than twenty (20) hours per week or more than five (5) months per calendar year.

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(b) In order to participate in the Plan for a particular purchase period, the Employee must complete the enrollment forms prescribed by the Plan Administrator (including a purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) no later than the day designated by the Plan Administrator in its discretion.

(c) The payroll deduction authorized by a Participant for purposes of acquiring Stock under the Plan may be any multiple of 1% of the Eligible Earnings of the Participant during the period the purchase right remains outstanding, up to a maximum equal to the lesser of (i) 10% of the Participant’s Eligible Earnings per purchase right and (ii) 100% of the Participant’s Eligible Earnings that remain after subtracting all other amounts that are to be deducted or withheld from such Eligible Earnings per purchase right. The limitations of clause (ii) above in this Section V(c) shall only apply to this Plan and not to the Sub-Plan. The deduction rate so authorized shall continue in effect for the entire period the purchase right remains outstanding, unless the Participant shall, prior to the end of the purchase period for which the purchase right will remain in effect, reduce such rate by filing the appropriate form with the Plan Administrator (or its designate). The reduced rate shall become effective as soon as practicable following the filing of such form. Payroll deductions, however, will automatically cease upon the termination of the Participant’s purchase right in accordance with Sections VII(d) or (e) below.

VI.	STOCK SUBJECT TO PLAN

(a) The Stock purchasable by Participants under the Plan shall be authorized but unissued Stock. The total number of shares which may be issued under the Plan and the Sub-Plan attached hereto as Exhibit A including any Addenda, in the aggregate shall not exceed 621,400,000 shares (subject to adjustment under subparagraph (b) below). Such share reserve includes the 150,000,000 share increase approved by the Compensation Committee of the Board on July 29, 2014 and subject to the approval of the shareholders at the 2014 Annual Meeting.

(b) In the event any change is made to the Stock purchasable under the Plan by reason of (I) any merger, consolidation or reorganization or (II) any stock dividend, stock split, recapitalization, combination of shares or other change affecting the outstanding Stock as a class without the Company’s receipt of consideration, then unless such change occurs in connection with a Section VII(k) transaction, appropriate adjustments shall be made by the Plan Administrator to (i) the class and maximum number of shares issuable in the aggregate over the term of the Plan and the Sub-Plan, (ii) the class and maximum number of shares purchasable per Participant on any one purchase date, and (iii) the class and number of shares and the price per share of the Stock subject to each purchase right at the time outstanding under the Plan.

VII.	PURCHASE RIGHTS

An Employee who participates in the Plan for a particular purchase period shall have the right to purchase Stock upon the terms and conditions set forth below and shall execute a purchase agreement embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

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(a) Purchase Price. The U.S. Dollar purchase price per share shall be at least equal to the lesser of (i) 85% of the fair market value per share of Stock on the date on which the purchase right is granted or (ii) 85% of the fair market value per share of Stock on the date the purchase right is exercised. For purposes of determining such fair market value (and for all other valuation purposes under the Plan), the fair market value per share of Stock on any relevant date shall be the closing selling price per share on such date, as officially quoted on the principal exchange on which the Stock is at the time traded or, if not traded on any such exchange, the closing selling price per share of the Stock on such date, as reported on the Nasdaq National Market. If there are no sales of Stock on such day, then the closing selling price for the Stock on the next preceding day for which there does exist such quotation shall be determinative of fair market value.

(b) Number of Purchasable Shares. The number of shares purchasable by a Participant upon the exercise of an outstanding purchase right shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during each purchase period the purchase right remains outstanding by the purchase price in effect for that purchase period. Any remaining amount in the Participant’s account shall be automatically refunded to the Participant. However, the maximum number of shares purchasable by any Participant on any one purchase date shall not exceed 22,500 shares (subject to adjustment under Section VI(b)), and any amount not applied to the purchase of Stock on behalf of a Participant by reason of such limitation shall be refunded to that Participant.

Under no circumstances shall purchase rights be granted under the Plan to any Employee if such Employee would, immediately after the grant, own (within the meaning of Code Section 424(d)), or hold outstanding options or other rights to purchase, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its Corporate Affiliates.

In addition, the accrual limitations of Section VIII shall apply to all purchase rights.

(c) Payment. Payment for Stock purchased under the Plan shall be effected by means of the Participant’s authorized payroll deductions. Such deductions shall begin on the first pay day coincident with or immediately following the commencement date of the relevant purchase period and, unless terminated earlier pursuant to Sections VII(d) or (e) below, shall terminate with the pay day ending with or immediately prior to the last day of the purchase period. The amounts so collected shall be credited to the book account maintained by the Company on the Participant’s behalf under the Plan, but no interest shall be paid on the balance from time to time outstanding in such book account. The amounts collected from a Participant may be commingled with the general assets of the Company and may be used for general corporate purposes.

(d) Withdrawal from Purchase Period.

(i) A Participant may withdraw from a purchase period by filing the prescribed notification form with the Plan Administrator (or its designate) on or prior to the date

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required by the Plan Administrator in its discretion. No further payroll deductions shall be collected from the Participant with respect to that purchase period, and the Participant shall have the following election with respect to any payroll deductions for the purchase period collected prior to the withdrawal date: (A) have the Company refund, in the currency originally collected, the payroll deductions which the Participant made under the Plan during that purchase period or (B) have such payroll deductions held for the purchase of shares at the end of such purchase period. If no such election is made, then such payroll deductions shall automatically be refunded at the end of such purchase period, in the currency originally collected.

(ii) The Participant’s withdrawal from a particular purchase period shall be irrevocable and shall also require the Participant to re-enroll in the Plan (by making a timely filing of a new purchase agreement and payroll deduction authorization) if the Participant wishes to resume participation in a subsequent purchase period.

(e) Termination of Employment/Leave of Absence. Except as provided in Section VII(l) below, if a Participant ceases to remain an Employee while his/her purchase right remains outstanding, then such purchase right shall immediately terminate and all sums previously collected from the Participant during the purchase period in which such termination occurs shall be promptly refunded to the Participant. However, should the Participant die or become permanently disabled while in Employee status or should the Participant cease active service by reason of a leave of absence, then the Participant (or the person or persons to whom the rights of the deceased Participant under the Plan are transferred by will or by the laws of descent and distribution) shall have the election, exercisable up until the end of the purchase period in which the Participant dies or becomes permanently disabled or in which the leave of absence commences, to (i) withdraw all the funds in the Participant’s payroll account at the time of his/her cessation of Employee status or the commencement of such leave or (ii) have such funds held for the purchase of shares at the end of such purchase period. If no such election is made, then such funds shall automatically be held for the purchase of shares at the end of such purchase period. In no event, however, shall any further payroll deductions be added to the Participant’s account for amounts paid following his/her cessation of Employee status or the commencement of such leave unless such amounts were earned prior to the commencement of such leave. Should the Participant return to active service (x) within ninety (90) days following the commencement of his/her leave of absence or (y) prior to the expiration of any longer period for which such Participant’s right to reemployment with the Company is guaranteed by statute or contract, then his/her payroll deductions under the Plan shall automatically resume upon his/her return at the rate in effect at the time the leave began, and if a new purchase period begins during the period of the leave, then the Participant will automatically be enrolled in that purchase period at the rate of payroll deduction in effect for him/her at the time the leave commenced, but payroll deductions for that purchase period shall not actually begin until the Participant returns to active service. However, an individual who returns to active employment following a leave of absence that exceeds in duration the applicable (x) or (y) time period will be treated as a new Employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before the start date of any subsequent purchase period in which he or she wishes to participate.

For purposes of the Plan: (a) a Participant shall be considered to be an Employee for so long as such Participant remains in the active employ of the Company or any other

6

Participating Company under the Plan, and (b) a Participant shall be deemed to be permanently disabled if he/she is unable, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of at least twelve (12) months, to engage in any substantial gainful employment.

(f) Stock Purchase. The Stock subject to the purchase right of each Participant (other than Participants whose purchase rights have previously terminated in accordance with Sections VII(d) or (e) above) shall be automatically purchased on the Participant’s behalf on the last U.S. business day of the purchase period for which such purchase right remains outstanding. The purchase shall be effected by applying the amount credited to each Participant’s book account, as converted into U.S. Dollars if necessary, on the last U.S. business date of the purchase period to the purchase of whole shares of Stock (subject to the limitations on the maximum number of purchasable shares set forth in Section VII(b)) at the purchase price in effect for such purchase period.

(g) Proration of Purchase Rights. Should the total number of shares of Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan and the Sub-Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and any amounts credited to the accounts of Participants shall, to the extent not applied to the purchase of Stock, be refunded to the Participants, in the currency originally collected.

(h) Shareholder Rights. A Participant shall have no rights as a shareholder with respect to shares covered by the purchase rights granted to the Participant under the Plan until the shares are actually purchased on the Participant’s behalf in accordance with Section VII(f). No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the purchase date.

(i) ESPP Broker Account. The shares purchased on behalf of each Participant shall be deposited directly into a brokerage account which the Company shall establish for the Participant at a Company-designated brokerage firm. The account will be known as the ESPP Broker Account. The Plan Administrator may adopt such policies and procedures for the Plan as it determines is appropriate, including policies and procedures regarding the transfer of shares from a Participant’s ESPP Broker Account before those shares have been held for the requisite period necessary to avoid a disqualifying disposition of such shares under the U.S. Federal tax laws.

(j) Assignability. No purchase rights granted under the Plan shall be assignable or transferable by a Participant other than by will or by the laws of descent and distribution, and during the Participant’s lifetime the purchase rights shall be exercisable only by the Participant.

(k) Merger or Liquidation of Company. In the event the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected

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primarily to change the State in which the Company is incorporated, a merger or consolidation with a wholly-owned Subsidiary, or any other transaction in which there is no substantial change in the shareholders of the Company or their relative stock holdings, regardless of whether the Company is the surviving corporation) or in the event the Company is liquidated, then all outstanding purchase rights under the Plan shall automatically be exercised immediately prior to the consummation of such sale, merger, reorganization or liquidation by applying all sums previously collected from Participants during the purchase period of such transaction to the purchase of whole shares of Stock, subject, however, to the applicable limitations of Section VII(b).

(l) Acquisitions and Dispositions. The Plan Administrator may, in its sole and absolute discretion and in accordance with principles under Code Section 423, create special purchase periods for individuals who become Employees solely in connection with the acquisition of another company or business by merger, reorganization or purchase of assets and may provide for special purchase dates for Participants who will cease to be Employees solely in connection with the disposition of all or a portion of any Participating Company or a portion of the Company, which purchase periods and purchase rights granted pursuant thereto shall, notwithstanding anything stated herein, be subject to such terms and conditions as the Plan Administrator considers appropriate in the circumstances.

VIII.	ACCRUAL LIMITATIONS

(a) No Participant shall be entitled to accrue rights to acquire Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (I) Stock rights accrued under other purchase rights outstanding under this Plan and (II) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Company or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand U.S. Dollars (US$25,000) worth of stock of the Company or any Corporate Affiliate (determined on the basis of the fair market value of such stock on the date or dates such rights are granted to the Participant) for each calendar year such rights are at any time outstanding.

(b) For purposes of applying the accrual limitations of Section VIII(a), the right to acquire Stock pursuant to each purchase right outstanding under the Plan shall accrue as follows:

(i) The right to acquire Stock under each such purchase right shall accrue as and when the purchase right first becomes exercisable on the last U.S. business day of each purchase period the right remains outstanding.

(ii) No right to acquire Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Twenty-Five Thousand U.S. Dollars (US$25,000) worth of Stock (determined on the basis of the fair market value on the date or dates of grant) pursuant to one or more purchase rights held by the Participant during such calendar year.

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(iii) If by reason of the Section VIII(a) limitations, one or more purchase rights of a Participant do not accrue for a particular purchase period, then the payroll deductions which the Participant made during that purchase period with respect to such purchase rights shall be promptly refunded in the currency originally collected.

(c) In the event there is any conflict between the provisions of this Article VIII and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article VIII shall be controlling.

IX.	AMENDMENT AND TERMINATION

(a) The Board or the Compensation Committee of the Board may from time to time alter, amend, suspend or discontinue the Plan; provided, however, that no such action shall adversely affect purchase rights at the time outstanding under the Plan unless necessary or desirable to comply with any applicable law, regulation or rule; and provided, further, that no such action of the Board or the Compensation Committee of the Board may, without the approval of the shareholders of the Company, increase the number of shares issuable under the Plan (other than adjustments pursuant to Sections VI(b) and VII(b)), alter the purchase price formula so as to reduce the purchase price specified in the Plan, or materially modify the requirements for eligibility to participate in the Plan.

(b) Without shareholder approval and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Plan Administrator shall be entitled to, in addition to, and without limitation with respect to, what is permitted pursuant to Section IX(a), cancel or change the purchase periods, limit the frequency and/or number of changes in the amount withheld during a purchase period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed enrollment forms, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Stock for each Participant properly correspond with amounts withheld from the Participant’s Eligible Earnings, and establish such other limitations or procedures as the Plan Administrator determines in its sole discretion advisable which are consistent with the Plan.

X.	GENERAL PROVISIONS

(a) The Plan shall terminate upon the earlier of (i) January 3, 2020 or (ii) the date on which all shares available for issuance under the Plan and the Sub-Plan shall have been sold pursuant to purchase rights exercised under the Plan and the Sub-Plan.

(b) All costs and expenses incurred in the administration of the Plan shall be paid by the Company.

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(c) Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Board or the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company or any Corporate Affiliate for any period of specific duration, and such person’s employment may be terminated at any time, with or without cause.

(d) The provisions of the Plan shall be governed by the laws of the State of California, without resort to that State’s conflicts-of-laws rules.

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Exhibit A

Cisco Systems, Inc.

International Employee Stock Purchase Plan

CISCO SYSTEMS, INC.

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

(Sub-Plan of the Cisco Systems, Inc. Employee Stock Purchase Plan)

(As Amended and Restated Effective as of                             )

I.	PURPOSE

The Cisco Systems, Inc. International Employee Stock Purchase Plan, a sub-plan of the Cisco Systems, Inc. Employee Stock Purchase Plan (the “Sub-Plan”) is intended to provide eligible employees of the Company’s Foreign Subsidiaries with the opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Company’s common stock at periodic intervals. Purchase rights granted under the Sub-Plan are intended to qualify under Code Section 423 (although the Company makes no undertaking or representation to maintain such qualification), except as may otherwise be provided through an Addenda to the Sub-Plan.

All provisions of this Sub-Plan shall be governed by the U.S. Plan, except as otherwise provided herein.

The Sub-Plan became effective on the designated Effective Date.

II.	DEFINITIONS

The definitions provided in Article II of the U.S. Plan shall govern the Sub-Plan, except the following terms shall have the meanings indicated:

Code means the U.S. Internal Revenue Code of 1986, as amended.

Eligible Earnings means the regular basic earnings paid to a Participant by one or more Foreign Subsidiaries or Cisco Entities, plus overtime payments, bonuses, commissions and 13th/14th month payments or similar concepts under local law. There shall be excluded from the calculation of Earnings: (I) all profit-sharing distributions and other incentive-type payments including income from equity incentive awards and (II) all contributions made by any Foreign Subsidiary or any other Cisco Entity for the Participant’s benefit under any employee benefit or welfare plan now or hereafter established.

Effective Date means the date shareholders of the Company approve the amendment and restatement of the Plan including this Sub-Plan; provided, however, that any Foreign Subsidiary which is selected by the Plan Administrator to participate in this Sub-Plan after November 20, 2014 shall designate a subsequent Effective Date with respect to its Participants.

Employee shall have the meaning set forth in the U.S. Plan, except as may be provided by any Addenda to the Sub-Plan.

Foreign Subsidiary shall mean any Corporate Affiliate or Designated Affiliate located outside the United States which is selected by the Plan Administrator to participate in this Sub-Plan. Designated Affiliates may participate in the Sub-Plan only pursuant to Addenda to the Sub-Plan.

Participant means any Employee of a Foreign Subsidiary who is actively participating in the Sub-Plan.

U.S. Plan shall mean the Company’s Employee Stock Purchase Plan, as amended and restated.

III.	ADMINISTRATION

The Sub-Plan shall be administered in accordance with the provisions of Article III of the U.S. Plan.

IV.	PURCHASE PERIODS

Purchase periods may commence at any time as determined by the Plan Administrator, including at quarterly or semi-annual intervals over the term of the Sub-Plan.

V.	ELIGIBILITY AND PARTICIPATION

(a) Except as provided in an Addenda or to the extent the Plan Administrator exercises its discretion under Article V(a) of the U.S. Plan to limit participation in the Plan or the Sub-Plan to those Employees who are regularly scheduled to work more than twenty (20) hours per week or more than five (5) months per calendar year, each individual who is an Employee of a Foreign Subsidiary on the commencement date of any purchase period under the Sub-Plan shall be eligible to participate in the Sub-Plan for that purchase period.

(b) In order to participate in the Sub-Plan for a particular purchase period, the Employee must complete the enrollment forms prescribed by the Plan Administrator (including a purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) no later than the day designated by the Plan Administrator in its discretion.

VI.	STOCK SUBJECT TO THE SUB-PLAN

The Stock purchasable by Participants under the Sub-Plan (including any Addenda thereto) shall be made available from shares reserved under the U.S. Plan and any shares issued under the Sub-Plan will reduce, on a share-for-share basis, the number of shares of Stock available for subsequent issuance under the U.S. Plan.

VII.	PURCHASE RIGHTS

An Employee who participates in the Sub-Plan for a particular purchase period shall have the right to purchase Stock upon the terms and conditions set forth below and shall execute a purchase agreement embodying such terms and conditions and such other provisions as the Plan Administrator may deem advisable.

(a) Purchase Price. The U.S. Dollar purchase price shall be determined in accordance with the provisions of Section VII(a) of the U.S. Plan.

(b) Number of Purchasable Shares. The number of shares purchasable by a Participant shall be determined in accordance with the provisions of Section VII(b) of the U.S. Plan.

(c) Payment. Except to the extent otherwise determined by the Plan Administrator or any Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan, payment for Stock purchased under the Sub-Plan shall be effected by means of the Participant’s authorized payroll deductions. Such deductions shall begin on the first pay day coincident with or immediately following the commencement date of the relevant purchase period and, unless terminated earlier pursuant to Sections VII (e) or (f) below, shall terminate with the pay day ending with or immediately prior to the last day of the purchase period. The amounts so collected shall be credited to the Participant’s individual book account under the Sub-Plan, initially in the currency in which paid by the Foreign Subsidiary until converted into U.S. Dollars. Accordingly, all purchases of Stock under the Sub-Plan are to be made with the U.S. Dollars into which the payroll deductions for the purchase period or other approved contributions have been converted. No interest shall be paid on the balance from time to time outstanding in the book account maintained for the Participant, except as otherwise required by law and as set forth in an Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan. The amounts collected from a Participant may be commingled with the general assets of the Company or the Foreign Subsidiary and may be used for general corporate purposes, except as otherwise required by law and as set forth in an Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan.

(d) Conversion into U.S. Dollars. For purposes of determining the number of shares purchasable by a Participant, the payroll deductions or other approved contributions credited to each Participant’s book account during each purchase period shall be converted into U.S. Dollars on the purchase date for that purchase period on the basis of the exchange rate in effect on such date. The Plan Administrator shall have the absolute discretion to determine the applicable exchange rate to be in effect for each purchase date by any reasonable method (including, without limitation, the exchange rate actually used by the Company for its intra-Company financial transactions for the month of such transfer). Any changes or fluctuations in the exchange rate at which the payroll deductions or other approved contributions collected on the Participant’s behalf are converted into U.S. Dollars on each purchase date shall be borne solely by the Participant.

(e) Withdrawal from Purchase Period. Except to the extent provided by any Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan, withdrawal from a purchase period shall be governed in accordance with the provisions of Section VII(e) of the U.S. Plan.

(f) Termination of Employment/Leave of Absence. Except as otherwise provided under Sections VII(g) or (o) below, if a Participant ceases to remain an Employee while his/her purchase right remains outstanding, then such purchase right shall immediately terminate and all sums previously collected from the Participant during the purchase period in which such termination occurs shall be promptly refunded to the Participant in the currency in which paid by the Foreign Subsidiary. However, should the Participant die or become permanently disabled while in Employee status or should the Participant cease active service by reason of a leave of absence, then the Participant (or the person or persons to whom the rights of the deceased Participant under the Sub-Plan are transferred by will or by the laws of descent and distribution) shall have the election, exercisable up until the end of the purchase period in which the Participant dies or becomes permanently disabled or in which the leave of absence commences, to (i) withdraw all the funds in the Participant’s payroll account at the time of his/her cessation of Employee status or the commencement of such leave, with the withdrawn funds to be paid in the same currency in which paid by the Foreign Subsidiary, or (ii) have such funds held for the purchase of shares at the end of such purchase period. If no such election is made, then such funds shall automatically be held for the purchase of shares at the end of such purchase period. In no event, however, shall any further payroll deductions or other contributions be added to the Participant’s account for amounts paid following his/her cessation of Employee status or the commencement of such leave unless such amounts were earned prior to the commencement of such leave, except as otherwise required by any applicable law, regulation or rule and as set forth in an Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan. Should the Participant return to active service (x) within ninety (90) days following the commencement of his/her leave of absence or (y) prior to the expiration of any longer period for which such Participant’s right to reemployment with the Foreign Subsidiary is guaranteed by statute or contract, then his/her payroll deductions or other contributions under the Sub-Plan shall automatically resume upon his/her return at the rate in effect at the time the leave began, and if a new purchase period begins during the period of the leave, then the Participant will automatically be enrolled in that purchase period at the rate of payroll deduction in effect for him/her at the time the leave commenced, but payroll deductions or approved contributions for that purchase period shall not actually begin until the Participant returns to active service. However, an individual who returns to active employment following a leave of absence that exceeds in duration the applicable (x) or (y) time period will be treated as a new Employee for purposes of subsequent participation in the Sub-Plan and must accordingly re-enroll in the Sub-Plan (by making a timely filing of the prescribed enrollment forms) on or before the start date of any subsequent purchase period in which he or she wishes to participate.

For purposes of the Sub-Plan: (a) a Participant shall be considered to be an Employee for so long as such Participant remains in the active employ of a Foreign Subsidiary, and (b) a Participant shall be deemed to be permanently disabled if he/she is unable, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of at least twelve (12) months, to engage in any substantial gainful employment.

(g) Transfer of Employment. In the event that, during a purchase period, (i) a Participant who is an Employee of a Foreign Subsidiary is transferred and becomes an Employee of the Company; or (ii) a Participant who is an Employee of a Foreign Subsidiary participating in an Addenda to the Sub-Plan is transferred and becomes an Employee of a Foreign Subsidiary participating in the Sub-Plan (absent any Addenda thereto), such individual shall remain a Participant in the Sub-Plan or the Addenda to the Sub-Plan, as applicable, and payroll deductions or other approved contributions shall continue to be collected until the next purchase date as if the Participant had remained an Employee of the Foreign Subsidiary employing such Participant at the commencement of the purchase period in which the Participant’s transfer of employment occurred.

In the event that, during a purchase period, (i) an Employee of the Company who is a participant in the U.S. Plan is transferred and becomes an Employee of a Foreign Subsidiary; or (ii) a Participant who is an Employee of a Foreign Subsidiary participating in the Sub-Plan is transferred and becomes an Employee of a Foreign Subsidiary participating in an Addenda to the Sub-Plan, such individual shall automatically become a Participant under the Sub-Plan or the Addenda to the Sub-Plan applicable to the Foreign Subsidiary to which he or she has transferred for the duration of the purchase period in effect at that time under the Sub-Plan or the Addenda, as applicable, and the balance in such individual’s book account maintained under the U.S. Plan or the Sub-Plan prior to the transfer of employment shall be transferred as a balance to a book account opened for such individual under the Sub-Plan or the Addenda, as applicable. Such balance, together with all other payroll deductions or other approved contributions collected from such individual by the Foreign Subsidiary to which the Participant has transferred for the remainder of the purchase period under the Sub-Plan or Addenda, as applicable, (as converted into U.S. Dollars), shall be applied on the next purchase date to the purchase of Stock under the Sub-Plan or Addenda, as applicable.

Any Employee of the Company who transfers into or out of a location outside of the United States during a purchase period shall be treated as consistently as possible with the concepts set forth above, as determined in the sole discretion of the Company.

(h) Stock Purchase. Except to the extent provided by any Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan, the purchase of shares of Stock shall be governed by the provisions of Section VII(f) of the U.S. Plan.

(i) Proration of Purchase Rights. Except to the extent provided by any Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan, the proration of purchase rights shall be governed by Section VII(g) of the U.S. Plan.

(j) Shareholder Rights. Shareholder rights shall be governed by Section VII(h) of the U.S. Plan.

(k) ESPP Broker Account. Except to the extent provided by any Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an

Addenda to the Sub-Plan, the ESPP Broker Account shall be governed by Section VII(i) of the U.S. Plan.

(l) Additional Restrictions on Transfer/Sale of Shares to Comply with Local Law. In order to comply with local law (including, without limitation, local securities and foreign exchange laws), the Company may require a Participant to retain the shares purchased on his or her behalf in the Participant’s ESPP Broker Account until the sale of such shares. Any Addenda to the Sub-Plan (or purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan) may also provide for the immediate sale of shares acquired by a Participant on the purchase date.

(m) Assignability. Except to the extent provided by any Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan, the assignability of purchase rights shall be governed by Section VII(j) of the U.S. Plan.

(n) Merger or Liquidation of Company. In the event the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Company is incorporated, a merger or consolidation with a wholly-owned subsidiary, or any other transaction in which there is no substantial change in the shareholders of the Company or their relative stock holdings, regardless of whether the Company is the surviving corporation) or in the event the Company is liquidated, then all outstanding purchase rights under the Sub-Plan shall automatically be exercised immediately prior to the consummation of such sale, merger, reorganization or liquidation by applying all sums previously collected from Participants during the purchase period of such transaction, as converted into U.S. Dollars, to the purchase of whole shares of Stock, subject, however, to the applicable limitations of Section VII(b). Payroll deductions or other approved contributions not yet converted into U.S. Dollars at the time of such transaction shall be converted from the currency in which paid by the Foreign Subsidiary into U.S. Dollars on the basis of the exchange rate in effect at the time of such transaction, and the applicable limitation on the number of shares of Stock purchasable per Participant shall continue to apply to each purchase. Should the Company sell or otherwise dispose of its ownership interest in any Foreign Subsidiary participating in the Sub-Plan, whether through merger or sale of all or substantially all of the assets or outstanding capital stock of that Foreign Subsidiary, then a similar exercise of outstanding purchase rights shall be effected immediately prior to the effective date of such disposition, but only to the extent those purchase rights are attributable to the Employees of such Foreign Subsidiary.

(o) Acquisitions and Dispositions. The Plan Administrator may, in its sole and absolute discretion, create special purchase periods for individuals who become Employees solely in connection with the acquisition of another company or business by merger, reorganization or purchase of assets and may provide for special purchase dates for Participants who cease to be Employees solely in connection with the disposition of a portion of any Foreign Subsidiary, which purchase periods and purchase rights granted pursuant thereto shall, notwithstanding anything stated herein, be subject to such terms and conditions as the Plan Administrator considers appropriate in the circumstances.

(p) Tax, Withholding and Other Required Deductions. At the time a Participant’s purchase right or the shares of Stock acquired pursuant to such purchase right is subject to tax or any other mandatory deduction, the Participant shall make adequate provision for all applicable tax obligations, withholding obligations or other mandatory deductions, if any, of the Participant, the Company and/or Foreign Subsidiary. The Company and/or the Foreign Subsidiary may, but shall not be obligated to, withhold from the Participant’s compensation or any other payments due the Participant the amount necessary to meet such tax obligations, withholding obligations or mandatory deductions or withhold from the proceeds of the sale of shares of Stock or any other method of withholding the Company and/or the Foreign Subsidiary deems appropriate. The Company and/or the Foreign Subsidiary shall have the right to take such other action as may be necessary in the opinion of the Company or the Foreign Subsidiary to satisfy such tax obligations, withholding obligations or mandatory deductions.

VIII.	ACCRUAL LIMITATIONS

Except to the extent provided by any Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan, accrual limitations are governed by Article VIII of the U.S. Plan.

IX.	AMENDMENT AND TERMINATION

The amendment and termination of the Sub-Plan are governed by Article IX of the U.S. Plan; provided, however, an Addenda may be altered, amended, suspended or discontinued by the Board or the Compensation Committee of the Board.

X.	GENERAL PROVISIONS

(a) All costs and expenses incurred in the administration of the Sub-Plan shall be paid by the Company or the Foreign Subsidiary.

(b) Neither the action of the Company in establishing the Sub-Plan, nor any action taken under the Sub-Plan by the Board or the Plan Administrator, nor any provision of the Sub-Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company or any Foreign Subsidiary for any period of specific duration, and such person’s employment may be terminated at any time, with or without cause.

(c) Additional or different provisions for individual Foreign Subsidiaries may be incorporated in one or more Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, in which case such documents shall constitute Addenda to the Sub-Plan. Such Addenda shall have full force and effect with respect to the Foreign Subsidiaries to which they apply. In the event of a conflict between the provisions of such an Addenda and one or more other provisions of the Sub-Plan, the provisions of the Addenda shall be controlling. Except as otherwise indicated in the Sub-Plan or an Addenda, purchase rights that are subject to Addenda will operate and be administered in the same manner as all other purchase rights granted under the Sub-Plan.

(d) The provisions of the Sub-Plan and any Addenda thereto shall be governed by the laws of the State of California without resort to that State’s conflicts-of-laws rules, unless provided otherwise by the Plan Administrator.

CISCO

CISCO SYSTEMS, INC.

C/O PROXY SERVICES

P.O. BOX 9142

FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M78579-P55685

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

CISCO SYSTEMS, INC.

The Board of Directors recommends you vote FOR

Proposals 1, 2, 3 and 4:

1. Election of Directors

For Against Abstain

Nominees:

1a. Carol A. Bartz

1b. M. Michele Burns

1c. Michael D. Capellas

1d. John T. Chambers

1e. Brian L. Halla

1f. Dr. John L. Hennessy

1g. Dr. Kristina M. Johnson

1h. Roderick C. McGeary

1i. Arun Sarin

1j. Steven M. West

For Against Abstain

2. Approval of amendment and restatement of the Employee Stock Purchase Plan.

3. Approval, on an advisory basis, of executive compensation.

4. Ratification of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for fiscal 2015.

The Board of Directors recommends you vote AGAINST Proposals 5, 6 and 7 submitted by shareholders:

5. Approval to recommend that Cisco establish a Public Policy Committee of the Board.

6. Approval to request the Board to amend Cisco’s governing documents to allow proxy access for specified categories of shareholders.

7. Approval to request Cisco to provide a semiannual report on political-related contributions and expenditures.

To act upon such other matters as may properly come before the annual meeting or any adjournment or postponement thereof.

Please indicate if you plan to attend this meeting.

Yes No

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M78580-P55685

Cisco

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 20, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the shareholders’ annual meeting to be held November 20, 2014 and the proxy statement, and appoints John T. Chambers and Frank A. Calderoni or either of them the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Cisco Systems, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of Cisco to be held on November 20, 2014 at 9:00 a.m. Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE TEN NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS, FOR PROPOSALS 2, 3 AND 4, AND AGAINST PROPOSALS 5, 6 AND 7. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side